UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.             )

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Staples, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702
______________________________________________________________________

Notice of Annual Meeting of Stockholders to be held
on June 4, 2012
______________________________________________________________________

The Annual Meeting of Stockholders of Staples, Inc. will be held at The Ritz Carlton, 181 Wellington Street West, Toronto, Ontario, Canada on June 4, 2012 at 4:00 p.m., local time, to consider and act upon the following matters:

(1)	To elect twelve members of the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected or appointed.

(2)	To approve an Amendment to the Company's Restated Certificate of Incorporation to allow stockholder action by majority written consent, as described in the accompanying proxy statement.

(3)	To approve, on an advisory basis, named executive officer compensation.

(4)	To approve the Company's Amended and Restated Long Term Cash Incentive Plan.

(5)	To approve the Company's Amended and Restated Executive Officer Incentive Plan.

(6)	To approve the Company's 2012 Employee Stock Purchase Plan.

(7)	To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples' independent registered public accounting firm for the current fiscal year.

(8)	To act on a stockholder proposal, if properly presented.

(9)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on April 9, 2012 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Cynthia Pevehouse, Corporate Secretary
Framingham, Massachusetts April [23], 2012
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON THE FIRST PAGE OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.
"STREET NAME" HOLDERS WHO PLAN TO ATTEND THE MEETING WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING THEIR STOCK OWNERSHIP IN STAPLES, INC. AS OF THE RECORD DATE.

Table of Contents

Page
INTRODUCTION	1
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
BENEFICIAL OWNERSHIP OF COMMON STOCK	6
CORPORATE GOVERNANCE	7
Highlights	7
Director Independence	9
Certain Related Business Transactions and Other Disclosures	9
Board Leadership Structure	10
Meetings and Committees of our Board	11
Risk Oversight by the Board of Directors	13
Diversity	14
Director Candidates	14
Communicating with our Board	14
ITEM 1: ELECTION OF DIRECTORS	16
DIRECTOR COMPENSATION	22
ITEM 2: PROPOSAL TO APPROVE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDER ACTION BY MAJORITY WRITTEN CONSENT	25
EXECUTIVE COMPENSATION	26
Compensation Discussion and Analysis ("CD&A")	26
Compensation Committee Report	41
Summary Compensation Table	41
Grants of Plan-Based Awards for 2011 Fiscal Year	43
Outstanding Equity Awards at 2011 Fiscal Year End	45
Option Exercises and Stock Vested During 2011 Fiscal Year	48
NonQualified Deferred Compensation for 2011 Fiscal Year	48
Termination Scenarios at 2011 Fiscal Year End	49
Equity Compensation Plan Information at 2011 Fiscal Year End	54
Compensation Committee Interlocks and Insider Participation	55
Section 16(a) Beneficial Ownership Reporting Compliance	55
ITEM 3: PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION	56
INTRODUCTION TO ITEMS 4 AND 5	58
ITEM 4: PROPOSAL TO APPROVE AMENDED AND RESTATED LONG TERM CASH INCENTIVE PLAN	59
ITEM 5: PROPOSAL TO APPROVE AMENDED AND RESTATED EXECUTIVE OFFICER INCENTIVE PLAN	63
ITEM 6: PROPOSAL TO APPROVE 2012 EMPLOYEE STOCK PURCHASE PLAN	65
ITEM 7: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	69
Report of the Audit Committee of the Board	70
Independent Registered Public Accounting Firm's Fees	71
STOCKHOLDER PROPOSAL	72
ITEM 8: Binding Stockholder Proposal Amending the Company's By-laws to Provide that Stockholders Holding 1% of the Company's Stock for One Year May Include Director Nominees on the Company's Ballot and Proxy Statement	72
Board's Statement in Opposition	73
SECURITIES AND EXCHANGE COMMISSION FILINGS	75

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702
______________________________________________________________________

PROXY STATEMENT
For the Annual Meeting of Stockholders on June 4, 2012
______________________________________________________________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Staples, Inc. ("we," "Staples" or the "Company") for use at the Annual Meeting of Stockholders ("2012 Annual Meeting" or the "Annual Meeting") to be held on June 4, 2012 beginning at 4:00 p.m., local time, at The Ritz Carlton, 181 Wellington Street West, Toronto, Ontario, Canada and at any adjournment or postponement of that meeting. On or about April 23, 2012, we are either mailing or providing notice and electronic delivery of these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended January 28, 2012 (the "2011 fiscal year") and other information required by the rules of the Securities and Exchange Commission (the "2011 Annual Report").
______________________________________________________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
For the Annual Meeting of Stockholders on June 4, 2012
        This proxy statement and our 2011 Annual Report are available for viewing, printing and downloading at www.proxyvote.com.
        You may request a copy of the materials relating to our annual meeting, including the proxy statement, form of proxy for our 2012 Annual Meeting and the 2011 Annual Report, at www.proxyvote.com, or by sending an email to our Investor Relations department at investor@staples.com or by calling (800) 468-7751.
______________________________________________________________________

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?
At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:
•to elect directors;

•	to approve an Amendment to our Restated Certificate of Incorporation to allow stockholder action by majority written consent;
•to approve, on an advisory basis, named executive officer compensation;
•to approve our Amended and Restated Long Term Cash Incentive Plan;
•to approve our Amended and Restated Executive Officer Incentive Plan;
•to approve our 2012 Employee Stock Purchase Plan;

•	to ratify our independent registered public accounting firm; and

•	to consider a stockholder proposal, if properly presented.
Stockholders may also consider such other business as may properly come before the meeting.

Who is entitled to vote?
Only stockholders of record at the close of business on the record date, April 9, 2012, are entitled to receive notice of the Annual Meeting and to vote their shares of our common stock at the meeting, or any postponement or adjournment of the meeting. Holders of shares of our common stock are entitled to one vote per share and all votes will be confidential.
Who can attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in "street name" (through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in Staples as of the record date to be allowed into the meeting. You may obtain directions to the location of our 2012 Annual Meeting by writing, emailing or calling our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751.
What constitutes a quorum?
The presence at the meeting, in person or by proxy, of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, [_______________] shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.
How do I vote?
If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. If you received a notice of Internet availability of proxy materials, the notice will contain instructions on how to access and review the proxy materials online and how to obtain a paper or electronic copy of the materials, which will include the proxy statement, the 2011Annual Report and a proxy card or voting instruction card, as well as instructions on how to vote either at our Annual Meeting, over the Internet, by telephone or by mail.
If you are a stockholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting. If you complete, sign and return your proxy card, it will be voted as you direct. If the shares you own are held in "street name" by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares.
What if I sign and return my proxy or instruction form but do not provide voting instructions?
If no choice is specified on a signed proxy card, the persons named as proxies will vote:

•	"FOR" the election of all director nominees (and any substitute nominees selected by our Board if any present nominees should withdraw);

•	"FOR" the approval of the Amendment to our Restated Certificate of Incorporation to allow stockholder action by majority written consent;

•	"FOR" the approval, on an advisory basis, of named executive officer compensation;

•	"FOR" the approval of our Amended and Restated Long Term Cash Incentive Plan;

•	"FOR" the approval of our Amended and Restated Executive Officer Incentive Plan;

•	"FOR" the approval of our 2012 Employee Stock Purchase Plan;

•	"FOR" the ratification of Ernst &Young as our independent registered public accounting firm;

•	"AGAINST" the stockholder proposal; and

•	On any other matters properly brought before the Meeting, in accordance with the best judgment of the named proxies.
If the shares you own are held in "street name" as noted above, under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items. In the case of "non-discretionary" items, the shares that do not receive voting instructions will be treated as "broker non-votes." The only item at the 2012 Annual Meeting that is "discretionary" is the ratification of Ernst &Young as our independent registered public accounting firm. The other items are "non-discretionary."
Can I submit a proxy over the Internet or by telephone?
If you are a registered stockholder (meaning you hold your stock in your own name), you may submit a proxy over the Internet by following the instructions at www.proxyvote.com or by telephone by calling (800) 690-6903. Proxy submissions over the Internet or by telephone are valid under Delaware law. If your shares are held in "street name," you will need to contact your bank, broker or other nominee to determine whether you will be able to submit a proxy over the Internet or by telephone.
Can I change my proxy after I return my proxy card?
Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.
What is the vote required to approve each matter?
Election of Directors.    A nominee will be elected as a director at the Annual Meeting if the votes cast "for" such nominee exceed the votes cast "against" such nominee, as long as the only director nominees are those individuals set forth in this proxy statement.
Amendment to the Company's Restated Certificate of Incorporation to Allow Stockholder Action by Majority Written Consent.    The affirmative vote of a majority of the outstanding shares of our common stock as of the close of business on April 9, 2012 is required to approve the Amendment to our Restated Certificate of Incorporation to allow stockholder action by majority written consent. Accordingly, abstentions and broker non-votes will have the effect of a vote “Against” this proposal.
Named Executive Officer Compensation.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required to approve the named executive officer compensation. This proposal is an advisory vote and is non-binding. Although no action is required to be taken, even if approved by a majority of votes cast, our Compensation Committee of our Board of Directors considers the results of the voting in making future compensation decisions for our named executive officers.
Amended and Restated Long Term Cash Incentive Plan.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required to approve the Amended and Restated Long Term Cash Incentive Plan.
Amended and Restated Executive Officer Incentive Plan.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required to approve the Amended and Restated Executive Officer Incentive Plan.
2012 Employee Stock Purchase Plan.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required to approve the 2012 Employee Stock Purchase Plan.
Independent Registered Public Accounting Firm.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. This proposal is non-binding.
Non-Binding Stockholder Proposal to Require Senior Executives to Hold 75% Net After-Tax Shares Acquired Through Compensation Plans and Prohibition on Hedging of Held Shares. The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required to approve the non-binding stockholder proposal regarding a requirement for senior executives to hold at least 75% net after-tax shares acquired through compensation plans and prohibition on hedging of held shares. Because the stockholder proposal is a non-binding resolution, we will not be required to take the requested action if the proposal is approved; however, we will reevaluate our recommendation if such proposal is approved.
A “majority of votes cast” means the number of “FOR” votes exceeds the number of “AGAINST” votes. Therefore, other than the proposal to approve the Amendment to our Restated Certificate of Incorporation to allow stockholder action by written consent discussed above, a proxy marked “Abstain” with respect to any proposal will not have any effect on the outcome of the vote on that proposal and, similarly, broker non-votes will not be counted as votes cast with respect to such proposal and therefore will have no effect on the outcome of the vote on that proposal.
Are there other matters to be voted on at the meeting?
As of the date of this proxy statement, our Board does not know of any other matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of our stockholders arise and be properly presented at the Annual Meeting, the proxy for the Annual Meeting confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote, or otherwise act, with respect to any such matter in accordance with their best judgment.

        Our Board encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation is appreciated. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies.
Solicitation
All costs of soliciting proxies will be borne by Staples. D.F. King & Co., Inc. has been retained to assist in soliciting proxies at a fee of $13,000, including expenses. We also have engaged Broadridge Investor Communication Solutions to serve as the inspector of elections and to assist us with planning and organizational matters, along with certain ministerial services, in connection with the proxy solicitation process at a cost of approximately $5,000. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, electronic communication and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.
Stockholder Proposals
Other than the stockholder proposal set forth in this proxy statement, we did not receive any other stockholder proposals or nominations for director candidates that must be presented at our 2012 Annual Meeting. The proposal was received prior to December 27, 2011, the deadline for stockholders who wished to present proposals and wanted such proposals to be included in the proxy materials. In accordance with our by-laws, in order for a stockholder to present a proposal or nominate a director candidate for election at our 2012 Annual Meeting but not have such proposal included in the proxy materials, the stockholder must have provided us with advance written notice by March 9, 2012. If a stockholder gives us notice of a proposal or nomination after the March 9, 2012 deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the 2012 Annual Meeting.
Stockholders who intend to present proposals at our 2013 Annual Meeting and want us to include such proposals in our proxy materials relating to that meeting should contact our Corporate Secretary. Such proposals must be received at our principal corporate offices at 500 Staples Drive, Framingham, Massachusetts 01702 not later than December 24, 2012 and must be in compliance with applicable laws and Rule 14a-8 under the Securities Exchange Act of 1934 in order to be considered for possible inclusion in the proxy statement and form of proxy for our 2013 Annual Meeting.
If a stockholder wishes to present a proposal or nominate a director candidate for election at our 2013 Annual Meeting and the proposal or nomination is not intended to be included in our proxy statement for such meeting, the stockholder must give us advance notice and provide the information required by our by-laws, including but not limited to, information regarding the identity of the stockholder or beneficial owner, their holdings in Staples securities, agreements or compensation relating to such nomination or matter, and any derivatives or other arrangements to mitigate risk or change voting power. If a stockholder gives notice of such a proposal or nomination after the applicable deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the meeting. For our 2013 Annual Meeting, our Corporate Secretary generally must receive such a notice at 500 Staples Drive, Framingham, Massachusetts 01702 not later than 90 days and no earlier than 120 days prior to the first anniversary of our 2012 Annual Meeting. However, if the date of our 2013 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received not earlier than 120 days prior to the 2013 Annual Meeting and not later than the later of (i) the 90th day prior to the 2013 Annual Meeting and (ii) the tenth day following the day on which public announcement of the date of the 2013 Annual Meeting is made or notice for the 2013 Annual Meeting was mailed, whichever occurs first.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our proxy statement, annual report or notice of Internet availability of proxy materials may be sent to multiple stockholders in a household, which helps us reduce our printing costs and postage fees and helps the environment by using less paper. However, we will promptly deliver a separate copy of these documents to you if you write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751. If you want to receive separate copies of the proxy statement, annual report or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, email or phone number.

Electronic Delivery of Stockholder Communications
If you received a hard copy of your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as help us reduce our printing and mailing costs, by signing up to receive or access your stockholder communications via e-mail. To sign up for electronic delivery or access, visit www.proxyvote.com. Your electronic delivery or access enrollment will be effective until you cancel it, which you may do at any time by following the procedures described at the web site listed above. If you have questions about electronic delivery or access, please write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth the beneficial ownership of our common stock held as of April 9, 2012 by each person who is known by us based on schedule 13G filings to beneficially own more than 5% of the outstanding shares of our common stock, and as of April 9, 2012 by (1) each current director and nominee for director; (2) each of the named executive officers listed in the Summary Compensation Table included elsewhere in this proxy statement; and (3) by all current directors and executive officers as a group:

Name of beneficial owner	Number of Shares beneficially owned (1)		Number of shares acquirable within 60 days (2)	Percentage of common stock beneficially owned (3)
5% Stockholders (4)
BlackRock, Inc. (5) 40 East 52nd Street New York, NY100222	35,977,011		—	5.17%
Directors, Nominees for Director and Named Executive Officers
Basil L. Anderson	188,725	(6)	91,367	*
Arthur M. Blank	104,735		136,367	*
Mary Elizabeth Burton	68,729		181,367	*
Joseph G. Doody	370,513		680,354	*
Drew G. Faust	—		—	—
Justin King	34,183		82,367	*
John J. Mahoney	427,272	(7)	1,514,071	*
Carol Meyrowitz	42,003		77,867	*
Michael A. Miles, Jr.	403,447		1,589,071	*
Rowland T. Moriarty	428,499	(8)	136,367	*
Robert C. Nakasone	298,426	(9)	181,367	*
Demos Parneros	406,920	(10)	830,354	*
Ronald L. Sargent	2,021,048	(11)	4,027,959	*
Elizabeth A. Smith	38,636		41,954	*
Robert E. Sulentic	80,837	(12)	82,367	*
Vijay Vishwanath	43,087		86,867	*
Paul F. Walsh	172,034	(13)	181,367	*
All current directors and executive officers as a group (18 persons)	5,230,024		10,052,805	2.17%

*Less than 1%

(1) Each person listed has sole investment and/or voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Amounts listed in this column do not reflect shares issuable upon the exercise of stock options available on April 9, 2012 or within 60 days thereafter.
(2) Reflects shares issuable upon the exercise of stock options available on April 9, 2012 or within 60 days thereafter.
(3) Number of shares deemed outstanding includes [695,743,547] shares of our common stock outstanding as of April 9, 2012 and any options for shares that are exercisable by such beneficial owner on April 9, 2012 or within 60 days thereafter.
(4) Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2011.
(5) As set forth in a Schedule 13G filed on February 9, 2012, BlackRock, Inc. had, as of December 31, 2011, sole dispositive power and sole voting power with respect to all of the shares.
(6) Includes 12,000 shares owned by Mr. Anderson's wife.
(7) Includes 33,848 shares owned by the John Mahoney 2008 Irrevocable Trust
(8) Includes 25,235 shares owned by Dr. Moriarty's children, of which Dr. Moriarty disclaims beneficial ownership.
(9) Includes 165,085 shares owned by the Robert C. Nakasone Trust and 98,814 shares owned by Nakasone Capital LLC.
(10) Includes 2,610 shares that may be distributed from a 401(k) plan account.
(11) Includes 43,577 shares owned by Sargent Family LLC, 2,910 shares owned by Ronald L. Sargent 2007 Grantor Retained Annuity Trust, 49,598 shares owned by Ronald L. Sargent Revocable Trust, 19,313 shares owned by Jill Sargent Irrevocable Trust, 19,313 shares owned by Ronald L. Sargent Irrevocable Trust, 619,174 shares owned by Sargent Partners LLC and 204,000 shares owned by Ronald L. Sargent 2011 Grantor Retained Annuity Trust. Includes 5,506 shares owned by Sargent Family Foundation of which Mr. Sargent disclaims beneficial ownership. Also includes 2,707 shares that may be distributed from a 401(k) plan account.
(12) Includes 300 shares held by Mr. Sulentic's daughter.
(13) Includes 247 shares held by Paul F. Walsh, IRA and 160,415 shares held by the Walsh Family Trust.

CORPORATE GOVERNANCE

Highlights
We have a long history of being committed to following the best practices of corporate governance that are in the best interests of our business and all of our stockholders. We have a consistent track record of listening and being thoughtfully responsive to our stockholders. This year, we further demonstrated this commitment by taking the following actions:

•
Corporate Governance Outreach Program. In 2011, we conducted our third annual corporate governance outreach program, during which we solicited feedback from our larger institutional investors, labor unions, pension funds, corporate social responsibility investors and proxy advisory groups. We approached stockholders representing approximately 75% of our shares and engaged in a constructive dialogue with stockholders representing more than 25% of our shares to hear their perspectives on various governance matters, as well as our executive compensation program. The results were shared with our Nominating and Corporate Governance Committee and Compensation Committee, as well as with the entire Board of Directors. We believe that the outreach program is very beneficial to our understanding of the issues that are important to our stockholders and also highlights for us the divergent opinions among our stockholders.

•
Stockholder Action by Majority Written Consent. At the 2012 Annual Meeting, stockholders will be able to vote on a proposal recommended by our Board to amend our certificate of incorporation to allow stockholders to act by majority written consent. As discussed in the "Approval of Amendment to our Restated Certificate of Incorporation to Allow Stockholder Action by Majority Written Consent" section of this proxy statement, this amendment represents a thoughtful response to the votes of stockholders at our 2010 and 2011 annual meetings in favor of a stockholder proposal requesting this right, and incorporates valuable stockholder input, including on appropriate procedural safeguards, received in the course of our corporate governance outreach program.

•
Changes to our Executive Compensation Program. As discussed in the "Compensation Discussion and Analysis" section of this proxy statement, in accordance with our commitment to sound executive compensation governance practices, and in response to last year's advisory vote on executive compensation and the feedback from our corporate governance outreach program, we made changes to the 2012 executive compensation program. Specifically, we have revised the goals in our long term cash incentive program from annual goals to a three year cumulative goal, revised pay mix to decrease the use of stock options and increase the use of performance based long term cash incentives, revised long term incentives to target market median rather than 75th percentile and revised annual and long term incentive goals to include different measures of performance.

•
Enhanced Disclosures Under our Political Contributions Policy. In March 2012, in response to increasing general interest in corporate political activities, our Board proactively revised our political contributions policy to provide for enhanced disclosure of the political activities of trade associations with which we are affiliated and our lobbying activities. We have historically provided an annual report on monetary political contributions from corporate funds on our website and the additional information required by our revised policy will appear on our website in early 2013 in our political contributions annual report covering fiscal year 2012.

You can learn more about our current corporate governance principles and review our Corporate Governance Guidelines, committee charters, Corporate Political Contributions Policy Statement, Code of Ethics and other significant policies at www.staples.com in the Corporate Governance section of the Investor Information portion of our web site. We comply with the corporate governance requirements imposed by the Sarbanes-Oxley Act, Securities and Exchange Commission and NASDAQ Stock Market. We will continue to modify our policies and practices to meet ongoing developments in this area. While we have discussed many features of our corporate governance principles in other sections of this proxy statement, some of the highlights are:

•	Annual Election of Directors. Our directors are elected annually for a term of office to expire at the next Annual Meeting (subject to the election and qualification of their successors).

•
Majority Voting.  Under our by-laws, in uncontested elections, our directors are elected if the votes cast "for" the director's election exceed the votes cast "against" the director's election. If an incumbent director in an uncontested election does not receive the required number of votes "for" his or her election, our Corporate Governance Guidelines provide that such incumbent director must tender his or her resignation from our Board.

•
No Stockholder Rights Plan.  We do not currently have a stockholder rights plan in effect and are not considering adopting one. Our Board has adopted a stockholder rights plan policy under which we will adopt a stockholder rights plan only if the plan has been approved by stockholders either in advance or within 12 months of its adoption by our Board.

•	No Supermajority Provisions in our Certificate of Incorporation. We have no supermajority voting requirements under our certificate of incorporation.

•	25% Threshold for Stockholders to Call Special Meetings. Our by-laws provide that stockholders who own in the aggregate 25% or more of our outstanding stock may call special meetings.

•
Annual Review of Board Leadership Structure.  As described in more detail below, every year our Board evaluates its leadership structure and based on a recommendation from the Nominating and Corporate Governance Committee determines whether there should be an independent Chairperson of the Board or an independent Lead Director.

•
Strong Lead Director Role.  Among many other responsibilities, our independent Lead Director ensures that independent directors meet in executive sessions, coordinates the annual performance review of our Chief Executive Officer, and works with the Chairperson of the Board to establish the agenda for each Board meeting. Additional information about the responsibilities of our independent Lead Director can be found under the section of this proxy statement called "Board Leadership Structure".

•
Succession Planning Process.  As required by our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee continually reviews succession planning as it relates to the Chief Executive Officer.   To assist in this process, the Chief Executive Officer prepares an annual report on succession planning for himself and other key senior leadership positions.  The report is part of a proactive enterprise wide annual talent management process.  In addition, on a continuing basis, the Chief Executive Officer is required to provide recommendations regarding his successors should he become disabled unexpectedly.

•	Independent Board. Our Board is comprised of all independent directors, except for our Chief Executive Officer.

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Independent Board Committees.  All members of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees are independent directors, and none of such members receives compensation from us other than for service on our Board of Directors or its committees.

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Committee Authority to Retain Independent Advisors.  Each of the Audit, Compensation, Finance and Nominating and Corporate Governance Committees has the authority to retain independent advisors, with all fees and expenses to be paid by Staples.

•	Independent Compensation Consultant. Under the Compensation Committee's charter, we are prohibited from engaging any independent compensation advisor that performs other services for the Company.

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Audit Committee Policies and Procedures.  Under its charter, the Audit Committee's prior approval is required for all audit services and non-audit services (other than de minimis non-audit services as defined by the Sarbanes-Oxley Act) to be provided by our independent registered public accounting firm. In conjunction with the Audit Committee, we have adopted policies prohibiting (1) executive officers from retaining our independent registered public accounting firm to provide personal accounting or tax services and (2) Staples, without first obtaining the Audit Committee's approval, from filling an officer level position in the finance department with a person who was previously employed by our independent registered public accounting firm.

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Recoupment Policy.  We have a recoupment policy whereby we provide for forfeiture and recovery of undeserved cash, equity and severance compensation from an employee who engages in harmful or unethical behavior such as intentional deceitful acts resulting in improper personal benefit or injury to the company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of our Code of Ethics or breach of employee agreements.

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Stock Ownership Guidelines.  Our stock ownership guidelines require our non-employee directors to own a minimum level of equity in Staples worth at least five times the annual Board cash retainer (currently $75,000), or $375,000. These guidelines also require minimum equity ownership levels for the named executive officers listed in this proxy statement, including our Chief Executive Officer, who must own equity in Staples worth at least five times his annual salary.

Director Independence
Our Board of Directors, in consultation with our Nominating and Corporate Governance Committee, determines which of our directors, including new nominees, are independent. Our Corporate Governance Guidelines provide that directors are "independent" if they (1) meet the definition of "independent director" under the NASDAQ listing standards (subject to any further qualifications required of specific committee members under the NASDAQ listing standards) and (2) in our Board's judgment, do not have a relationship with Staples that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Nominating and Corporate Governance Committee reviews the standards for independence set forth in our Corporate Governance Guidelines periodically and recommends changes as appropriate for consideration and approval by our Board.
In accordance with our Corporate Governance Guidelines, our Board has determined that all of our directors and our new nominee are independent except Mr. Sargent, who is employed as our Chief Executive Officer. In determining independence, our Board considered all the available relevant facts and circumstances, including the following:

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Neither we nor any of our subsidiaries has employed or otherwise compensated the independent directors or new nominee other than for service on our Board and its committees during the past three years.

•	We have not employed or otherwise compensated any family members (within the meaning of the NASDAQ listing standards) of the independent directors or new nominee during the past three years.

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None of the independent directors, the new nominee or their family members is a partner of our independent registered public accounting firm or was a partner or employee of such firm who worked on our audit during the past three years.

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None of our executive officers is on the compensation committee of the board of directors of a company that has employed any of the independent directors, our new nominee or their family members during the past three years.

•	No family relationships exist between any of our directors, our new nominee or executive officers.

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During the past three years, none of our directors, our new nominee or executive officers has had a material direct or indirect business relationship with us or a "related party transaction" as described below.

Certain Related Business Transactions and Other Disclosures
Our written Code of Ethics sets forth the general principle that our directors, executive officers and other associates should avoid any situation that could be perceived as a conflict of interest, regardless of the dollar amount involved. This principle is also reflected in our written Corporate Governance Guidelines ("Guidelines") and the written materials that we use to educate associates about conflict of interest guidelines. For example, under the Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in business operations of the Company or because of a director's circumstances, the director should immediately report the matter to our General Counsel, who should then report the matter to the Nominating and Corporate Governance Committee ("Committee") for review and determination. In the event there is a significant conflict, the director must resign or the conflict must be resolved. Additionally, under the Guidelines, any director who wishes to join the board of directors of another company must provide written notice to the chairperson of the Committee. The chairperson of the Committee, after consultation with our General Counsel, will then respond to the director with a resolution. We also ask each of our executive officers and directors to fill out questionnaires every year to help enable us to identify if a potential conflict of interest exists. Our Code of Ethics, Guidelines and the charters for all the committees of our Board are available at www.staples.com in the Corporate Governance section of the Investor Information webpage.
There may be times when a commercial relationship involving our directors, executive officers or their family members is beneficial to us and is not likely to raise material conflict of interest issues. Our Code of Ethics provides the following guidelines for certain types of commercial relationships:

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Executive officers cannot serve as a director for one of our customers or suppliers unless (1) the supplier's or customer's annual business with Staples is less than 5% of such company's annual revenues, (2) the executive officer agrees not to participate or influence, directly or indirectly, any matter affecting the business relationship or transactions between Staples and the supplier or customer, and (3) the executive officer obtains written approval from our Chief Executive Officer ("CEO") or, if the executive officer is the CEO, written approval from the Committee.

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Executive officers and directors must not make or hold financial investments in a company that is one of our suppliers or customers unless (1) the annual sales to or purchases from us are less than 5% of such company's annual revenues or (2) if such person's ownership interest is both passive and insignificant and (3) for a private company, such person obtains written approval from our CEO or, if a board member, written approval from the Committee.

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Executive officers and directors must not make or hold financial investments in a company that is one of our competitors unless the investment in publicly held competitors is insignificant (less than 1% of the company's stock).

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Non-employee directors may work or consult for or serve on the board of a company that is one of our suppliers or customers if (1) such company's annual sales to or purchases from us are less than 5% of such company's annual revenues, (2) the director discloses the position to our General Counsel and the Committee and (3) the director agrees not to participate or influence, directly or indirectly, any matter affecting the business relationship or transactions between Staples and such company.

For fiscal year 2011, there were no exceptions to our Code of Ethics for our directors or executive officers.
Pursuant to the written charter of the Committee, the Committee is responsible for reviewing, approving or ratifying any "related party transactions." These are transactions which exceed $120,000 and in which (i) Staples and any of our directors, director nominees, executive officers, 5% stockholders and their immediate family members are participants, and (ii) such participants had or will have a direct or indirect material interest. In the course of reviewing whether or not the participants should be deemed to have a direct or indirect material interest, the Committee reviews the presence of standard prices, rates, or terms consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for entering into the transaction; the potential effect of the transaction on the status of a independent director; and any other factors the Committee may deem relevant. If a transaction is deemed to be a related party transaction, the procedures for approval or ratification of such transaction for Staples, our directors, executive officers and 5% stockholders are the same as those listed above for actual or potential conflicts of interests involving directors under the Guidelines.
For fiscal year 2011, although we did not have any "related party transactions," we did provide office supply products or related services, such as copying, branding of promotional products or technology services, to companies or organizations affiliated with our directors, our new nominee and our executive officers. Below is a list of companies and institutions with which our independent directors and our new nominee were affiliated in 2011 and for which we received greater than $120,000 for providing our supplies or services:

Bain & Company	Cox Enterprises	OSI Restaurant Partners, LLC
Becton Dickinson & Company	Emory University	PGA Tour Superstore
Bimbo Bakeries, USA	Harvard University	TJX Companies, Inc.
Boys & Girls Club	High Performance Physical Therapy	United Natural Foods, Inc.
CB Richard Ellis Group	Moody's Corporation
The amounts received by us in 2011 for the sale of office supplies and related services to these companies range from approximately $120,000 to approximately $3.9 million and the median amount received from such sales was approximately $488,000 In each case, the amount was immaterial to the company purchasing the goods and services, as well as immaterial to Staples. The largest amount of approximately $3.9 million represents 0.016% of our revenues based on sales for fiscal year ended January 28, 2012 of approximately $25 billion.
In addition, in 2011 we also leased certain facilities from CB Richard Ellis for approximately $750,000. We also paid approximately $650,000 for employee background check services from a privately held company for which one of our directors serves as the Chairman of such company's board of directors and approximately $600,000 to Wright Express Corporation for fleet services.
In all instances, whether we provided the products/services, received the services or leased a facility, no director or executive officer of the affiliated company participated in the negotiation of the transaction and the products, services or lease were provided on arm's length terms and conditions and in the ordinary course of business. No director or executive officer had a direct or indirect material interest in the transaction. The Committee determined that none of these transactions were "related party transactions" and that such transactions would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Paul F. Walsh was the Chief Executive Officer of Clareon Corporation, a privately held electronic payments provider, from March 2000 to September 2002. In October 2002, to facilitate its acquisition by Fleet Boston Corp., Clareon Corporation filed for Chapter 11 bankruptcy protection.

Board Leadership Structure
Our Board of Directors determines its leadership structure on an annual basis based on a recommendation of the Committee. The Board believes that it should not have a predetermined policy as to whether the Board should be led by an independent Chairperson or independent Lead Director, but rather it is best for the Board to evaluate the structure and determine what is best for Staples based on a number of factors such as the size of the Board, the number of independent directors, the established process for and record of Board and management interaction, the qualifications and skills of the individual directors considered for the roles and company performance. For this year, the Board determined that it was appropriate that Ronald Sargent, our Chief Executive Officer, should remain as Chairperson of the Board and that Arthur Blank should continue in his role as independent Lead Director. The Board believes that its current leadership structure assures the appropriate level of management oversight and independence. The Board felt that Mr. Sargent's knowledge of Staples and the office products industry uniquely positions him to lead the Board particularly as it focuses on strategic issues and risks facing the company. Mr. Blank's leadership in fulfilling his role as independent Lead Director counterbalances any potential conflict of interest arising from having our Chief Executive Officer serve as the Board's Chairperson.
Our Lead Director has the following responsibilities:

•	Assure that meetings with the independent directors are held in executive sessions typically, as was the case this year, after every Board meeting, but in all circumstances at least twice a year;

•	Facilitate communications and serve as a liaison between independent directors and the Chairperson of the Board;

•	Coordinate the annual performance review of our Chief Executive Officer;

•	Work with the Chairperson of the Board in the preparation of the agenda for each board meeting and approve such agenda;

•	Call, if needed, meetings of independent directors;

•	Preside at all meetings of the Board where the Chairperson is not present, including executive sessions of the independent directors;

•	Represent the independent directors if a meeting is held with a major stockholder; and

•	Otherwise consult with the Chairperson of the Board on matters relating to corporate governance and Board performance.

Meetings and Committees of our Board
Our Board of Directors held a total of four meetings during our 2011 fiscal year. The number of meetings held by each of the committees of our Board during our 2011 fiscal year is set forth below under the description of each committee. During our 2011 fiscal year, each incumbent director attended at least 75% of the combined Board meetings held while such person was a director and committee meetings held while such person was a member of such committee. Our Corporate Governance Guidelines provide that directors are encouraged to attend the Annual Meeting, and all of our directors attended our 2011 Annual Meeting.
Our Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Executive Committee. The chair of each committee, as a matter of regular practice and to the extent possible, reviews committee meeting materials with management in advance of each Board committee meeting. Each of our standing Board committees operates under a written charter adopted by our Board, a copy of which is available at www.staples.com in the Corporate Governance section of the Investor Information webpage.
Committee membership as of April 9, 2012 was as follows:

Audit Committee Robert Sulentic, Chairperson Basil L. Anderson Justin King Elizabeth A. Smith	Compensation Committee Carol Meyrowitz, Chairperson Mary Elizabeth Burton Robert C. Nakasone Paul F. Walsh
Nominating and Corporate Governance Committee Vijay Vishwanath, Chairperson Arthur M. Blank Rowland T. Moriarty	Finance Committee Rowland T. Moriarty, Chairperson Basil L. Anderson Paul F. Walsh
Executive Committee Ronald L. Sargent, Chairperson Arthur M. Blank Rowland T. Moriarty Robert C. Nakasone
Audit Committee
The Audit Committee assists our Board in overseeing our compliance with legal and regulatory requirements, the integrity of our financial statements, our independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and our independent registered public accounting firm through receipt and consideration of certain reports from our independent registered public accounting firm. In addition, the Audit Committee assists the Board of Directors in its oversight of the Company's policies and practices with respect to risk assessment and risk oversight, including discussing with management the Company's major financial risk exposures and the steps that have been taken to monitor and control such exposures.The Audit Committee is directly responsible for appointing, compensating, evaluating and, when necessary, terminating our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also prepares the Audit Committee Report required under the rules of the Securities and Exchange Commission, which is included elsewhere in this proxy statement. The Audit Committee has established escalation and oversight procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Audit Committee meets independently with our independent registered public accounting firm, management and our internal auditors. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the Securities and Exchange Commission and NASDAQ Stock Market. The Audit Committee met four times in person and six times by telephone during our 2011 fiscal year. Our Board has determined that Mr. Sulentic is an audit committee financial expert under the rules of the Securities and Exchange Commission and is independent as defined by NASDAQ listing standards.
Compensation Committee
The Compensation Committee's responsibilities include setting the compensation levels of executive officers, including our Chief Executive Officer, reviewing, approving and providing recommendations to our Board regarding compensation programs, administering our equity incentive, stock purchase and other employee benefit plans and authorizing awards under our equity incentive plans. The Committee may delegate its authority to management as it deems appropriate and may also delegate its authority relating to ministerial matters. The members of the Compensation Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. The Compensation Committee met four times in person and one time by telephone during our 2011 fiscal year. For more information about the responsibilities of our Compensation Committee, see the "Compensation Discussion and Analysis" section of this proxy statement.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee's responsibilities include providing recommendations to our Board regarding nominees for director, membership on our Board committees, and succession matters for our Chief Executive Officer. An additional function of the Nominating and Corporate Governance Committee is to develop and recommend to our Board our Corporate Governance Guidelines and to assist our Board in complying with them. The Nominating and Corporate Governance Committee also oversees the evaluation of our Board and our Chief Executive Officer, reviews and resolves conflict of interest situations, reviews and approves related party transactions and interprets and enforces our Code of Ethics. The Nominating and Corporate Governance Committee also oversees our political contributions and recommends to our Board any proposed revisions to our Corporate Political Contributions Policy Statement. The members of the Nominating and Corporate Governance Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee met four times in person during our 2011 fiscal year.

Finance Committee
The Finance Committee's responsibilities include being available, as needed, to evaluate and consult with and advise our management and our Board with respect to capital structure and capital policies, events and actions that could impact capital structure, payment of dividends, share repurchases, borrowing practices, debt or equity financings, credit arrangements, investments, mergers, acquisitions, joint ventures, divestitures and other similar transactions. The Finance Committee met two times in person during our 2011 fiscal year.
Executive Committee
The Executive Committee is authorized, with certain exceptions, to exercise all of the powers of our Board in the management and affairs of Staples. It is intended that the Executive Committee will take action only when reasonably necessary to expedite our interests between regularly scheduled Board meetings. A quorum can only be established by the presence of both a majority of the members of the Executive Committee and two non-management members of the Executive Committee. The Executive Committee did not meet during our 2011 fiscal year.

Risk Oversight by the Board of Directors
Our Board of Directors is ultimately responsible for reviewing and approving our risk management strategy and framework and key risk parameters. In terms of overseeing the broader enterprise risk management ("ERM") program, the Audit Committee, under powers delegated by the Board, is responsible for the approval and establishment of our risk management framework and ensuring that appropriate policies and practices are in place for risk assessment and management, including that all risk areas are being monitored by senior management, reported to the Board or appropriate Board committee by senior management and addressed as needed. At each quarterly Board meeting, the Audit Committee reports to the Board on all of its specific activities.

Our most senior executives are responsible for collaborating with the Audit Committee to provide oversight to the risk management process and prioritize and validate key risks. Management, through its Enterprise Risk Committee, is then responsible for implementing the Board and Board committee approved risk management strategy and for developing policies, controls, processes and procedures to identify and manage risks. Our Enterprise Risk Committee is composed of leaders from the functional areas of Staples and meets quarterly to coordinate information sharing and mitigation efforts for all types of risks. The Audit Committee stays apprised of significant actual and potential risks faced by Staples and the effectiveness of its risk assessment and management process in part through detailed presentations at least twice a year from the Vice President of Internal Audit as the representative of the Enterprise Risk Committee. During these reports in 2011, management presented to the Audit Committee the results of its enterprise wide review of the major financial, operational and legal risks facing the company and steps that have been taken to monitor and control such exposures. In doing so, management reviewed its ERM methodologies for identifying and prioritizing financial, operational and legal risks and discussed the top level risks and related risk management.

Independent of the ERM process, the Audit Committee is made aware of risks as a result of being briefed in person regularly by our Vice President of Internal Audit, as well as an annual briefing and quarterly reports by our Vice President of Global Business Conduct & Ethics. The Audit Committee also regularly meets in executive session alone with the Vice President of Internal Audit. The Audit Committee uses the results of its discussions with our Vice President of Internal Audit to inform its overall view of risk and approve the proposed audit schedule for the internal audit group. Our internal audit group identifies, assesses and assists management in addressing and managing risks by using the Integrated Framework by the Committee of Sponsoring Organizations of the Treadway Commission, also known as COSO framework. Our Vice President of Global Business Conduct & Ethics also provides quarterly reports to the Audit Committee on compliance and ethics matters.

The Audit Committee administers its risk oversight role through the Board committee structure as well. Each Board committee is responsible for monitoring and reporting on the material risks associated with its respective subject matter areas of responsibility. The Audit Committee oversees risks related to our accounting and financial reporting processes and the integrity of our financial statements, the Finance Committee oversees risks related to capital policies and practices and financial transactions, the Nominating and Corporate Governance Committee oversees risks related to corporate governance, including director independence and related party transactions, and as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee oversees risks related to our compensation programs, including an annual review and risk assessment of the Company's compensation policies and practices for all associates and a risk assessment in connection with any changes to our compensation program.

In addition, the Board and the Audit Committee receive presentations throughout the year from management regarding specific potential risks and trends as necessary. At each Board meeting, the Chairman and CEO addresses in a directors only session matters of particular importance or concern, including any significant areas of risk requiring Board attention. Annually, our full

Board reviews in detail the Company's short- and long-term strategies, including consideration of significant risks facing the Company and their potential impact. We believe that the practices described above facilitate effective Board oversight of our significant risks.

Diversity
Diversity has always been very important to us. It comprises one of the four pillars of what we call Staples' Soul. We strive to offer an inclusive business environment that offers diversity of people, thought, experience, and suppliers. This also holds true for our Board of Directors. Although we have no formal separate written policy, pursuant to our Corporate Governance Guidelines, the Board annually reviews the appropriate skills and characteristics of the Board members in light of the current composition of the Board, and diversity is one of the factors used in this assessment. Additionally, the Board is provided with an annual report on diversity initiatives and Staples' approach and progress on such initiatives.
Director Candidates
The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, engaging a professional recruiting firm to help identify and recruit potential candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.
Drew G. Faust has been nominated for election as a director at our Annual Meeting.   In the late fall of 2011, our Chairman became aware that Dr. Faust might be interested in serving on a corporate board.  After subsequent discussions of the Nominating and  Corporate Governance Committee and the Board in December 2011, the Chair of our Nominating and  Corporate Governance Committee reached out to Dr. Faust, and our Chairman and members of the Nominating and Corporate Governance Committee interviewed her.  In March 2012, after consideration of her experience, qualifications, attributes and skills, the Nominating and Corporate Governance Committee recommended, and our Board approved, the nomination of Dr. Faust to be a director on our Board.
Stockholders may recommend an individual to the Nominating and Corporate Governance Committee for consideration as a potential director candidate by submitting the following information: (1) the candidate's name; (2) appropriate biographical information and background materials regarding the candidate; and (3) a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Such information should be submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the relevant procedures summarized in this proxy statement under the caption "Stockholder Proposals."
Communicating with our Board
Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Chairperson of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, with the advice and assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries of such communications to the other directors as he or she considers appropriate.
Under procedures approved by our independent directors and subject to the advice and assistance from our General Counsel, communications are forwarded to the Chairperson of the Board (if an independent director), the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, who monitor communications from stockholders and other interested parties. Copies or summaries of such communications are provided to all directors, if such persons consider it important and appropriate for all directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. In addition, as provided by our Corporate Governance Guidelines, if a meeting is held between a major stockholder (including institutional investors) and a representative of the independent directors, the Lead Director will serve, subject to availability, as such representative of the independent directors.
Stockholders who wish to send communications on any topic to our Board should address such communications to The Board of Directors, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The members of our Board are elected for a term of office to expire at the next annual meeting (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the assessment criteria set forth in our Corporate Governance Guidelines. These criteria include diversity, age and skills such as understanding of the office products market, the retail industry, finance, accounting, marketing, technology, risk management, international business and other operational and business knowledge needed to oversee a global multi-channel business. The principal qualification of a director is the ability to act effectively on behalf of all of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. We believe that the specific skills, qualifications and experience of our directors, considered as a group, should provide a mix of knowledge and abilities that will allow our Board to fulfill its responsibilities.
We believe each nominee in the slate presented below, through their own personal accomplishments and dedication to their profession and community, has demonstrated strong intellectual acumen, solid business judgment, strategic vision, integrity and diligence. After evaluating the performance and experience of each of the current directors and the composition of the full Board, the Nominating and Corporate Governance Committee has recommended one new nominee for election, Dr. Drew Faust, and eleven of the twelve current Board members for re-election. The eleven nominees that are current directors include five directors who joined the Board within the last five years and three nominees with over fifteen years of service on the Board, including two nominees who have served on the Board since our inception. Each of the current directors consistently has demonstrated their strong work ethic and dedication to Staples, including coming prepared to meetings, asking insightful questions, focusing on long term business strategy, analyzing challenges, evaluating solutions and overseeing implementation. We believe that the composition of the Board, including our new nominee, combines institutional knowledge and understanding of our business model, products and services and historical growth strategies and is balanced with an influx of new ideas and exposure to alternative approaches to business process, which promotes lively Board discussion and effective oversight and problem solving.
Many of the nominees are either current or former chief executive officers, chairmen or vice chairmen of other large international corporations. As such, they have a deep understanding of, and extensive experience in, many areas that are critical to our operation and success. For the purposes of our analysis, we have determined that nominees who have served in these roles have extensive experience with financial statement preparation, compensation determinations, regulatory compliance (if their businesses are or were regulated), corporate governance, public affairs and legal matters. Set forth below is biographical information of each of the nominees, highlighting the particular experience, qualifications, attributes or skills of each nominee that supports the conclusion of the Nominating and Corporate Governance Committee that these individuals should serve as directors of Staples.

Served as a Director Since

Basil L. Anderson, age 67
Served as an independent director of Staples since 1997 until we asked him to become our Vice Chairman from September 2001 until his retirement in March 2006. Mr. Anderson is also a director of Hasbro, Inc., Becton, Dickinson and Company, and Moody's Corporation. He served as a director of CRA International, Inc. until January 2011. Among his many qualifications, Mr. Anderson has extensive executive experience in corporate finance gained in part from his position as Chief Financial Officer of Campbell Soup Company and, prior to that, Scott Paper Company. Mr. Anderson also brings to the Board valuable insight into oversight of financial reporting and the audit process based on his experiences serving on the audit committees of multiple boards. Mr. Anderson also has strategic planning expertise, as well as international business experience.
1997

Served as a Director Since

Arthur M. Blank, age 69
Owner and Chairman of the Atlanta Falcons Football Club, LLC, a National Football League team, since February 2002.  Mr. Blank also serves as Chairman, President and Chief Executive Officer of AMB Group, LLC,  since February 2001, which is the parent company for Mr. Blank's for-profit businesses.  These businesses include Atlanta Falcons Physical Therapy Centers, which provide physical therapy and rehabilitation services, PGA TOUR Superstores, a privately held retailer of golf and tennis products, and Mountain Sky Guest Ranch, an upscale guest ranch resort.  Mr. Blank co-founded The Home Depot, Inc., a home improvement retailer, in 1978 and retired as Co-Chairman of the Board in May 2001.   Mr. Blank also serves as chairman of The Arthur M. Blank Family Foundation, a charitable organization.  Among many qualifications, Mr. Blank is a successful entrepreneur with extensive operational knowledge of the retail industry. Mr. Blank also has wide-ranging experience in merchandising and customer service.

2001

Drew G. Faust, age 64
President of Harvard University since 2007.  As President, Dr. Faust is responsible for all aspects of Harvard's academic and administrative activities, which include operations and research and teaching activities across the globe.  Dr. Faust also serves on the board of Harvard Management Company, which is responsible for investing Harvard's endowment and related financial assets to produce long term results to support the education and research goals of the university.  Dr. Faust led the transformation of Harvard's governance structures.  Among many qualifications, Dr. Faust brings to the board extensive leadership and management experience and skills related to recruiting top talent, capital planning, financial oversight, risk management, technology and strategy.

Justin King, age 50
Chief Executive Officer of J Sainsbury plc, a food and non-food retailer, since March 2004, where he is also Chairman of the Operating Board. Prior to joining J Sainsbury plc, he was an Executive Director of Marks and Spencer Group plc from September 2002 to March 2004. Mr. King has significant retail experience having held a number of senior positions at ASDA/Wal-Mart in Trading, HR and Retail, as Managing Director of Häagen Dazs UK and having spent much of his early career with Mars Confectionery and Pepsi International. He also serves on the Prime Minister's Business Advisory Group since November 2010. Mr. King brings to the Board both strategic sales and marketing expertise, as well as an understanding of the complexities of operating international businesses.
2007

Served as a Director Since

Carol Meyrowitz, age 58
Chief Executive Officer of The TJX Companies, Inc., a retailer of apparel and home fashions, since 2007 and a director since 2006. Ms. Meyrowitz was President of TJX from October 2005 to January 2011. Prior to that, Ms. Meyrowitz was President of The Marmaxx Group, the largest division of TJX, from January 2001 to January 2005, and was employed in an advisory role for TJX from January 2005 to October 2005 and consulted for Berkshire Partners L.L.C., a private equity firm, from June 2005 to October 2005. Ms. Meyrowitz is also a director of The TJX Companies, Inc. and Amscan Holdings, Inc. Previous directorships include Yankee Candle Company from 2004 until 2007. Among many qualifications, Ms. Meyrowitz brings to the Board extensive experience in all aspects of retail operations and management, including real estate, ecommerce, supply chain and logistics, marketing and customer service.
2007

Rowland T. Moriarty, age 65
Chairman of the Board of CRA International, Inc., a worldwide economic and business consulting firm, since May 2002. He has been President and Chief Executive Officer of Cubex Corporation, a privately-held consulting company, since 1992. From 1981 to 1992, Dr. Moriarty was a professor of business administration at Harvard Business School where he taught, among other subjects, marketing. Dr. Moriarty is also a director of Wright Express Corporation and Virtusa Corporation. Until 2006, Dr. Moriarty served as a director of Trammel Crow Company, which contributed to his comprehensive understanding of real estate matters. Among many qualifications, Dr. Moriarty brings to the Board extensive international experience and has also developed extensive skills and expertise in corporate governance matters having chaired eight governance committees of various public and private boards.
1986

Robert C. Nakasone, age 64
Chief Executive Officer of NAK Enterprises, a family-owned investment and consulting company, since January 2000. Prior to that, Mr. Nakasone served as Chief Executive Officer of Toys "R" Us, Inc. from 1998 to 1999 and in other positions at that company from 1985 to 1998. While serving as Vice-Chairman, Worldwide Toy Stores and President and Chief Operating Officer, Mr. Nakasone led the company's international expansion into 27 countries throughout Europe, Asia and the Middle East. Mr. Nakasone is also a director of Hormel Foods Corporation. Previously, Mr. Nakasone served as a director of eFunds Corporation from 2003 until the sale of the company to Fidelity National Information Services in 2007. Among many qualifications, Mr. Nakasone brings to the Board extensive executive level public company experience, international business development expertise, as well as strategic planning and skills relating to compensation and corporate governance matters.
1986

Served as a Director Since

Ronald L. Sargent, age 56
Chief Executive Officer of Staples, Inc. since February 2002 and Chairman of the Board of Directors of Staples since March 2005. Prior to that, Mr. Sargent served in various positions at Staples since joining the company in 1989. Mr. Sargent is also a director of The Kroger Co. and The Home Depot. Previous directorships include Yankee Candle Company from 1999 to 2007, Aramark Corp. from 2002 until 2007 and Mattel, Inc. from 2004 to 2011. At Staples, Mr. Sargent has led worldwide operations, retail superstores and the delivery business, and also brings to the Board much experience in supply chain management, merchandising and marketing initiatives. Mr. Sargent's experience with respect to human resources matters is also highly valued.

1999

Elizabeth Smith, age 48
Chief Executive Officer of OSI Restaurant Partners, LLC since November 2009 and Chairman since January 2012. Previously, she served as Avon Products, Inc.'s President from September 2007 through October 2009. Prior to that, Ms. Smith served as Avon's Executive Vice President Marketing from September 2005 to September 2007, as well as Avon's Executive Vice President and Brand President from January 2005 to September 2005. Prior to joining Avon, she was with Kraft Foods,  Inc. as Group Vice President and President U.S. Beverages and Grocery Sectors from January 2004 to November 2004. Previous directorships include Carter's Inc. from 2004 to 2008. Among many qualifications, Ms. Smith brings to the Board deep experience in strategy, marketing and sales, as well as significant experience in corporate finance and financial reporting developed in her executive level roles where her responsibilities have included direct financial oversight of multinational companies with multiple business units. Ms. Smith also has experience in compensation matters, as well as wide-ranging operational management of all product-to-market processes.
2008

Served as a Director Since

Robert E. Sulentic, age 55
President of CB Richard Ellis Group, Inc., a global commercial real estate services company, since March 2010, and the President of the company's Development Services business from December 2006 to April 2011. Mr. Sulentic previously served as Chief Financial Officer of CB Richard Ellis Group from March 2009 and Group President from July 2009, each until March 2010. Mr. Sulentic was a member of CB Richard Ellis Group's Board and Group President of Development Services, Asia Pacific and Europe, Middle East and Africa from December 2006 through March 2009. Mr. Sulentic was a director of Trammell Crow Company from December 1997 through December 2006, and served as its Chairman of the Board from May 2002 through December 2006. He was President and Chief Executive Officer of Trammell Crow Company from October 2000 through December 2006 and prior to that served as its Executive Vice President and Chief Financial Officer from September 1998 to October 2000. Among many qualifications, Mr. Sulentic has extensive executive level management experience and currently oversees all day to day operations of the public company's five business units. Mr. Sulentic also brings to the Board a significant financial background that qualifies him as an audit committee financial expert. His insight with respect to doing business globally is also highly valued.
2007

Vijay Vishwanath, age 52
Partner at Bain & Company, a management consulting firm, since 1993. Mr. Vishwanath first joined Bain in 1986 and leads its consumer products practice. Prior to joining Bain, Mr. Vishwanath worked at Procter & Gamble. Mr. Vishwanath previously served as a director of Yankee Candle Company from 2005 to 2007. Among many qualifications, Mr. Vishwanath brings to the Board expertise in consumer products and brands, as well as marketing, gained in his position at Bain & Company counseling numerous Fortune 500 companies and, previously, at Procter & Gamble. In addition, Mr. Vishwanath has valuable experience in strategic planning and corporate governance.
2007

Paul F. Walsh, age 62
Served as Chairman and Chief Executive Officer of eFunds Corporation, a transaction processing and risk management company, from September 2002 until eFunds was acquired by Fidelity National Information Services in September 2007. Mr. Walsh also has been the owner and Chief Executive Officer of PFW Management, LLC, a consulting company, since February 2008. PFW Management, LLC does business as Calera FinTech Advisors and targets investments in the financial services and business services industry in concert with Calera Capital. Among many qualifications, Mr. Walsh brings to the Board extensive knowledge relating to risk oversight and management, compliance and regulatory matters. In addition, Mr. Walsh's executive level management brings valuable experience in process excellence, capital markets and corporate finance.
1990
Unless contrary instructions are provided, the persons named as proxies will, upon receipt of a properly executed proxy, vote for the election of Basil L. Anderson, Arthur M. Blank, Drew G. Faust, Justin King, Carol Meyrowitz, Rowland T. Moriarty, Robert C. Nakasone, Ronald L. Sargent, Elizabeth A. Smith, Robert E. Sulentic, Vijay Vishwanath and Paul F. Walsh as directors for a term expiring at our 2013 Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Eleven of the twelve nominees are currently members of our Board. All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by our Board.
        OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors ("Outside Directors"). Our Outside Directors are predominantly compensated through equity awards, reflecting the Compensation Committee's philosophy that director pay should be aligned with the interests of our stockholders. In addition, the Outside Directors receive a cash retainer.
It is the Compensation Committee's goal to maintain a level of Outside Director compensation above the median of companies both within our peer group as well as similarly-sized companies in general industry. The Compensation Committee annually reviews an extensive analysis of marketplace practices for outside director pay conducted by management and reviewed by the Compensation Committee's independent advisor. Consistent with our equity program for associates, the Outside Director compensation program also reflects a value-based approach to equity grants in which the amount of the awards made to Outside Directors is based on a fixed value rather than a fixed number of shares.
In March 2011, our Board elected to reduce the amount of its total compensation by $50,000 by eliminating the annual grant of stock options valued at $112,500 and increasing the value of the annual grant of shares of restricted stock from $112,500 to $175,000. The shares of restricted stock for the annual grant vest after one year and may be sold upon vesting. The Board also increased the stock ownership guideline from four to five times the annual Board cash retainer. All Outside Directors are subject to the stock ownership guideline and have five (5) years after joining the Board to meet such ownership guideline. Each Outside Director continues to receive a quarterly cash payment of $18,750 and is reimbursed for reasonable expenses incurred in attending meetings of our Board. The chairperson of the Audit Committee received an additional quarterly cash payment of $3,750.
During fiscal year 2011, on the second business day following the first regularly scheduled Board meeting, each of our Outside Directors received an annual grant of  shares of restricted stock with a value of $175,000 that vest after one year. In addition, on the same day the annual grant was awarded, (a) the Lead Director was granted restricted stock units with a value of $40,000, (b) each chairperson of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee was granted restricted stock units with a value of $32,000 and (c) the chairperson of the Finance Committee was granted restricted stock units with a value of $8,000. In each case, the restricted stock units vest on the date of each of the four regularly scheduled quarterly Board meetings that such Lead Director or chairperson holds such position and are paid in shares on the one year anniversary of the award. The number of shares of restricted stock or restricted stock units to be granted is determined by dividing the fixed value by the closing price of our common stock on the date of grant. Upon a change-in-control of Staples or upon a director leaving our Board after reaching the age of 72, all of such director's outstanding restricted stock would fully vest and the restricted stock units would fully vest and be paid out.
The table below sets forth certain information concerning our 2011 fiscal year compensation of our Outside Directors.

DIRECTOR COMPENSATION FOR 2011 FISCAL YEAR

Name*	Fees earned or paid in cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($) (3)	Total ($)
Basil L. Anderson	75,000	175,007	—	250,007
Arthur M. Blank	75,000	215,012	—	290,012
Mary Elizabeth Burton	75,000	175,007	—	250,007
Justin King	75,000	175,007	—	250,007
Carol Meyrowitz	75,000	207,023	—	282,023
Rowland T. Moriarty	75,000	183,016	—	258,016
Robert C. Nakasone	75,000	175,007	—	250,007
Elizabeth A. Smith	75,000	175,007	1,203	251,210
Robert E. Sulentic	90,000	207,023	—	297,023
Vijay Vishwanath	75,000	207,023	—	282,023
Paul F. Walsh	75,000	175,007	—	250,007
______________________________________________________________________

*Excludes Mr. Sargent, our Chief Executive Officer, who does not receive compensation for his services as director and whose compensation as a named executive officer is reported in the Summary Compensation Table included in this proxy statement.

(1)
The amounts shown in the Stock Awards column represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 for awards granted during our 2011 fiscal year, not the actual amounts paid to or realized by our Outside Directors during our 2011 fiscal year.

(2)
The aggregate fair value of these awards is based on the market price of our common stock on the date of grant. Fractional shares are rounded up to the nearest whole share. Awards made during 2011 represent:

•	Annual grant of shares of restricted stock to each director with a grant date fair value of $175,007;

•	For Mr. Blank, our Lead Director for fiscal year 2011, restricted stock units with a grant date fair value of $40,005;

•
For Messrs. Sulentic and Vishwanath, chair of our Audit Committee and chair of our Nominating and Corporate Governance Committee, respectively, for fiscal year 2011, restricted stock units with a grant date fair value of $32,016 each;

•	For Dr. Moriarty, chair of our Finance Committee for fiscal year 2011, restricted stock units with a grant date fair value of $8,009; and

•	For Ms. Meyrowitz, chair of our Compensation Committee for fiscal year 2011, restricted stock units with a grant date fair value of $32,016.

(3)	Reflects payments of dividend equivalents on unvested restricted stock. Beginning with awards granted after January 2009, dividend equivalents are not paid on unvested restricted stock.

OUTSTANDING DIRECTOR AWARDS
The table below supplements the Director Compensation table above by providing (1) the number of restricted shares and restricted stock units awarded to our directors during our 2011 fiscal year and (2) the total number of stock options, unvested restricted shares and outstanding restricted stock units held by our directors as of January 28, 2012, the end of our 2011 fiscal year.

Name	Grant Date	Award Type	Number of Shares/Units Awarded in FY 2011	Total Options, Unvested Restricted Shares and Restricted Stock Units as of 2011 FYE (1)(2)(3)
Basil L. Anderson	3/10/2011	RS	8,653	8,653
		OP	—	94,742
Arthur M. Blank	3/10/2011	RS	8,653	8,653
	3/10/2011	RSU	1,978	1,978
		OP	—	145,367
Mary Elizabeth Burton	3/10/2011	RS	8,653	8,653
		OP	—	203,867
Justin King	3/10/2011	RS	8,653	8,653
		OP	—	82,367
Carol Meyrowitz	3/10/2011	RS	8,653	8,653
	3/10/2011	RSU	1,583	1,583
		OP	—	77,867
Rowland T. Moriarty	3/10/2011	RS	8,653	8,653
	3/10/2011	RSU	396	396
		OP	—	136,367
Robert C. Nakasone	3/10/2011	RS	8,653	8,653
		OP	—	203,867
Elizabeth Smith	3/10/2011	RS	8,653	8,653
		OP	—	41,954
Robert E. Sulentic	3/10/2011	RS	8,653	8,653
	3/10/2011	RSU	1,583	1,583
		OP	—	82,367
Vijay Vishwanath	3/10/2011	RS	8,653	8,653
	3/10/2011	RSU	1,583	1,583
		OP	—	86,867
Paul F. Walsh	3/10/2011	RS	8,653	8,653
		OP	—	203,867

RS = Restricted stock, RSU = Restricted stock unit, OP = Stock option

(1)
Restricted stock awards made after 2008 vest in full on the first anniversary of the grant date, provided that the director then serves on our Board. The shares of restricted stock granted in 2011 may be sold upon vesting; however, awards made from 2008 through 2010 may be sold only upon leaving our Board. The shares of restricted stock awarded to a director will fully vest upon retirement or resignation should such director leave our Board after reaching the age of 72. Restricted stock awards made prior to 2008 vested in full on the third anniversary of the grant date.

(2)
Restricted stock units awarded during 2011 to our Lead Director and each chairperson of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance Committee vest ratably on the date of each of the four regularly scheduled quarterly Board meetings that such Lead Director or chairperson held such position and are paid on the one year anniversary of the award.

(3)
Stock options awarded during 2008, 2009 and 2010 vest in full on the first anniversary of the grant date, provided that the director then serves on our Board. The stock options awarded to a director will fully vest upon retirement or resignation, should such director leave our Board after reaching the age of 72. Stock option awards made prior to 2008 represent stock option grants that vest ratably on an annual basis over a four-year vesting period, provided that the director then serves on our Board.

APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLER ACTION BY MAJORITY WRITTEN CONSENT
(Item 2 on the Proxy Card)

We are seeking stockholder approval of an amendment to our Restated Certificate of Incorporation to allow stockholder action by written consent in lieu of a meeting. In March 2012, in response to the votes of stockholders at our 2010 and 2011 annual meetings seeking the right to act by majority written consent and input from our stockholders during the course of our corporate governance outreach program about how to implement a meaningful right of written consent while ensuring fundamental fairness to all stockholders, our Board unanimously approved, subject to stockholder approval, the Amendment to our Restated Certificate of Incorporation, which we refer to as the Certificate of Amendment, attached to this proxy statement as Appendix A.
Currently, our Restated Certificate of Incorporation prohibits action by written consent. If this proposal is approved by stockholders at the 2012 Annual Meeting, any action required or permitted to be taken at a meeting of stockholders may instead be taken, without a meeting and without a vote, by the written consent of stockholders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.
The proposed Certificate of Amendment permits stockholders to act by written consent if the written consent is solicited by our Board of Directors or by a stockholder of record who has complied with certain procedural requirements. We believe the Certificate of Amendment implements stockholder action by written consent in a clear, straightforward and meaningful manner that also provides fundamental fairness to all stockholders. Accordingly, action by majority written consent initiated by a stockholder of record is subject to the basic requirements set forth below that we believe help ensure accurate information, full transparency and fairness to all stockholders:

•
A stockholder of record must first request that our Board of Directors set a record date determining which stockholders are entitled to act by majority written consent and provide certain information about the action and the requesting stockholder. The required information is the same as would be required if a stockholder wished to present a matter to a vote at a meeting of stockholders.

•
Our Board of Directors will have 30 days after receipt of the stockholder's request to establish a record date. The purpose of a record date is to provide certainty regarding which stockholders are entitled to submit written consents.

•
A stockholder must use reasonable efforts to solicit consents from all stockholders. The purpose of this provision is to provide each stockholder with an opportunity to consider and act on the proposed action. The Certificate of Amendment provides that the Company will reasonably cooperate with the stockholder who is seeking to take action by written consent in connection with this requirement.

Any action by written consent initiated by a stockholder of record would take effect once the requisite number of written consents are certified in accordance with our By-Laws and would not relate back to the date the written consents were delivered to the Company. Any stockholder seeking to take action by written consent must also comply with all requirements of applicable law, with respect to such action.
If this proposal is approved by stockholders at the 2012 Annual Meeting, the Certificate of Amendment would become effective upon filing of an appropriate certificate with the Secretary of State of the State of Delaware, which we expect to file shortly after the 2012 Annual Meeting. In addition, our Board of Directors will adopt corresponding amendments to our by-Laws. The By-Laws will provide that any record date fixed by the Board with respect to a proposed action by written consent may not precede, or be more than 10 days after, the date of the Board's resolution fixing the record date and will provide for the appointment of an independent inspector of elections to perform a ministerial review of the validity of consents and revocations.
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO ALLOW STOCKHOLDER ACTION BY MAJORITY WRITTEN CONSENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis ("CD&A")
Executive Summary
The Compensation Committee (the "Committee") of our Board of Directors (the "Board"), which is comprised entirely of independent directors, oversees our executive compensation program and determines all compensation for our executive officers. This section of the proxy statement focuses on the compensation program for our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and three other most highly compensated executive officers, whom we refer to collectively as our "named executive officers" ("NEOs").
Our current executive compensation program is heavily weighted to incentive compensation that is "at risk." The principal elements of our program are as follows:

Performance Based Features	General Policy Highlights
• Over 62% of NEO annual target compensation "at risk" based on performance	• Double trigger change in control provisions in severance agreements
• Over 67% of NEO annual target compensation long term, with 70% of this amount performance based (including options)	• No tax gross up payments in future agreements • Policy prohibiting hedging
• Cumulative three year long term performance goal in long term cash incentive plan	• Stock ownership guidelines
• Different metrics in long term and annual plans	• Limited perks
• Committee can decrease but not increase cash awards under our cash incentive programs	• Aggressive "clawback" policy
• Independent compensation consultant hired by the Committee performs no other services for the Company

Changes to 2012 Compensation Program
    In accordance with our commitment to sound executive compensation governance practices, and in response to last year's advisory vote on executive compensation and the feedback from our stockholder outreach program, the Compensation Committee, in consultation with its independent consultant Exequity LLP, decided to make the below changes to our compensation program. For more information about our 2011 outreach program, see the discussion in the “Corporate Governance” section of this proxy statement on page 7.

Summary of Changes to 2012 Compensation Program
• Revised the goals used in our long term cash incentive program from annual goals to a 3 year cumulative goal.
• Revised pay mix for all officers to decrease use of stock options and increase use of performance based long term cash incentives.
• Revised long term incentives to target market median rather than 75th percentile.
• Revised annual and long term incentive goals to include different measures of performance.
• Revised pay mix for associates below the director level to replace equity incentives with cash.

Review of 2011 Executive Compensation
Our executive compensation program is designed to meet three principal objectives:

•	Attract, retain and reward executive officers who contribute to our long term success.

•	Align compensation with short and long term business objectives.

•	Motivate and reward high levels of individual and team performance.
These objectives collectively seek to link compensation to overall company performance, thereby ensuring that the interests of our executives are aligned with the interests of our stockholders. Throughout this CD&A, we refer to the sum of base salary, performance based annual cash bonuses and long term incentives (long term cash incentives, restricted stock and stock options) as "total direct compensation" ("TDC"), and we refer to the sum of base salary and performance based annual cash bonuses as "total cash compensation."
Our pay mix emphasizes "at risk" performance based compensation
To align our NEOs' compensation with the interests of our stockholders, a substantial portion of compensation is "at risk" and performance based, with over 64% of our NEOs' 2011 target compensation being "at risk." As indicated at the beginning of this CD&A, for fiscal year 2012, we have changed the long term incentives mix for our NEOs to place more emphasis on our performance based Long Term Cash Incentive Plan ("Long Term Cash Plan") and less emphasis on stock options.
The chart below highlights the extent to which the total pay opportunity is characterized by "at risk" performance based compensation by illustrating the percentage of each element at target and showing the "at risk" portion of total direct compensation for each of our NEOs for 2011.
* - The long term cash component of the long term incentive portfolio and the cash bonus earned under our Executive Officer Incentive Plan are performance based plans and represent "at risk" compensation since minimum levels of performance must be attained in order for any payout to occur. Similarly, we view the stock option component of our long term equity incentives as performance based and "at risk" since the stock price at exercise must exceed the original fair market value grant price in order to provide any value to the executive.

CEO pay has been aligned with long term performance
On a three year basis, CEO pay has been aligned with performance. In 2011, total CEO compensation as reported in our summary compensation table decreased by 42% due to lower payouts on performance based compensation and no special equity awards.
The following table which the Committee reviewed reflects, relative to our peer group, the alignment between our CEO's base salary, total cash compensation, TDC and the Company's performance as measured by total shareholder return, earnings per share growth and return on invested capital over the 2008-2010 period. When the Committee performed the review, proxy based compensation data was only available through 2010, so the Committee's analysis was limited through such period. In reviewing each of the components of compensation, the Committee placed greatest emphasis on sustained performance and on realizable TDC over the three year period, as opposed to the annual TDC reported in our proxy statement, since the compensation program is designed to promote long term sustained performance and realizable TDC reflects the real value of the equity awards and increases and decreases as the share price changes. The percentiles in the tables show, relative to our peer group, the CEO's or Staples' position with respect to each compensation element and with respect to each performance measure.

3 Year Financial Performance - 2008 - 2010

Percentile
Base Salary
Total Cash
TDC (Realizable) (1,2)
TDC (As Reported Value) (2)
Total Shareholder Return CAGR
EPS CAGR
ROIC Average %
75th
50th
25th
Actual Performance
-0.9%
-4%
9.6%
Percentile vs. Peer Group
42%
37%
43%
72%
46%
36%
40%

(1)
For the above table, realizable TDC is the sum of base salary, cash bonus paid and the realizable value of equity, which is the sum of the market value on October 14, 2011 (the date of the analysis) of restricted stock grants awarded over the relevant period and the value of stock options awarded over the relevant period as determined by subtracting the grant price from the closing price of $14.87 on October 14, 2011.

(2)	Includes the impact of special equity awards.

Our executive compensation program is aligned with long term performance
In December 2011, the Committee performed a broad based review of our executive compensation program. As part of this review, to assess whether our compensation program was aligned with our performance relative to our peer group, the Committee analyzed our NEOs' compensation against our overall performance on both a one year and three year basis. In addition to 2010 and 2008 - 2010 proxy data, the Committee also considered 2011 year to date performance at the time of the review. While the Committee believes financial performance should be the most significant driver of compensation, other factors that drive long term value for stockholders are also taken into account by the Committee, including achievement of operational, strategic and qualitative objectives.
Based on the above 2011 review of executive compensation, the Committee concluded that:

•
For the three year 2008 - 2010 period, compensation decisions were aligned with the marketplace. We successfully aligned compensation with short and long term business objectives and motivated and retained executives during periods of high volatility in the stock market and a down economic environment.

•	Overall individual compensation was appropriate in view of relative and absolute performance primarily based on the 2008 - 2010 realizable TDC for the CEO approximating the median.

•	Each of the NEOs had challenging and wide ranging responsibilities commensurate with their overall pay package.
Performance against 2011 key objectives.    Some of our 2011 performance highlights include:

•	Grew EPS and sales in a difficult environment:

•	EPS: Diluted EPS, on a GAAP basis, increased 16% to $1.40 from the $1.21 achieved in fiscal year 2010.

Adjusted diluted earnings per share increased 8% to $1.37 from the $1.27 achieved in fiscal year 2010. These adjusted results exclude a $21 million cash tax refund, or $0.03 per diluted share, during the second quarter of 2011 and pre-tax integration and restructuring expense of $58 million, or $0.06 per diluted share net of tax, in 2010.

•	Sales: Total company sales increased 2% to $25 billion compared to fiscal year 2010.

•
Continued to invest in strategic initiatives, including technology products and services, copy and print services and facilities and breakroom supplies, to drive our long term success. In 2011, each of these initiatives generated in excess of $1 billion in annual revenues.

•
Generated operating cash flow of $1.6 billion and invested $384 million in capital expenditures, resulting in free cash flow of $1.2 billion, our fourth consecutive year of generating more than $1 billion in free cash flow.

•
Allowed us to increase our first quarter 2012 dividend by 10% to $0.11, reflecting an annualized dividend increase of 10% to $0.44. This is the third consecutive year that we have increased our dividend.

Description of Overall Executive Compensation Program

Pay Philosophy and Mix
We seek to achieve our executive compensation objectives by relying on the compensation philosophy articulated below and through the use of the five compensation components which are summarized in the table that follows. The Committee relies upon its judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each NEO.
Pay Philosophy
The Committee periodically reviews its pay philosophy. Our current pay philosophy is as follows:
        Our executive compensation philosophy is that a significant portion of compensation should be directly linked to Staples' overall performance, specifically:

•	Base salaries are targeted to approximate median salary levels of executives in our peer group.

•	Annual cash incentive opportunities are targeted to approximate the median of target annual incentive levels in our peer group.

•
Long term incentives are targeted to approximate the median target levels within our peer group. These incentives represent a significant portion of total compensation and are largely linked to Staples' overall performance. Top quartile company performance would likely result in delivery of top quartile total compensation.

Pay Mix
The table below summarizes the core elements of our annual compensation program for our NEOs.

Compensation Component	Principal Contributions to Compensation Objectives	Highlights
Base salary	• Attracts, retains and rewards talented executives with annual salary that reflects the executive's performance, skill set and value in the marketplace.
•       Targeted to approximate median of comparable peer group positions.

 •       The only fixed component of compensation.

•       In 2011, the CEO, CFO and COO received 2.5% base salary increases consistent with the salary increase budget for all salaried associates. The Presidents of USR and NAD each received salary increases of 10% reflecting a market adjustment.

Performance based annual cash bonus
•       Focuses executives on annual financial and operating results.

 •       Links compensation to stockholder interests.

•       Enables total cash compensation to remain competitive within the marketplace for executive talent.

•       Targeted to approximate median of comparable peer group positions.

•       The average annual cash bonus payout, as a percentage of salary, to the current NEOs over the past three fiscal years (2009-2011) has been 75%.

 •       In 2012, performance goals were changed to operating income, EPS and sales to provide greater diversity in performance objectives and differentiate the annual goals from long term goals.

Long term incentives	• Rewards achievement of long term business objectives that benefit our stockholders through equity and long term cash plans. • Retains successful and tenured management team.
•       Targeted to approximate median of comparable peer group positions.

• 2011 fiscal year long term incentive portfolio was stock options (42%), tenure-based restricted stock (27%), and a long term performance based cash incentive (31%).

•       2012 fiscal year long term incentive portfolio is stock options (30%), tenure-based restricted stock (30%), and a long term performance based cash incentive (40%).

•       In 2012, the performance goal for our Long Term Cash Plan was revised from annual goals to a 3 year cumulative return on net assets ("RONA") goal, with RONA not used as a metric in any other plans.

Retirement and other benefits	• Helps to attract and retain talented executives with benefits that are comparable to those offered by companies in our peer group and other companies with whom we compete for talent.
•       The Company does not have a pension plan for NEOs. Includes a limited Company match, up to 4% of salary and bonus, to a supplemental executive retirement plan, which is otherwise fully funded by the executive.

Executive perquisites	• We offer limited executive perquisites.	• We provide limited reimbursement for tax, estate and financial planning services. The amounts reimbursed are not grossed up for taxes.

Base Salary
The Committee generally sets base salaries for the NEOs at approximately the median (50th percentile) of comparable positions in our peer group. Changes in base salary are typically considered based on individual performance during our annual performance review process, as well as in the event of a promotion or change in responsibilities. In March 2011, the CEO recommended a 2.5% increase in base salary for the CFO and COO and a 10% increase for the Presidents of NAD and USR which included a market adjustment for retention purposes and based on benchmarking data showing that base salaries for these executives, as a group, were well below the median of comparable peer group positions. The Committee approved his recommendation and also decided to increase the CEO's salary by 2.5%, effective May 1, 2011. As a result of the Committee's action, the CEO's base salary approximated the median of base salaries for Chief Executive Officers in our peer group. The CEO's base salary is 11% of his annual target TDC and is 65% greater than the base salary of the next highest paid NEO. In general, the Committee allocates a greater percentage of the CEO's TDC to performance based and equity incentives because the CEO is uniquely situated to influence our short and long term performance.
Performance Based Annual Cash Bonus (Executive Officer Incentive Plan)
Each of the NEOs was eligible to participate in our Executive Officer Incentive Plan during our 2011 fiscal year. Under the terms of the Executive Officer Incentive Plan, each NEO has a target bonus award for each plan year. Target bonus awards were set between 80% and 150% of the actual base salary paid to the NEO. The target bonus percentages are determined by the Committee based upon an analysis of annual cash incentive opportunities for similar positions in the peer group companies. The Committee generally selects target bonus percentages for the NEOs such that target total cash compensation approximates the median of comparable positions in our peer group.
Within 90 days after the beginning of fiscal year 2011, the Committee established EPS, RONA dollars, and sales performance objectives for the payment of bonus awards. The Committee may determine that special one-time or extraordinary gains or losses should or should not be included in determining whether such performance objectives have been met. The Committee believes that it is appropriate to vary the performance objectives over time since each fiscal year's objectives should be important in that year to drive sustainable growth and increase stockholder value.
For purposes of our 2011 Executive Officer Incentive Plan and our 2011 Long Term Cash Incentive Plan (see "Long Term Incentives"), the performance objectives are calculated as follows:

•	EPS — EPS is calculated using the amounts set forth in our financial statements.

•
RONA — Return on net asset dollars are calculated as net operating profit after tax ("NOPAT") for the most recent 12 months less a capital charge. The capital charge is calculated as the average of the most recent 13 months' net asset balance, multiplied by 11.7%, which is an estimate of our long-term cost of capital. To more accurately reflect the nature and performance of our business, we make certain adjustments to the amounts set forth in our financial statements to calculate RONA dollars. To calculate NOPAT, we begin with our business unit income, add back rent and deduct taxes on adjusted income. To calculate net assets, we begin with our balance sheet net assets, add back interest bearing debt, net capitalized rent and implied goodwill and deduct corporate cash. RONA dollar objectives exclude the difference between the actual and budgeted impact of foreign currency exchange as well as stock-based compensation expense and one time restructuring expenses.

•	Sales — based on the amounts set forth in our financial statements.
For each plan year, a specified percentage of each bonus award is based upon each of the performance objectives selected by the Committee for that plan year. For each of the performance objectives that are met, a corresponding portion of the bonus award is paid. Each performance objective has an associated threshold level that must be achieved for any of the bonus award associated with such objective to be paid and there are also target and maximum levels that are set with increased payouts for better than expected performance. Bonuses are not paid unless we achieve minimum EPS.
In March 2011, the Committee selected three performance objectives for our 2011 fiscal year which on a company-wide basis were:

•	EPS target of $1.50, representing 19% growth in EPS, which was weighted at 40% of the targeted bonus award.

•	RONA dollars target of $73 million, representing a $138 million improvement over our 2010 RONA dollars, which was weighted at 30% of the targeted bonus award.

•	Sales goal of $25.7 billion, representing a 4.7% increase over actual 2010 sales, which was weighted at 30% of the targeted bonus award.

The RONA dollars and sales goals are business unit specific for Messrs. Doody and Parneros and reflect total Company performance for Messrs. Sargent, Mahoney and Miles. Mr. Doody's RONA dollar goal was $168 million for North American Delivery, representing a 53% improvement over 2010 North American Delivery RONA dollars. Mr. Parneros' RONA dollar goal (which related to the U.S. portion of our North American Retail segment) is not disclosed because it would cause us competitive harm. The undisclosed RONA dollar goal was set at a level of difficulty comparable to that of the RONA dollar goals for other executives as disclosed above. During the past four years, the undisclosed RONA dollar goal has been achieved above the target level on one occasion and below the target level on three occasions.
All of the performance goals were based on the financial plan for our 2011 fiscal year so that achievement would result in the target payout. The Committee believed that all of the goals were set at a level that would be challenging to achieve given the uncertain economy, particularly since the minimum EPS required for any bonus payout was set at 85% of target for fiscal year 2011. The maximum payout of twice the target award could only be achieved if we achieved at least 115% of all of our goals.
The tables below illustrate the structure and results under our Executive Officer Incentive Plan in 2011 relative to the targets for each component of the plan for our NEOs, with Staples' overall and business unit performance below target.
Based on the actual performance under the 2011 Executive Officer Incentive Plan, the payments for Messrs. Sargent, Mahoney, and Miles were $724,284, $292,395, and $292,395, respectively.
Based on the actual performance under the 2011 Executive Officer Incentive Plan, the payment for Mr. Doody was $294,142.

Based on the actual performance under the 2011 Executive Officer Incentive Plan, the payment for Mr. Parneros was $270,199.
Changes to the 2012 Performance Based Annual Cash Bonus
Beginning in fiscal 2012, we plan to substitute operating income for RONA as a performance objective for the Executive Officer Incentive Plan, resulting in a change of performance objectives from EPS, RONA and sales to EPS, operating income and sales. RONA will now become our single metric for our Long Term Cash Plan, thereby creating separate and distinct metrics between our short term and long term incentive plans. In addition, in our efforts to drive cross channel collaboration between retail and e-commerce, associates in the US Retail business will have a Staples.com sales bonus goal and associates in Staples.com will have a US Retail sales bonus goal. As part of their annual cash incentive plan, 50% of Mr. Doody's sales goal will be tied to US Retail sales and 50% of Mr. Parneros' sales goal will be tied to Staples.com sales.
Long Term Incentives
Our long term equity and cash incentives reward the achievement of long term business objectives that benefit our stockholders and help us retain a successful and tenured management team. With respect to the NEOs, the Committee relied upon a portfolio approach to long term incentives in 2011 that included a mix of long term cash incentive awards (31% of long term compensation target value), stock options (41-42% of total long term compensation target value), and tenure-based restricted stock (27-28% of long term compensation target value). We compare our long term incentives at target to ensure that we are competitive with our peer group, with a focus on approximating the median of target levels within our peer group. In the Committee's view at the time of grant in 2011, the chosen mix of long term equity awards and long term cash struck the right balance in providing performance based incentives that were aligned with stockholder interests and supported retention of our talented senior executive team in a challenging economic environment.
The Committee granted annual equity awards to all eligible associates, including the NEOs, on July 1, 2011, pursuant to our policy that the annual grant date for the annual equity grant is the first business day after June 30. One of the reasons for having a formal policy of setting the date for the annual equity grant is to avoid any perception that the stock option grants are timed in coordination with the release of material non-public information. Our annual grants of stock options and tenure-based restricted stock awards are awarded midyear around the mid-point of our fiscal year (after our prior year performance appraisal and bonus award processes have been completed) to serve as an additional recognition event that may drive current year and future performance. The stock options were granted at the closing price on July 1 and vest ratably over a four-year period. The tenure-based restricted stock vests 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. Equity awards were issued to approximately 8,600 equity eligible associates in 22 countries. The long term cash incentive awards were also awarded on July 1.
For 2011, the Committee granted awards under our Long Term Cash Plan. The Committee set annual company-wide performance based goals and relative weightings, along with the general payout structure, to track the total company portion of the 2011 Executive Officer Incentive Plan. See "Performance Based Annual Cash Bonus" section above for more detail. As with the 2010 awards, recognizing the difficulty of setting appropriate long term incentive targets, the company-wide performance goals were or will be set at the beginning of each of the three years of the three year performance cycle (2011-2013), with actual payout determined at the end of the three year performance cycle and no payouts (except in the event of death) to be made until the Committee certifies results in March 2014. As described below under "Changes to the 2012 Performance Based Long Term Cash Plan," in 2012, the awards will be based on a cumulative three year RONA goal, as opposed to a series of annual goals.

For the 2010 and 2011 awards, one third of the target award is applied as a target amount for each of the three fiscal years within the performance cycle, and at the end of the performance cycle, the Committee, upon the certification of the results, will determine the amount of the payment to be made to a participant by adding the amounts earned in each component year of the performance period, with each year's payment reflecting proven performance in relation to the goals achieved for that 12 month period. In March 2011, the Committee determined that in the aggregate the performance objectives for fiscal year 2010 had been achieved at 95.8% of target. In March 2012, the Committee determined that in the aggregate the performance objectives for fiscal year 2011 had been achieved at 41.4% of target.
Changes to the 2012 Performance Based Long Term Cash Plan
Beginning in fiscal 2012, the performance objectives for our Long Term Cash Plan will change from EPS, RONA and sales to a single performance objective, RONA. In addition, and in response to shareholder feedback, rather than setting annual goals each year over the three year performance period, a cumulative three year RONA goal will be set at the beginning of the performance period. Results based on the cumulative three year RONA performance will be measured and determined by the Committee at the end of the three year period. RONA is one of the best measures of long term value creation and is therefore an appropriate long term incentive metric.

Long Term Cash Plan — Performance Objectives and Weightings

2011*	EPS 40%*	RONA$ 30%*	Sales 30%*
2012		RONA$ 100% (based on cumulative 3 years)
*Single year performance goals. The 2012 performance objectives under the previously granted 2010 and 2011 Long Term Cash Plan awards will change to EPS (40%), Operating Income ( 30%) and Sales (30%).
Prior Year Equity Awards
2008 Performance Share Awards:    The minimum EPS 2010 goal of $1.79 was not achieved for our 2008 performance share awards; therefore, in March 2011, the Board, based on the Committee's recommendation, determined that no payout would be awarded. The unearned compensation amount represented a sizeable portion (30%) of the total target long term incentive opportunity that was extended to each NEO in 2008. The aggregate value of unearned shares returned to the available share pool under the Amended and Restated 2004 Stock Incentive Plan ("Stock Plan") was $8.5 million.
2010 Performance Share Awards: Each award recipient is eligible to receive shares following the satisfaction of certain performance objectives over a three year performance cycle which includes fiscal years 2010, 2011 and 2012. No shares will be awarded until the Board, upon the recommendation of the Committee certifies on the date of its first regularly scheduled meeting following the end of the performance cycle (the "March 2013 Board Meeting Date") whether, and to what extent, the performance objectives have been achieved. Shares awarded upon certification by the Board will vest as follows: 33% on the March 2013 Board Meeting Date, 33% on the first anniversary of the March 2013 Board Meeting Date and 34% on the second anniversary of the March 2013 Board Meeting Date. In March 2011, the Committee determined that in the aggregate the performance objectives for fiscal year 2010 had been achieved at 93.25% of target. In March 2012, the Committee determined that in the aggregate the performance objectives for fiscal year 2011 had been achieved at 58.2% of target.
Administration of Incentive Plans
The Board and the Committee, through delegated powers, have broad discretion in administering the cash and stock incentive plans. This discretion includes the authority to grant awards, determine target awards, and select performance objectives and goals, along with the ability to adopt, amend and repeal such administrative rules, guidelines and practices as deemed advisable. In addition, the Committee has broad discretion to modify awards and determine goal attainment and the payment of awards under each plan. The Committee may determine to what extent, if any, specific items are to be counted in the relevant financial measures for any particular business and whether special one-time or extraordinary gains and/or losses and/or extraordinary events should or should not be included or considered in the calculation of goals. For the cash incentive plans, the Committee can decrease but not increase cash awards.

Retirement and Other Benefits
We do not have a defined benefit pension plan in which our NEOs participate; however, our NEOs are eligible to participate in defined contribution plans. These retirement plans include a standard 401(k) qualified plan and a Supplemental Executive Retirement Plan ("SERP"), both which are otherwise fully funded by the NEOs and only supported by Staples through limited matching contributions. Additionally, the NEOs are eligible to participate in standard health and welfare programs, such as medical, dental, vision, disability, and supplemental life insurance, on the same basis as our other salaried associates. They are also eligible to participate in our 401(k) qualified plan on the same basis as our other salaried associates; however, their contributions are limited to 2% of eligible compensation. Due to the limitations on our officers' ability to contribute to our 401(k) plan, we have the SERP, which is a non-qualified deferred compensation plan generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Under the SERP, officers of Staples may defer a total of up to 100% of their base salary, bonus, and long term cash incentive awards and receive matching contributions up to a maximum of 4% of base salary and bonus.
We also have an Executive Benefits Program consisting of life insurance, long term care insurance, supplemental long term disability, a survivor benefit plan and an executive physical and registry program. This program was implemented to enhance our retirement and benefit offerings for senior management and to further support our efforts to attract and retain top talent. All senior officers of Staples, including the NEOs, are eligible to participate in this program. For each plan or policy described above that requires payment of periodic premiums or other contributions, we generally pay such premiums or other contributions for the benefit of each NEO.
Executive Perquisites
Our executive compensation program is relatively free of perquisites, and the Committee views our limited executive perquisites as reasonable and very limited compared to our peer group companies. To reinforce this position, as explained in more detail below, the Committee has in past years adopted formal policies regarding personal use of our leased aircraft and reimbursement for tax planning services for senior officers. Most recently, as described below, the Committee adopted a policy prohibiting any future compensation, severance or employment related agreement from providing for a gross up payment to cover taxes triggered by a change in control.
Aircraft Policy.    Under our aircraft policy, our CEO is permitted to use our leased aircraft for personal use so long as the incremental cost to Staples is treated as compensation income to our CEO. Subject to prior approval by our CEO and similar compensation treatment, other NEOs may also use our leased aircraft for personal use. There was no personal use of our leased aircraft during our 2011 fiscal year.
Tax Services Reimbursement Program.    We reimburse each NEO, other than our CEO, up to $5,000 each year for tax, estate or financial planning services or advice from a pre-approved list of service providers that must not include our outside auditors. Our CEO is reimbursed up to $50,000 each year for these services. The Committee annually reviews the amounts paid under this policy for compliance. The reimbursements are not grossed up for taxes.
Policy against reimbursement of excise tax on change in control payments.    In March 2011, the Committee adopted a policy that, unless required by law, prohibits Staples from entering into any future compensation, severance or employment related agreement that provides for a gross up payment to cover taxes triggered by a change in control, including taxes payable under Section 280G of the U.S. Internal Revenue Code. Under the terms of Mr. Sargent's long standing severance benefits agreement, we would reimburse Mr. Sargent for any excise tax due under Section 280G of the U.S. Internal Revenue Code incurred in connection with a termination without cause or resignation for good reason following a change in control of Staples. Mr. Sargent is the only executive with this benefit.
The Committee's Processes
The Committee has established a number of processes to help ensure that our executive compensation program meets the objectives, and is consistent with the pay philosophy, described at the beginning of this CD&A.
Independent Compensation Consultant
Our Committee charter authorizes the Committee to engage independent legal and other advisors and consultants as it deems necessary or appropriate to carry out its responsibilities and prohibits the Committee's compensation consultants from serving as Staples' regular advisors and consultants. Accordingly, in our 2011 fiscal year, the Committee continued to use, pursuant to a written agreement, Exequity LLP as an independent advisor reporting to the Committee to advise on and assist with executive compensation matters. Under the terms of Exequity's agreement, Exequity is responsible for, among other matters:

•	Reviewing total compensation strategy and pay levels for executives.

•	Performing competitive analyses of outside board member compensation.

•	Examining all aspects of executive compensation programs to ensure that they support the business strategy.

•	Preparing for and attending selected Committee and Board meetings.

•	Supporting the Committee in staying current on the latest legal, regulatory and other industry considerations affecting executive compensation and benefit programs.

•	Providing general counsel and advice to the Committee with respect to all compensation decisions pertaining to the CEO and all compensation recommendations submitted by management.
During our 2011 fiscal year, the independent consultant advised, and frequently made recommendations to, the Committee on compensation matters for all officers and directors as requested by management or the Committee, advised on and made recommendations on all matters pertaining to compensation of our CEO, and met with the Committee in executive session without the presence of management. Consistent with the terms of the written agreement and the Committee charter, Exequity has, with the knowledge and consent of the Committee, provided advice and expertise to management on matters to be presented by management to the Committee, but Exequity has not performed services for Staples that were unrelated to Committee related matters. During 2011, Exequity assisted management by performing Section 280G calculations and providing experience based executive market data related to executive and non-executive positions. Most of the data reviewed by the Committee is generated by management and reviewed and advised upon by the compensation consultant. The principal consultant from Exequity attended four of the five the Committee meetings during our 2011 fiscal year. Exequity was paid $40,330 for services rendered during 2011.
Benchmarking
In March 2011, the Committee set compensation for the NEOs based on its September 2010 review of 2007-2009 compensation, its assessment of our 2010 performance and general consideration of the totality of the data, advice and information provided by management and Exequity.
In December 2011, the Committee evaluated the competitiveness of our NEOs' compensation relative to marketplace norms and practices by analyzing current proxy statement data from our peer group. During the course of this analysis, the Committee focused on whether Staples' pay practices were aligned with performance. This analysis was intended to inform the Committee as to whether any changes to the executive compensation program were needed.
The Committee evaluated, relative to the 2010 and three year (2008-2010, CEO, CFO and Chief Operating Officer ("COO") only) proxy statement data for the peer group, the competitiveness of base salary, total cash compensation (base salary plus annual cash bonus) and TDC, with a focus on total cash compensation and TDC. The Committee then analyzed its findings in relation to Company performance as measured by one year and three year TSR, EPS, and ROIC.
TDC was reviewed in two ways. First, to provide a view of the "realizable TDC" in 2010, the value of TDC was analyzed by, at the date the data was analyzed (October 14, 2011, when our stock price was $14.87), taking the sum of the base salary, annual cash bonus paid, "in the money" value of annual stock option grants, and the value of restricted stock awards or other long term incentives. Second, to provide the value of the "as reported" overall TDC at grant, the value of TDC was analyzed by taking the sum of base salary, annual cash bonus, value of annual stock options as reported in our proxy statement, value of the restricted stock awards as reported in the proxy statement, and the value of long term incentive grants at target.
Peer Group
The Committee plans to review our peer group every three years, with the most recent comprehensive review of our peer group having been performed in June and September 2011. The peer group analysis was conducted by the Committee's independent consultant. The current peer group was analyzed using a proprietary model to compare the “fit” of each of the peer group companies to Staples' profile based on industry, company size, market valuation and performance. The composition of our peer group goes beyond just retailers and business to business competitors. The Committee compared the scores of the peer group companies to the scores of fifteen other potential peer companies that fit the profile. Based on a quantitative and qualitative assessment, the Committee decided not to make any changes to the current peer group shown below.

Amazon.com, Inc.	Kohl's Corporation	Starbucks Corp.
Best Buy Co., Inc.	Limited Brands, Inc.	Sysco Corporation
Costco Wholesale Corporation	Lowe's Companies, Inc.	Target Corporation
FedEx Corporation	Macy's, Inc.	The TJX Companies, Inc.
Gap Inc.	Office Depot, Inc.	Walgreen Co.
Home Depot, Inc.	OfficeMax Incorporated	Xerox Corporation
J.C. Penney Company, Inc.	Safeway Inc.

2010 and 2008-2010 Compensation Findings
Based on its review of the data, the Committee's key findings for the 2011 NEOs are summarized in the two tables below. Our findings for our CEO's benchmarking review are presented earlier in the Executive Summary. The first table below reflects our findings, relative to our peers, of how our CEO, CFO, North American Delivery ("NAD") and US Retail ("USR") Presidents' base salary, total cash compensation, realizable TDC and TDC as reported in our proxy statement compared, over the 2010 period, to TSR, EPS growth and ROIC percentage. The second table below presents similar information over the 2008-2010 period for our CFO, with the performance metrics being compounded growth rate in EPS and TSR, along with the three year average percent ROIC. Similar data for our CEO is displayed on page 28. The Presidents of NAD and USR were not included in the second table, and our COO is not included in either table, because of insufficient comparable data. In the tables below, EPS is adjusted for all years to exclude special items, such as integration and restructuring costs, retail wage and hour settlements and special tax charges.

1 Year Financial Performance - Fiscal 2010

Percentile
Base Salary
Total Cash
TDC (Realizable)
TDC (As Reported Value)
Total Shareholder Return
EPS Growth
ROIC %
75th
50th
25th
Actual Performance
-3.4%
11%
8.4%

Percentile vs. Peer Group	Base Salary	Total Cash	TDC (Realizable)	TDC (As Reported Value)	Total Shareholder Return	EPS Growth	ROIC %
◆ CEO	44%	61%	67%	81%			
▲ Vice Chairman & CFO	45%	66%	67%	>90%	14%	9%	27%
■ President USR	3%	53%	45%	90%			
● President NAD	3%	52%	44%	90%

3 Year Financial Performance - 2008- 2010
Percentile
Base Salary
Total Cash
TDC (Realizable) 1, 2
TDC (As Reported Value) 2
Total Shareholder Return CAGR
EPS CAGR
ROIC Average %
75th
50th
25th
Actual Performance
-0.9%
-4%
9.6%

Percentile vs. Peer Group

	Base Salary	Total Cash	TDC (Realizable)	TDC (As Reported Value)	Total Shareholder Return CAGR	EPS CAGR	ROIC Average %
▲ Vice Chairman & CFO	42%	40%	57%	>90%	46%	36%	40%
CEO[3]

(1)
For both of the above tables, realizable TDC is the sum of base salary, annual cash bonus paid and the realizable value of equity, which is the sum of the market value on October 14, 2011 (the date of the analysis) of restricted stock grants awarded over the relevant period and the value of stock options awarded over the relevant period as determined by subtracting the grant price from the closing price of $14.87 on October 14, 2011.

(2)	Includes the impact of special equity awards.
(3) See page 28 for CEO information.
Analysis and Conclusions
In December 2011, the Committee reviewed the 2010 and 2008-2010 compensation levels of our NEOs in view of this data and determined that overall compensation was appropriate in view of relative and absolute performance based primarily on the three year realizable TDC for the CEO and CFO. The Committee also took into consideration, in comparison to the peer data, the officers' respective roles and responsibilities within the Company and in comparison to other similarly situated executives. The Committee's key findings were:

•	Our three year performance and total cash and realizable TDC all were generally aligned and approximated the median for the CEO and CFO.

•
The three year realizable TDC is below median for the CEO, and the CFO's three year realizable TDC is at the 57th percentile, which was justified as the CFO also serves as the Company's Vice Chairman and managed several other departments and had added responsibilities that were not related to finance.

•	On an "as reported" basis, three year TDC for the CEO is below the 75th percentile.

•	For all of our NEOs, the realizable TDC is lower than the "as reported" values.
Accordingly, the Committee did not make any material changes to the compensation packages of our NEOs.
Tally Sheets/Termination Scenarios
For our NEOs, the Committee reviews all components of compensation, including salary, bonus, current vested and unvested long term incentive compensation, the current value of owned shares, and cost to us of all perquisites and benefits. In addition, the Committee periodically reviews similar information for other senior executives. The Committee also reviews the projected payout obligations under potential retirement, termination, severance, and change-in-control scenarios to fully understand the financial impact of each of these scenarios to Staples and to the executive. Documentation detailing the above components and scenarios with their respective dollar amounts was prepared by management for each of our NEOs and reviewed by the Committee in March 2011. This information was prepared based on compensation data as of the end of fiscal 2010 and assumed that the various scenarios occurred at the end of fiscal 2010. Similar termination scenario information with respect to our 2011 fiscal year is presented under the heading "Potential Payments upon Termination or Change-in-Control." Based on this review and the views of the Committee's independent compensation consultant, the Committee found the total compensation for each of our NEOs under these various scenarios to be reasonable after taking into account many factors, including, but not limited to, the contributions of the executive to Staples, the financial performance of Staples, the marketplace, the particular contemplated scenario and the guidance provided by the compensation consultant.
Input from Management
Certain officers within our Human Resources department regularly attend Committee meetings to provide information and recommendations regarding our executive compensation program, including the Executive Vice President of Human Resources and Vice President of Compensation and Benefits. Among other things, these officers present our CEO's recommendations regarding any change in the base salary, bonus, equity compensation, goals related to performance based cash or equity compensation and other benefits of other senior executives, and these officers also compile other relevant data at the request of the Committee. The CEO's recommendations are based in part on the results of annual performance reviews of the other executives. The Committee is not bound by such recommendations but generally takes them into consideration before making final determinations about the compensation of such executives other than our CEO. The CEO, at the discretion of the Committee, may be invited to attend all or part of any Committee meeting to discuss compensation matters pertaining to the other executives, and in fiscal 2011, he attended three of the five meetings of the Committee. The Committee generally meets in executive sessions with its independent compensation consultant without any member of management present when discussing compensation matters pertaining to our CEO.
The Board has delegated authority to the Chairman and CEO to grant stock options, restricted stock units and restricted stock to non-executive employees out of an annual pool of 600,000 shares. No awards from the annual pool were granted by the Chairman and CEO in fiscal 2011. The annual pool is designed to be used between quarterly Committee meetings to facilitate making new hire and retention grants and to reward special accomplishments and achievements of associates. Awards from the annual pool are granted on the earlier of the first business day of the month that follows appropriate approval or two business days after the Committee's ratification of the award.
Related Policies and Considerations
Risk Assessment
In December 2011, the Committee conducted its annual risk assessment of our executive officer compensation programs. The evaluation included an analysis of the appropriateness of our peer group, compensation mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, stock ownership guidelines/trading policies, performance appraisal process and leadership/culture. In addition, the Committee reviewed the major compensation plans with regard to the number and type of associates covered, performance measures, total cost at target of each program and risk mitigators attributable to each of the programs. The risk mitigators included the balanced mix of cash and equity incentives, the mix and quality of the performance metrics, the stock ownership guidelines and an aggressive recoupment policy. The Committee also considered and reviewed the executive compensation issues raised by the participants in the Company's corporate governance outreach program and the changes made to the executive compensation program as described earlier in this CD&A. Based on its evaluation, recognizing all compensation programs are inherently risk laden, the Committee determined that the level of risk within our compensation programs was appropriate and did not encourage excessive risk taking by our executives. Accordingly, the Committee concluded that our compensation programs will not have a material adverse effect on the Company.
Recoupment Policy
We have a formal principles based recoupment policy statement and have recoupment provisions in our annual and long term cash incentive plans, our equity award agreements and severance arrangements.
Our principles based policy statement is as follows:
        We view recoupment as a risk management and asset recovery tool for dealing with certain particularly harmful or unethical behaviors such as intentional deceitful acts resulting in improper personal benefit or injury to the Company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of the Code of Ethics and breach of key associate agreements. Accordingly, in our annual bonus plans, long term incentive plans and/or agreements and severance arrangements, we provide for forfeiture and recovery of undeserved cash, equity and severance compensation from any associate that engages in such misconduct.
In connection with the Dodd-Frank Act's requirement that we implement a policy providing for the recovery of erroneously paid incentive based compensation following a required accounting restatement, we plan to revise our recoupment policy and related implementing provisions soon after final rules are issued by the Securities and Exchange Commission.
Employment, Termination of Employment and Change-In-Control Agreements
We have not entered into any employment agreements with any of our NEOs. We have entered into severance benefit agreements with each of our NEOs, which are described under the heading "Potential Payments upon Termination or Change-in-Control" later in this proxy statement.
Severance benefits agreements have historically been offered to our NEOs in order to address competitive concerns when the NEOs were recruited, by providing those individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join Staples. Each of our NEOs has executed a Non-Competition and Non-Solicitation Agreement and a Confidentiality Agreement that covers the two year period subsequent to termination of their employment.
Stock Ownership Guidelines and Policy Prohibiting Hedging
Prior to five years after becoming an executive officer, each executive officer must hold shares of our common stock equal in value to at least a defined multiple of his or her salary as follows:

Position	Ownership Level
CEO	5×salary
CFO or COO	4×salary
President, NAD	3×salary
President, USR	3×salary
Other executive officers	2×salary
All shares owned outright, unvested restricted stock and vested stock options are taken into consideration in determining compliance with these ownership guidelines. The value of stock options for this purpose is the excess of the market price of the underlying stock over the exercise price. Each of our NEOs met our stock ownership guidelines in our 2011 fiscal year.
Our Insider Trading Policy prohibits, among many other actions, our associates and directors from entering into derivative transactions such as puts, calls, or hedges with our stock. We also provide training and distribute quarterly reminders to our associates regarding this policy.
Tax and Accounting Implications
Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to our CEO and to our three most highly compensated officers (other than the CEO and CFO) whose compensation is required to be disclosed to our stockholders under the Securities Exchange Act of 1934, is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance based plan approved by stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. The Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that support attraction and retention of key executives.
Cash bonuses paid under the Executive Officer Incentive Plan for our 2008 through 2012 fiscal years, which was approved by stockholders at our 2008 Annual Meeting, stock options awarded under our stock option plans, which were also approved by stockholders, long term cash awards awarded under our Long Term Cash Incentive Plan, which was approved by stockholders at our 2010 Annual Meeting, and the performance share awards granted in 2009 and 2010 are all performance based and are potentially deductible for us. Time-based restricted stock does not qualify for the performance based exception to Section 162(m), but the Committee believes that the retention benefit derived from such awards outweighs any tax benefit to us.
The compensation that we pay to our NEOs is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Stock-based compensation is accounted for as required under FASB ASC Topic 718.

Compensation Committee Report
The Compensation Committee of Staples' Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Carol Meyrowitz, Chairperson Mary Elizabeth Burton Robert Nakasone Paul F. Walsh

SUMMARY COMPENSATION TABLE

The following table sets forth, at the end of our 2011 fiscal year, certain information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers, who we refer to collectively as the "named executive officers."

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Ronald L. Sargent	2011	1,174,035	2,272,908	3,401,201	1,427,996	584,964	8,861,104
Chairman & Chief Executive Officer	2010	1,145,400	7,692,604	3,401,201	2,448,010	477,978	15,165,193
	2009	1,112,000	3,953,922	3,954,992	1,344,291	393,796	10,759,001
John J. Mahoney	2011	710,940	996,103	1,552,601	613,615	201,620	4,074,879
Vice Chairman & Chief Financial Officer*	2010	693,600	2,923,105	1,552,603	1,031,242	138,529	6,339,079
	2009	673,400	1,804,905	1,805,368	488,442	131,901	4,904,016
Michael A. Miles, Jr.	2011	710,940	996,103	1,552,601	613,615	72,785	3,946,044
President & Chief Operating Officer	2010	693,600	2,923,105	1,552,603	1,031,242	81,291	6,281,841
	2009	673,400	1,804,905	1,805,368	488,442	72,899	4,845,014
Joseph G. Doody	2011	591,910	577,606	909,401	482,312	164,948	2,726,177
President, North American Delivery	2010	538,100	1,733,818	909,403	643,060	92,345	3,916,726
	2009	522,400	1,057,205	1,057,480	233,615	89,534	2,960,234
Demos Parneros	2011	591,910	577,606	909,401	458,369	142,909	2,680,195
President, US Retail	2010	538,100	1,733,818	909,403	668,773	81,443	3,931,537
	2009	522,400	1,057,205	1,057,480	433,151	66,152	3,136,388

* Effective February 1, 2012, Ms. Christine T. Komola succeeded Mr. Mahoney as Chief Financial Officer. Mr. Mahoney continues to serve as Vice Chairman.

(1)
The amounts shown in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, not the actual amounts paid to or realized by the named executive officers during our 2011, 2010 and 2009 fiscal years. An explanation of the vesting of restricted stock awards and option awards, as well as the methodology for payouts under the 2010 Special Performance and Retention Awards granted in 2010, is discussed in the footnotes to the Grants of Plan-Based Awards for 2011 Fiscal Year and Outstanding Equity Awards at 2011 Fiscal Year End tables below.

(2)
The fair value of these awards, which constitute restricted stock awards, is based on the market price of our common stock on the date of grant. For 2010, the amounts also include the 2010 Special Performance and Retention Awards, for which the fair value is calculated at the target share payout as of the grant date.

(3)
The fair value of each stock option award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note J in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2011 fiscal year.

(4)
Includes amounts earned in fiscal 2011 under our Executive Officer Incentive Plan equal to $724,284, $292,395, $292,395, $294,142, and $270,199, for Messrs. Sargent, Mahoney, Miles, Doody, and Parneros, respectively. In connection with our Long Term Cash Incentive Plan, also includes for each of (i) the first year of the performance cycle covering fiscal years 2011, 2012 and 2013 and (ii) the second year of the performance cycle covering fiscal years 2010, 2011 and 2012, $351,856, $160,610, $160,610, $94,085 and $94,085 for Messrs. Sargent, Mahoney, Miles, Doody, and Parneros, respectively, representing amounts earned based on performance objectives determined by the Compensation Committee to be achieved at 41.4% of target. Earned amounts are not paid out until the Compensation Committee certifies achievement of the objectives and the payouts at the end of the three year performance cycle.

(5)	Includes the following items, as applicable to each named executive officer:

•	Contributions made on a matching basis pursuant to the terms of our 401(k) plan and Supplemental Executive Retirement Plan ("SERP");

•	Dividend equivalents paid on shares of restricted stock granted prior to January 2009;

•
Premiums paid under our executive life insurance and long-term disability plans, reimbursement of taxes owed with respect to such premiums, and premiums paid under our long-term care plan. In fiscal year 2011, annual premiums paid under our executive life insurance plan for Messrs. Sargent, Mahoney, Doody and Parneros were $100,000, $55,000, $50,000, and $30,000, respectively. There was no annual premium paid for Mr. Miles in 2011. Mr. Miles' life insurance coverage is in the form of Death Benefit Only, providing for Staples to pay his beneficiary upon his death. In fiscal year 2011, annual premiums paid under our long-term disability plans for Messrs. Sargent, Mahoney, Miles and Parneros were $16,836, $5,140, $3,697 and $3,569, respectively.

•	Tax preparation services; and

•	Executive physical and registry program.
The table below sets forth the dollar amounts that we paid for each applicable item listed above.
All Other Compensation

Name	Year	401(k)	SERP	Dividend Equivalents	Executive Life Insurance	Long-Term Disability	Long-Term Care	Tax Services	Physical
Ronald L. Sargent	2011	$2,450	$111,925	$167,813	$222,318	$28,903	$1,555	$50,000	$—
	2010	2,450	99,142	173,654	121,030	30,147	1,555	50,000	—
	2009	2,450	44,480	145,378	121,030	28,903	1,555	50,000	—
John J. Mahoney	2011	2,450	54,587	9,208	119,667	8,825	1,883	5,000	—
	2010	2,450	47,012	15,507	59,039	7,638	1,883	5,000	—
	2009	2,450	26,936	17,633	69,174	8,825	1,883	5,000	—
Michael A. Miles, Jr.	2011	2,450	54,587	3,195	—	6,347	1,206	5,000	—
	2010	2,450	47,012	16,652	2,499	6,472	1,206	5,000	—
	2009	2,450	26,936	25,819	3,264	6,348	1,206	3,300	3,576
Joseph G. Doody	2011	2,450	39,971	5,252	106,850	—	1,796	5,000	3,629
	2010	2,450	30,659	9,035	39,776	—	1,796	5,000	3,629
	2009	2,450	20,896	11,061	46,481	—	1,796	5,000	1,850
Demos Parneros	2011	2,450	40,999	1,871	85,255	6,128	1,206	5,000	—
	2010	2,450	38,641	10,145	17,749	6,252	1,206	5,000	—
	2009	2,450	20,896	16,221	15,149	5,230	1,206	5,000	—

GRANTS OF PLAN-BASED AWARDS FOR 2011 FISCAL YEAR

The following table sets forth summary information regarding grants of plan-based awards made to the named executive officers for our 2011 fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards*			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#) (1)*	Number of Securities Underlying Options (#) (2)*	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Ronald L. Sargent		(4)	176,105	1,761,053	3,522,105
		(5)	255,090	2,550,900	5,101,800
	7/1/2011	6/6/2011				142,681			2,272,908
	7/1/2011	6/6/2011					863,012	15.93	3,401,201
John J. Mahoney		(4)	71,094	710,940	1,421,880
		(5)	116,450	1,164,500	2,329,000
	7/1/2011	6/6/2011				62,530			996,103
	7/1/2011	6/6/2011					393,953	15.93	1,552,601
Michael A. Miles, Jr.		(4)	71,094	710,940	1,421,880
		(5)	116,450	1,164,500	2,329,000
	7/1/2011	6/6/2011				62,530			996,103
	7/1/2011	6/6/2011					393,953	15.93	1,552,601
Joseph G. Doody		(4)	47,353	473,528	947,056
		(5)	68,210	682,100	1,364,200
	7/1/2011	6/6/2011				36,259			577,606
	7/1/2011	6/6/2011					230,749	15.93	909,401
Demos Parneros		(4)	47,353	473,528	947,056
		(5)	68,210	682,100	1,364,200
	7/1/2011	6/6/2011				36,259			577,606
	7/1/2011	6/6/2011					230,749	15.93	909,401

*
Equity awards were granted pursuant to our Amended and Restated 2004 Stock Incentive Plan. Non-equity awards were granted pursuant to our Executive Officer Incentive Plan and our Long Term Cash Incentive Plan.

(1)
Unless otherwise noted, restricted stock vests 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. The vesting of these restricted stock awards is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" below. For awards granted in 2011, no dividends will be paid on shares of unvested restricted stock. Named executive officers are not subject to additional holding periods after equity awards vest.

(2)
Stock options vest 25% per year after the date of grant. The exercisability of the options is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" below. Named executive officers are not subject to additional holding periods after such equity awards vest. The stock options expire on July 1, 2021, ten years from the date of grant.

(3)	The grant date fair value of the restricted stock granted on July 1, 2011 is $15.93 per share. The grant date fair value of the stock options granted on July 1, 2011 is $3.94 per share.

(4)
In March 2011, the Compensation Committee established the performance objectives for fiscal year 2011 under the Executive Officer Incentive Plan, as well as the threshold, target and maximum payment levels. Based on the level of performance objectives achieved, the Compensation Committee approved in March 2012 payments of $724,284, $292,395, $292,395, $294,142, and $270,199, for Messrs. Sargent, Mahoney, Miles, Doody, and Parneros, respectively.

(5)
The amounts shown reflect potential cash payments pursuant to awards under our Long Term Cash Incentive Plan granted on July 1, 2011 for the three year performance cycle covering fiscal years 2011, 2012, and 2013. Actual cash payouts will be determined at the end of the performance cycle based on the extent to which the performance objectives for each of the three fiscal years are achieved. Our Compensation Committee will certify the results and determine the amount of the payment to be made to a participant by adding the amounts earned in each plan year of the performance cycle. The target cash award remains fixed for the balance of the performance cycle. One-third of the target award is applied as a target amount for each of the fiscal years within the performance cycle. For each of the three performance measures, the threshold payout is 25% of the annual target and maximum payout is 200% of overall target.

Performance below a threshold level for each measure results in no payout for that measure, with no payout whatsoever if the minimum earnings per share threshold (weighted at 40%) is not achieved. The Compensation Committee reviewed the results for 2011 and determined, that, in the aggregate, the performance objectives had been achieved at 41.4% of target. The fiscal year 2012 plan year of this award is contingent on stockholder approval of the Amended and Restated Long Term Cash Incentive Plan, as discussed in the "Approval of our Amended and Restated Long Term Cash Incentive Plan" section of this proxy statement.

Accelerated Vesting of Awards
Equity Awards.    Under certain circumstances the vesting or payout of restricted stock, performance share awards and stock options may be accelerated as described below.

•
Rule of 65.  If the named executive officer retires or resigns and the requirements of the "Rule of 65" have been satisfied, then all restricted stock and stock option awards vest in full. Once the named executive officer meets the age and service requirements of our Rule of 65, a number of unvested shares of restricted stock that is sufficient to satisfy any tax obligations triggered by such event will vest. For awards granted after June 30, 2004, but prior to fiscal year 2010, the Rule of 65 is met if the sum of the named executive officer's age (minimum age of 55) and years of service equals or exceeds 65. Effective the first day of fiscal year 2010, we changed the Rule of 65 in all restricted stock awards for associates in North America and replaced it with a purely age 65 based retirement provision.

•
Death or Disability.  All restricted stock, performance shares and stock options vest in full upon the named executive officer's death or disability. Any payouts under any outstanding performance share awards will be based on actual results at the end of the applicable performance period as if the named executive officer were employed throughout such period.

•
Change-in-Control.  Under our standard form of non-qualified stock option agreement, a change-in-control would result in a partial vesting acceleration of outstanding options and a termination without cause (or resignation for good reason) within one year after a change-in-control would result in acceleration of vesting of all outstanding options. Under our standard form of restricted stock award agreement, a change-in-control would result in acceleration of vesting of all outstanding restricted shares if (1) the change-in-control results in the named executive officer not being offered employment by the surviving corporation under certain conditions or (2) within one year following the change-in-control, the named executive officer's employment is terminated without cause (or the officer resigns for good reason). Under our performance share award agreements, a change-in-control would entitle the named executive officer at the end of the performance period to the greater of the number of shares equal to target or the number of shares earned based on actual achievement of the performance objectives if (a) the named executive officer does not accept employment with the surviving corporation upon the change-in-control or (b) within one year following the change-in-control, the named executive officer's employment is terminated without cause (or the officer resigns for good reason).

•
Termination of employment by Staples.  The 2010 Special Performance and Retention Share Award agreements provide that, if the named executive officer is terminated by Staples other than for "cause" (as defined in the award agreement), the named executive officer is eligible for a prorated award based on completed years while employed during the performance cycle, provided that the prorated awards will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the three year performance cycle. If the named executive officer is terminated by Staples for "cause", then he is not eligible for any award payment.

Cash Awards.    Payments of awards under the Executive Officer Incentive Plan and the Long Term Cash Incentive Plan also may be accelerated as described below.

•
Rule of 65.  If the named executive officer terminates his employment before the end of the performance period and if the sum of the named executive officer's age (minimum age of 55) and years of service equals or exceeds 65, then the named executive officer is eligible for (i) a prorated award under the Executive Officer Incentive Plan based on the number of days the named executive officer was employed during the plan year; and (ii) a prorated award under the Long Term Cash Incentive Plan based on the number of days employed during the particular year of the performance cycle, if the performance goals and target award have been established, and any completed years of the performance cycle. In each case of eligibility for a prorated award, will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the three year performance cycle.

•
Death.  Upon the named executive officer's death before the end of any plan year or performance cycle, awards will be paid at 100% of the target award, regardless of the amount that would have been earned based upon achievement of the performance goals.

•
Disability.  If the named executive officer's employment is terminated due to disability before the end of any plan year or performance cycle, then the named executive officer is eligible for a prorated award based on the number of days employed during the plan year or performance cycle, as applicable. In each case of eligibility for a prorated award, such prorated award will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the three year performance cycle.

•	Change-in-Control. Under our Long Term Cash Incentive Plan, a change-in-control would entitle the named executive officer at the end of the performance cycle to an award payment equal to the greater of 100% of the target award or the amount earned based on actual achievement of the performance objectives if (1) the named executive officer does not accept employment by the surviving corporation upon the change of control or (2) within one year following the change-in-control, the named executive officer's employment is terminated without cause (or the officer resigns for good reason).

•
Termination of employment.  Under the Long Term Cash Incentive Plan, named executive officers that terminate employment before the end of the performance cycle, but have not met the requirements of the Rule of 65, are eligible for a prorated award based on completed plan years. If the named executive officer is terminated by Staples other than for "cause" (as defined in the Long Term Cash Incentive Plan), the named executive officer is eligible for a prorated award based on the number of days employed during the particular year of the performance cycle, if the performance goals and target award have been established prior to termination, and any completed years of the performance cycle. Prorated awards will only be paid out if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the three year performance cycle. If the named executive officer is terminated by Staples for "cause", then he is not eligible for any award payment.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END

The following table sets forth summary information regarding the outstanding equity awards held by each of the named executive officers as of the end of our 2011 fiscal year.

		Option Awards				Stock Awards
Name	Grant Date/ Performance Share Period	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Ronald L. Sargent	7/1/2011	—	863,012	15.93	7/1/2021	142,681		2,284,323
	7/1/2010	161,395	484,188	19.27	7/1/2020	117,951		1,888,396
	7/1/2009	324,712	324,712	20.12	7/1/2019	22,894		366,533
	7/1/2008	452,949	150,983	24.3	7/1/2018
	7/2/2007	557,653		24.42	7/2/2017
	3/8/2007					375,000	(9)	6,003,750
	7/3/2006	431,250		24.5	7/3/2016
	6/30/2005	525,000		21.29	6/30/2015
	7/1/2004	525,000		19.12	7/1/2014
	7/1/2003	525,000		12.88	7/31/2013
	8/1/2002	525,000		10.6266	8/31/2012
	3/1/2002	37,500		13.46	3/31/2012
	1/30/2010 – 2/2/2013								281,250	(7)	4,502,813
	1/31/2009 – 1/30/2010					87,883	(6)	1,407,007
	2/3/2007 – 1/28/2012								187,500	(8)	3,001,875
John J. Mahoney	7/1/2011	—	393,953	15.93	7/1/2021	62,530		1,001,105
	7/1/2010	73,675	221,025	19.27	7/1/2020	51,692		827,589
	7/1/2009	148,224	148,224	20.12	7/1/2019	12,245		196,042
	7/1/2008	206,761	68,921	24.3	7/1/2018
	7/2/2007	254,557		24.42	7/2/2017
	7/3/2006	33,979		24.5	7/3/2016
	7/3/2006	196,875		24.5	7/3/2016
	6/30/2005	150,000		21.29	6/30/2015
	7/1/2004	150,000		19.12	7/1/2014
	7/1/2003	150,000		12.88	7/31/2013
	8/1/2002	150,000		10.6266	8/31/2012
	1/30/2010 – 2/2/2013								100,000	(7)	1,601,000
	1/31/2009 – 1/30/2010					40,118	(6)	642,289
Michael A. Miles Jr.	7/1/2011	—	393,953	15.93	7/1/2021	62,530		1,001,105
	7/1/2010	73,675	221,025	19.27	7/1/2020	51,692		827,589
	7/1/2009	148,224	148,224	20.12	7/1/2019	17,942		287,251
	7/1/2008	206,761	68,921	24.3	7/1/2018
	7/2/2007	254,557		24.42	7/2/2017
	7/3/2006	33,979		24.5	7/3/2016
	7/3/2006	196,875		24.5	7/3/2016
	6/30/2005	225,000		21.29	6/30/2015
	7/1/2004	225,000		19.12	7/1/2014
	10/1/2003	225,000		16.2666	10/31/2013
	1/30/2010 – 2/2/2013								100,000	(7)	1,601,000
	1/31/2009 – 1/30/2010					40,118	(6)	642,289

		Option Awards				Stock Awards
Name	Grant Date/ Performance Share Period	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Joseph G. Doody	7/1/2011	—	230,749	15.93	7/1/2021	36,259		580,507
	7/1/2010	43,153	129,461	19.27	7/1/2020	29,975		479,900
	7/1/2009	86,821	86,821	20.12	7/1/2019	6,937		111,061
	7/1/2008	121,108	40,370	24.3	7/1/2018
	7/2/2007	149,104		24.42	7/2/2017
	7/3/2006	14,843		24.5	7/3/2016
	7/3/2006	115,325		24.5	7/3/2016
	6/30/2005	75,000		21.29	6/30/2015
	7/1/2004	75,000		19.12	7/1/2014
	1/30/2010 – 2/2/2013								60,000	(7)	960,600
	1/31/2009 – 1/30/2010					23,499	(6)	376,219
Demos Parneros	7/1/2011	—	230,749	15.93	7/1/2021	36,259		580,507
	7/1/2010	43,153	129,461	19.27	7/1/2020	29,975		479,900
	7/1/2009	86,821	86,821	20.12	7/1/2019	10,509		168,249
	7/1/2008	121,108	40,370	24.3	7/1/2018
	7/2/2007	149,104		24.42	7/2/2017
	7/3/2006	14,843		24.5	7/3/2016
	7/3/2006	115,325		24.5	7/3/2016
	6/30/2005	75,000		21.29	6/30/2015
	7/1/2004	75,000		19.12	7/1/2014
	7/1/2003	75,000		12.88	7/31/2013
	8/1/2002	75,000		10.6266	8/31/2012
	5/1/2002	9,499		13.3533	5/31/2012
	4/29/2002	75,000		13.26	5/29/2012
	1/30/2010 – 2/2/2013								60,000	(7)	960,600
	1/31/2009 – 1/30/2010					23,499	(6)	376,219

(1)
Stock options vest 25% per year after the date of grant. The exercisability of the options is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2011 Fiscal Year table above.

(2)	The expiration date is typically the tenth anniversary of the date of grant.

(3)
Unless otherwise noted, restricted stock vests 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. The vesting of these restricted stock awards is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2011 Fiscal Year table above.

(4)	Based on the fair market value of our common stock on January 28, 2012 ($16.01 per share).

(5)
The vesting of performance share awards, including the 2010 Special Performance and Retention Awards, is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2011 Fiscal Year table above.

(6)
Performance shares were paid out at 111.8% of target in March 2010 based on achievement of the performance objectives for fiscal year 2009. Awarded shares vested 33% in March 2011, an additional 33% vested in March 2012 and the remaining 34% vest in March 2013.

(7)
Target payout of 2010 Special Performance and Retention Share Award that vests subject to satisfaction of performance objectives for the performance cycle covering fiscal years 2010, 2011, and 2012. The performance objectives set for fiscal year 2011 and 2010 were reviewed by the Compensation Committee and determined to be achieved at 58.1% and 93.3% of target, respectively. Shares will only be awarded if the Compensation Committee certifies achievement of the objectives and the payouts at the end of the three year performance cycle. Shares awarded vest 33% in March 2013, an additional 33% vest in March 2014 and the remaining 34% vest in March 2015.

(8)
Threshold payout of 2007 Special Performance Share Award payable in shares subject to satisfaction of performance objectives for the 2007-2011 performance period, with a payout date in March 2012. These performance objectives were not achieved, and the Board did not approve any share payouts under this award.

(9)	Restricted stock award vested in full on March 8, 2012.

OPTION EXERCISES AND STOCK VESTED DURING 2011 FISCAL YEAR

The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers during our 2011 fiscal year:

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired Upon Vesting (#)		Value Realized on Vesting ($) (3)
Ronald L. Sargent	1,537,500	5,524,629	43,941	(3)	894,639
John J. Mahoney	150,000	852,855	20,058	(3)	408,381
Michael A. Miles, Jr.	—	—	53,972		948,631
Joseph G. Doody	—	—	11,749	(3)	239,210
Demos Parneros	18,000	99,601	31,615		555,675

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Represents the fair market value of the stock award on the date of vesting.

(3)
Restricted stock awards prior to fiscal year 2010 vested in full upon retirement or resignation if the age and years of service requirements known as "Rule of 65" were satisfied. Such shares are considered vested for tax purposes, but are not released to the named executive officer. The age and years of service requirements under awards with the Rule of 65 were met by Messrs. Sargent, Mahoney and Doody prior to fiscal year 2011 and shares under those awards were reported in the table for the applicable year. The Rule of 65 is described in the "Accelerated Vesting of Awards" section following the "Grants of Plan Based Awards for 2011 Fiscal Year" table in this proxy statement.

NONQUALIFIED DEFERRED COMPENSATION FOR 2011 FISCAL YEAR

The following table sets forth summary information with respect to each of the named executive officers regarding contributions to our Supplemental Executive Retirement Plan ("SERP") for our 2011 fiscal year:

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($) *	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Ronald L. Sargent	373,402	111,925	(22,893)	—	4,762,921
John J. Mahoney	109,289	54,587	18,569	—	1,577,990
Michael A. Miles	54,645	54,587	20,960	—	708,087
Joseph G. Doody	306,241	39,971	131,035	—	4,747,823
Demos Parneros	60,494	40,999	19,093	—	798,512

*	These contribution amounts are included in the All Other Compensation column of the Summary Compensation Table included in this proxy statement.
Our SERP is a non-qualified deferred compensation plan which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Our SERP provides participants with a range of well diversified investment options similar to our 401(k) plan. Eligible executives, including the named executive officers, may contribute up to 100% of their base salary and annual cash bonus and will receive matching contributions in cash equal to 100% of each dollar saved, up to a maximum of 4% of base salary and bonus. The matching contributions generally vest 20% per year during the first five years of service based on hours worked during a calendar year. After five years of service, participants are generally fully vested in all matching contributions. All of our named executive officers are fully vested in their SERP balances. Benefits generally are paid to the participant in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code. Executives may also contribute a portion of their Long Term Cash Incentive Plan payments; however, they will not receive matching contributions from us.

Potential Payments Upon Termination or Change-in-Control
The tables below show the estimated incremental value transfer to each current named executive officer under various scenarios relating to a termination of employment. The tables below and the discussion that follows assume that such termination occurred on January 28, 2012. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to associates generally.

FISCAL 2011 TERMINATION SCENARIOS*

	Retirement or Resignation	Termination for Cause	Termination Without Cause	Resignation for Good Reason	Termination Following Change-in- Control	Change- in-Control Only	Death or Disability (1)
Ronald L. Sargent
Cash Severance Payment	$—	$—	$4,333,357	$4,333,357	$6,500,036	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$1,587,124	$—	$15,442,274	$1,587,124	$21,257,129	$17,260	$21,257,129
SERP Lump Sum Value Payout	$4,762,921	$4,762,921	$4,762,921	$4,762,921	$4,762,921	$—	$4,762,921
Continuation of Benefits	$14,550	$14,550	$506,356	$506,356	$753,211	$—	$1,761,337
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$—	$7,631,228	(2)
Excise and 409A Tax (Grossed-up)	$—	$—	$—	$—	$—	$—	$—
Total	$6,364,595	$4,777,471	$25,044,909	$11,189,759	$33,273,296	$17,260	$35,412,615

	Retirement or Resignation	Termination for Cause	Termination Without Cause or Resignation for Good Reason	Termination Following Change-in- Control	Change- in-Control Only	Death or Disability(1)
John J. Mahoney
Cash Severance Payment	$—	$—	$1,640,386	$2,187,181	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$724,469	$—	$4,004,173	$6,433,300	$7,879	$6,433,300
SERP Lump Sum Value Payout	$1,577,989	$1,577,989	$1,577,989	$1,577,989	$—	$1,577,989
Continuation of Benefits	$11,741	$11,741	$213,646	$503,653	$—	$—
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$3,554,700	(2)
Total	$2,314,199	$1,589,730	$7,436,194	$10,702,122	$7,879	$11,565,989
Michael A. Miles
Cash Severance Payment	$—	$—	$1,640,386	$2,187,181	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$692,953	$—	$1,500,674	$6,719,551	$7,879	$6,719,551
SERP Lump Sum Value Payout	$708,087	$708,087	$708,087	$708,087	$—	$708,087
Continuation of Benefits	$—	$—	$16,878	$23,142	$—	$—
Life Insurance Payout	$—	$—	$—	$—	$—	$2,132,820	(3)
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$3,554,700	(2)
Total	$1,401,040	$708,087	$3,866,024	$9,637,961	$7,879	$13,115,158
Joseph G. Doody
Cash Severance Payment	$—	$—	$811,548	$1,217,323	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$424,390	$—	$2,345,637	$3,779,885	$4,615	$3,779,885
SERP Lump Sum Value Payout	$4,747,822	$4,747,822	$4,747,822	$4,747,822	$—	$4,747,822
Continuation of Benefits	$9,142	$9,142	$55,205	$78,409	$—	$—
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$2,604,404	(2)
Total	$5,181,354	$4,756,964	$7,960,213	$9,823,439	$4,615	$11,132,111
Demos Parneros
Cash Severance Payment	$—	$—	$886,632	$1,329,947	$—	$—
Value of Accelerated Vesting of Incentive Compensation	$405,930	$—	$890,552	$3,948,134	$4,615	$3,948,134
SERP Lump Sum Value Payout	$798,512	$798,512	$798,512	$798,512	$—	$798,512
Continuation of Benefits	$—	$—	$98,811	$148,520	$—	$—
Survivor Death Benefit Payout	$—	$—	$—	$—	$—	$2,604,404	(2)
Total	$1,204,442	$798,512	$2,674,507	$6,225,114	$4,615	$7,351,050

(1)
Value of Accelerated Vesting of Incentive Compensation in the case of death or disability includes the payout at death for the Long Term Cash Incentive Plan since the death benefit is higher than the disability benefit. All other values are the same for death or disability.

(2)	Includes 1 year Executive Officer Incentive Plan payout at target in addition to any Survivor Death Benefit Payout.

(3)	Mr. Miles' life insurance coverage is in the form of Death Benefit Only, providing for Staples to pay his beneficiary upon his death.

*	Payouts subject to 409A regulations.
See below for additional explanation of the terms of these payments and our assumptions calculating them. In addition, please see the Compensation Discussion and Analysis section of this proxy statement.

Retirement or Resignation
If a named executive officer who satisfies the conditions of our "Rule of 65" retires or resigns, all restricted stock and stock option awards granted to such named executive officer will vest in full. A named executive officer who satisfies the conditions of our Rule of 65 may exercise any vested options within three years of his retirement or resignation (but in no event after the expiration date). Our Rule of 65 is described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2011 Fiscal Year table earlier in this proxy statement. As of January 29, 2011, Messrs. Sargent, Mahoney and Doody met the age and service requirements under our Rule of 65 applicable to equity based awards granted between June 30, 2004 and the beginning of fiscal year 2010 and no named executive officer has met the purely age 65 based retirement provision applicable to awards granted after the first day of fiscal year 2010. The value of accelerated vesting of incentive compensation listed in the table above represents unvested restricted stock and stock option awards held by Messrs. Sargent, Mahoney and Doody. The values exclude all performance share awards because (i) the 2007 Special Performance Share Award to Mr. Sargent did not pay out; and (ii) the 2010 Special Performance and Retention Share Awards to the named executive officers are forfeited upon voluntary termination of employment. For the Long Term Cash Incentive Plan, a prorated payment of two completed plan years for each award for the performance cycle covering fiscal years 2010, 2011 and 2012 and one completed plan year for each award for the performance cycle covering fiscal years 2011, 2012, and 2013 is included.
The named executive officer's benefits under our SERP, which include contributions by us and the named executive officer and any investment gains, generally will be paid in accordance with the plan provisions and any predefined distribution schedule based on the requirements of Section 409A of the Internal Revenue Code. The continuation of benefits represents executive life insurance and, for Messrs. Sargent, Mahoney and Doody, the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan.
Termination for Cause
In the event of a termination for cause, the named executive officer is entitled to his contributions and our matching contributions to our SERP and any investment gains on such contributions. The continuation of benefits represents executive life insurance and, for Messrs. Sargent, Mahoney and Doody, the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan.
Termination without Cause or Resignation for Good Reason
We have entered into severance benefit agreements with each of the named executive officers that provide compensation following a termination without cause or resignation for good reason. The circumstances constituting cause or good reason are specifically described in the severance benefits agreements for the named executive officers, which are listed as exhibits to our most recent Annual Report on Form 10-K. In general,

•
a termination will be for cause if the named executive officer has willfully failed to perform his duties, breached any confidentiality or non-compete agreement with us, or engaged in misconduct that harms us; and

•
the named executive officer will have good reason to resign if we significantly diminish his authority or responsibilities, reduce his salary or eligibility for bonus and other benefits, or require that he relocate his office more than 50 miles following a change-in-control of Staples.

Under the severance benefits agreements, following our termination of the named executive officer's employment without cause or the named executive officer's resignation for good reason:

•	Mr. Sargent is entitled to continuation of salary, bonus and certain health and welfare benefits for 24 months.

•	Messrs. Mahoney and Miles are entitled to continuation of salary, bonus and certain health and welfare benefits for 18 months.

•	Messrs. Doody and Parneros are entitled to continuation of salary, bonus and certain health and welfare benefits for 12 months.
In addition, under Mr. Sargent's severance benefits agreement, if we terminate Mr. Sargent's employment without cause (but not if Mr. Sargent resigns for good reason), all of his stock options become exercisable in full and any restrictions on the vesting of his restricted stock awards lapse.
The cash severance payments listed in the tables above represent the value of salary and bonus continuation to the named executive officers under the severance benefits agreements. Under our Rule of 65, Messrs. Sargent's, Mahoney's and Doody's unvested restricted stock and stock option awards are accelerated. In addition, under our Rule of 65, any vested stock options may be exercised by the named executive officer within three years following termination without cause or resignation for good reason (but in no event after the expiration date). The 2010 Special Performance and Retention Share Award agreements and the Long Term Cash Incentive Plan each provide that, if the named executive officer is terminated by Staples other than for cause, the named executive officer is eligible for a prorated award or payment, as applicable, based on completed years while employed during the performance cycle, provided that the prorated award or payment will only be paid if the performance objectives are achieved and appropriately certified and payment is authorized. The values of accelerated vesting of incentive compensation listed in the tables above represent unvested restricted stock and stock option awards held by Messrs. Sargent, Mahoney and Doody. The values also include: (i) for the 2010 Special Performance and Retention Share Awards to the named executive officers for the three year performance cycle covering fiscal years 2010, 2011 and 2012, prorated awards of two completed fiscal years at 93.3% and 58.1%, which are the amounts determined by the Compensation Committee to be achieved for fiscal 2010 and 2011, respectively, and (ii) for the Long Term Cash Incentive Plan awards to the named executive officers for the three year performance cycle covering fiscal years 2010, 2011 and 2012, prorated awards of two completed fiscal years at 95.8% and 41.4%, which are the amounts determined by the Compensation Committee to be achieved in fiscal 2010 and 2011, and for the three year performance cycle covering fiscal years 2011, 2012 and 2013, prorated awards of one completed fiscal year at 41.4%, which is the amount determined by the Compensation Committee to be achieved in fiscal 2011. The values exclude the 2007 Special Performance Share Award to Mr. Sargent because it did not pay out.
The named executive officer's benefits under our SERP, which include contributions by us and the named executive officer and any investment gains, generally will be paid in accordance with the plan provisions and any predefined distribution schedule based on the requirements of Section 409A of the Internal Revenue Code. The continuation of benefits listed in the tables above include health and dental insurance coverage provided under the severance benefits agreements, as well as executive life insurance. For Messrs. Sargent, Mahoney and Doody, the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan. The amounts listed are estimates based on the current policies in place after applying a reasonable benefit cost trend.
Termination Following Change-in-Control
Under our severance benefits agreements with the named executive officers, if we terminate the named executive officer's employment without cause or the named executive officer resigns for good reason within two years following a change-in-control of Staples, the named executive officer would receive payments in addition to those triggered by a termination without cause or resignation for good reason. The circumstances constituting a change-in-control of Staples are specifically described in the severance benefits agreements for the named executive officers, which are listed as exhibits to our most recent Annual Report on Form 10-K. In general, a change-in-control will occur if another person becomes the owner of 30% or more of the combined voting power of our stock, there is an unwelcome change in a majority of the members of our Board, or our stockholders approve a merger with another entity in which our stockholders fail to own more than 75% of the combined voting power of the surviving entity. Upon a termination following a change-in-control, Mr. Sargent would receive an additional 12 months of salary, bonus, and certain health and welfare benefits, and each other named executive officer would receive an additional six months of salary, bonus and health and welfare benefits. Under the terms of Mr. Sargent's severance benefits agreement, we will also reimburse Mr. Sargent for any excise tax under Section 280G of the Internal Revenue Code incurred in connection with a termination without cause or resignation for good reason following a change-in-control of Staples. In addition, the vesting or payout of the named executive officers' restricted stock awards, stock option awards and performance share awards is accelerated, and the named executive officers are eligible for awards under the Long Term Cash Incentive Plan following a change-in-control, as described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2011 Fiscal Year table earlier in this proxy statement.
The cash severance payments listed in the tables above represent the value of salary and bonus continuation to the named executive officers under the severance benefits agreements. The values of accelerated vesting of incentive compensation listed in the tables above represent unvested restricted stock and stock option awards held by the named executive officers. The named executive officer may exercise any vested options within three years of the termination date under our Rule of 65 and otherwise within 6 months of the termination date (but in no event after the expiration date). Performance share awards and awards under the Long Term Cash Incentive Plan typically are paid at the greater of 100% of the target award or the payout based on actual results at the end of the performance cycle. As we are unable to calculate actual results at this time, values of accelerated vesting of incentive compensation include an amount equal to the target award for the 2010 Special Performance and Retention Share Award and the Long Term Cash Incentive Plan award for the performance cycles covering fiscal years 2010, 2011 and 2012 as well as 2011, 2012 and 2013. The values exclude the 2007 Special Performance Share Award to Mr. Sargent because it did not pay out.
The named executive officer's benefits under our SERP, which include contributions by us and the named executive officer and any investment gains, generally will be paid in accordance with the plan provisions and any predefined distribution schedule based on the requirements of Section 409A of the Internal Revenue Code. Our Board may also direct that our SERP be terminated within 12 months of the change-in-control, with assets being distributed within 12 months of the termination date. The continuation of benefits listed in the tables above include health, dental and executive life insurance coverage provided under the severance benefits agreements and, for Messrs. Sargent, Mahoney and Doody, the provision of long-term care coverage beginning at age

65 under a group long-term care insurance plan. The amounts listed are estimates based on the current policies in place after applying a reasonable benefit cost trend.
Change-in-Control Only
Under our non-qualified stock option agreements with all of our associates, including the named executive officers, a change-in-control would result in a partial vesting acceleration of outstanding options. Specifically, the vesting schedule of such options would accelerate such that an additional 25% of the underlying shares would become immediately exercisable and the remaining unvested shares would vest ratably on each vesting date following such change-in-control. The circumstances constituting a change-in-control of Staples are specifically described in our form of non-qualified stock option agreement, which is listed as an exhibit to our most recent Annual Report on Form 10-K. In general, a change-in-control will occur if another person becomes the owner of 30% or more of the combined voting power of our stock, there is an unwelcome change in a majority of the members of our Board of Directors, or our stockholders approve a merger with another entity in which our stockholders prior to the merger fail to own more than 75% of the combined voting power of the surviving entity.
Death or Disability
Termination due to death or disability would result in vesting acceleration of certain equity awards, which is described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2011 Fiscal Year table earlier in this proxy statement. The values of accelerated vesting of equity compensation listed in the tables above represent unvested restricted stock and stock option awards held by the named executive officers. In general, any vested stock options may be exercised by the named executive officer or his estate within one year following termination for death or disability (but in no event after the expiration date). For the 2010 Special Performance and Retention Share Awards, an amount equal to 100% of the target award is included. A target level award payment under the named executive officers' awards under our Long Term Cash Incentive Plan for the performance cycles covering fiscal years 2010, 2011 and 2012 and fiscal years 2011, 2012 and 2013 is also included (for disability, the named executive officer is eligible for a prorated award based on number of days employed during the performance cycle). The values exclude the 2007 Special Performance Share Award to Mr. Sargent because it did not pay out.
If the termination is due to the named executive officer's death, his beneficiaries or estate would be entitled to a lump sum payment under our SERP, target level award payment from the Executive Officer Incentive Plan and payments from our survivor death benefit plan. Payouts under our survivor death benefit plan which includes 100% of base salary for the first year and 50% of base salary for the second and third years are made monthly over a period of three years. Not included in the table above are the death benefit payouts from insurance policies for which the named executive officers pay the premiums. Payouts under these policies would be $2,132,820, $1,775,730, and $1,775,730 for Messrs. Mahoney, Doody, and Parneros, respectively. Mr. Sargent's life insurance coverage is in the form of a second-to-die policy providing for payments either upon the latter of his death or his wife's death. For purposes of the table above, we have assumed that payments under this policy (which would amount to approximately $12,690,000) are not triggered. In the event that Mr. Sargent were to die first, we would continue to pay the executive life insurance premiums needed to support the $12,690,000 death benefit.
If the termination is due to the named executive officer's disability, he would be entitled to receive a distribution from our SERP, generally in accordance with the plan provisions and any predefined distribution schedule based on the requirements of Section 409A of the Internal Revenue Code. The named executive officer would also be entitled to receive disability payments from our disability carriers, if the named executive officer has enrolled in such policy. Disability coverage is generally designed to replace 60% of the named executive officer's compensation up to $600,000 for each of the named executive officers who participated in the group disability plan on July 1, 2005. The disability benefit payouts from disability insurance policies for which the named executive officer pays the premiums are not included in the table above. In addition, executive life insurance premiums will be continued to age 65 as necessary to support the life insurance coverage in place at the time of disability.
Agreements Affecting Payments
We provide for forfeiture and recovery of undeserved cash, equity and severance compensation from any associate that engages in such misconduct. We also view recoupment as a risk management and asset recovery tool for dealing with particularly harmful or unethical behaviors such as intentional deceitful acts resulting in improper personal benefit or injury to the company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of the Code of Ethics and breach of key associate agreements. For instance, each of the named executive officers has executed a Non-Competition and Non-Solicitation Agreement and a Confidentiality Agreement that cover the two year period subsequent to termination of his employment. Violation of any of the terms of these agreements entitles us to recover any severance payments and value received in connection with any equity awards.

EQUITY COMPENSATION PLAN INFORMATION AT 2011 FISCAL YEAR END

Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (2)
Equity compensation plans approved by security holders	49,575,318	(3)	$19.89	26,057,382	(4)
Equity compensation plans not approved by security holders	12,894	(5)	$12.03	—
Total	49,588,212		$19.89	26,057,382

(1)	Weighted-average exercise price calculation excludes outstanding performance share awards and restricted stock units, which do not have an exercise price.

(2)
Does not include up to a maximum of approximately 4,754,781 additional shares that may become available for issuance under the 2004 Plan through the expiration, termination, surrendering, cancellation, forfeiture or settlement of awards granted under the Amended and Restated 1992 Equity Incentive Plan (the "1992 Plan"), as provided in the 2004 Plan. One-half of the total number of shares of common stock covered by the 2004 Plan (including any shares that may become available through the 1992 Plan, as described above) may be granted in the form of restricted stock or other stock-based awards other than options or stock appreciation rights.

(3)
Issued pursuant to our Amended and Restated 1990 Director Stock Option Plan, the 1992 Plan and our 2004 Plan. We continue to grant equity awards only under the 2004 Plan. Includes a number of shares estimated as of our 2011 fiscal year end issuable under performance share awards described under the heading "Long-Term Equity Incentives" in the Compensation Discussion and Analysis section of this proxy statement.

(4)
Includes 11,057,382 shares available for issuance under the 2004 Plan as well as, pending shareholder approval, 15,000,000 shares available for issuance under our 2012 Employee Stock Purchase Plan (the "ESPP") of which 2,055,657 shares will be issuable in connection with the current ESPP offering period that ends June 30, 2012, assuming that our associates enroll to the same extent they did during the offering period that ended on December 31, 2011 and based on a fair market value of $14.23 per share for our common stock on January 3, 2012 (the first business day of the current offering period). In the event the fair market value of our common stock is less than $14.23 per share on June 30, 2012, we will issue additional shares for the current offering period.

(5)	Includes 12,894 shares issuable in connection with current outstanding options under our 1997 United Kingdom Company Share Option Plan.
The following option plan has not been approved by our stockholders. We no longer issue any options under this plan, although options remain outstanding.
1997 United Kingdom Company Share Option Plan
In August 1997, our Board adopted the 1997 United Kingdom Company Share Option Plan (the "UK Option Plan"), pursuant to which stock options for up to 1,687,500 shares of our common stock could be granted to our associates and our subsidiaries' associates, other than executive officers and directors. On June 17, 2004, when our stockholders approved our Amended and Restated 2004 Stock Incentive Plan, we ceased granting stock options under the UK Option Plan. We used the UK Option Plan to compensate associates working in our United Kingdom businesses. Associates working in our United Kingdom businesses were also eligible to receive options under our stockholder-approved equity plans. We filed the UK Option Plan with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 1998.
The UK Option Plan was designed to be approved by the United Kingdom's Department of Inland Revenue so that associates would not be obligated to pay income tax on the difference between the exercise price of the option and fair market value of our common stock at the option's exercise date. The Department of Inland Revenue approved the UK Option Plan in January 1998. Participants in the UK Option Plan could be granted, in the aggregate over the life of the UK Option Plan, up to 30,000 British pounds of tax-advantaged options. Eligible associates could receive additional non-tax advantaged options under the UK Option Plan.
The UK Option Plan is administered by our Board. Our Board is authorized to adopt, amend and repeal the administrative rules, guidelines and practices relating to the UK Option Plan and to interpret the provisions of the UK Option Plan. Our Board of Directors may amend, suspend or terminate the UK Option Plan at any time. As noted above, our Board terminated the UK Option Plan, effective June 17, 2004, with respect to future awards. Our Board of Directors has delegated to the Compensation

Committee authority to administer certain aspects of the UK Option Plan.
Our Board or the Compensation Committee selected the recipients of options under the UK Option Plan and determined (1) the number of shares of our common stock covered by such options, (2) the dates upon which such options become exercisable (which is typically 25% on the first anniversary of the date of grant and 2.083% monthly thereafter), (3) the exercise price of options (which may not be less than the fair market value of our common stock on the date of grant), and (4) the duration of the options (which may not exceed 10 years). With respect to options granted within the 30,000 British pound limit, preferential tax treatment generally may only be obtained on the exercise of the option if the option is exercised after the third and before the tenth anniversary of the date of grant and more than three years after the previous exercise of an option which has received preferential tax treatment.
Our Board is required to make appropriate adjustments in connection with the UK Option Plan and any outstanding options under the UK Option Plan to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The UK Option Plan also contains provisions relating to the disposition of options in the event of a merger, consolidation, sale of all or substantially all of the assets, or liquidation of Staples.
As of January 28, 2012, approximately 10 associates have outstanding awards under the UK Option Plan.
Compensation Committee Interlocks and Insider Participation
During our 2011 fiscal year, Ms. Meyrowitz, Ms. Burton, Mr. Nakasone and Mr. Walsh served on the Compensation Committee and were independent directors during such service. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board of Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on our review of copies of reports filed during fiscal year 2011 by the directors, executive officers and beneficial owners of more than 10% of our common stock required to file such reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, and a review of written certifications provided by them to the Company, we believe that our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION
(Item 3 on the Proxy Card)
Our Board recognizes that it is appropriate to seek on an annual basis the views of stockholders on the design and effectiveness of Staples' executive compensation program. Our stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
Our executive compensation program is designed to attract, retain and reward executive officers who contribute to our long term success, align compensation with short and long term business objectives, and motivate and reward high levels of individual and team performance. The program is heavily weighted to incentive compensation that is "at risk" and contains elements of performance based cash and equity based compensation. This ensures that the interests of our named executive officers are aligned with the interests of our stockholders. For example, in 2011, total CEO compensation, as reported in our Summary Compensation Table, decreased 42% due to lower payouts on performance based compensation and no special equity awards. As demonstrated by our performance over time, we believe that Staples has successfully achieved our compensation program objectives. At the same time, we believe our program does not encourage excessive risk taking by management.
The "Executive Compensation" section of this proxy statement, including the "Compensation Discussion and Analysis" discussion, describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the 2011 fiscal year ended January 28, 2012. In accordance with our commitment to sound executive compensation governance practices, and in response to last year's advisory vote on executive compensation and the feedback from our corporate governance outreach program, the Compensation Committee, in consultation with its independent consultant Exequity LLP, decided to make the following changes to our compensation program:

•	Revised the goals used in our long term cash incentive program from annual goals to a three year cumulative goal.

•	Revised pay mix for all officers to decrease use of stock options and increase use of performance based long term cash incentives.
•Revised long term incentives to target market median rather than 75th percentile.
•Revised annual and long term incentive goals to include different measures of performance.
•Revised pay mix for associates below the director level to replace equity incentives with cash.
Highlights from our executive compensation program include the following:

•
For the three year period from 2008 - 2010, compensation decisions were aligned with the marketplace. We successfully aligned compensation with short and long term business objectives and motivated and retained executives during periods of high volatility in the stock market and a down economic environment.

•	Over 62% of named executive officers' annual target compensation is "at risk" based on performance.

•	Our executive compensation governance includes many best practices, such as stock ownership guidelines, a policy prohibiting hedging, an aggressive "clawback policy" and limited perquisites.
In assessing 2011 pay for performance, the Compensation Committee took into account the progress we made in 2011 against key objectives. Some of our 2011 performance highlights include:

•	Grew EPS and sales in a difficult environment:

•
EPS: Diluted EPS, on a GAAP basis, increased 16% to $1.40 from the $1.21 achieved in fiscal year 2010. Adjusted diluted earnings per share increased 8% to $1.37 from the $1.27 achieved in fiscal year 2010. These adjusted results exclude a $21 million cash tax refund, or $0.03 per diluted share, during the second quarter of 2011 and pre-tax integration and restructuring expense of $58 million, or $0.06 per diluted share net of tax, in 2010.

•	Sales: Total company sales increased 2% to $25 billion compared to fiscal year 2010.

•
Continued to invest in strategic initiatives, including technology products and services, copy and print services and facilities and breakroom supplies, to drive our long term success. In 2011, each of these initiatives generated in excess of $1 billion in annual revenues.

•
Generated operating cash flow of $1.6 billion and invested $384 million in capital expenditures, resulting in free cash flow of $1.2 billion, our fourth consecutive year of generating more than $1 billion in free cash flow.

•
Allowed us to increase our first quarter 2012 dividend by 10% to $0.11, reflecting an annualized dividend increase of 10% to $0.44. This is the third consecutive year that we have increased our dividend.

Our Board is asking stockholders to approve, on an advisory basis, Staples' named executive officer compensation by approving the following resolution:

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED."
As an advisory vote, this proposal is not binding upon Staples. The Compensation Committee considers the results of the voting in making future compensation decisions for our named executive officers.
        OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

INTRODUCTION TO

APPROVAL OF AMENDED AND RESTATED LONG TERM CASH INCENTIVE PLAN

AND

APPROVAL OF AMENDED AND RESTATED EXECUTIVE OFFICER INCENTIVE PLAN

(Items 4 and 5 on the Proxy Card)

In accordance with our commitment to sound executive compensation governance practices, and in response to last year's advisory vote on executive compensation and the feedback from our stockholder outreach program, the Compensation Committee, in consultation with its independent consultant Exequity LLP, decided to implement several changes to the Company's compensation program. Certain of these changes require the amendment and restatement of our incentive plans.

We are seeking stockholder approval of the amendment and restatement of our 2010 Long Term Cash Incentive Plan, which we refer to as our Long Term Cash Plan, and our Executive Officer Incentive Plan, which we refer to as the Annual Cash Plan, in order to obtain favorable corporate tax treatment for payments earned under these plans.

Changes to our 2012 Compensation Program

Based on the results of its review, the Compensation Committee decided to make the following changes, among others, to the cash-based elements of our executive compensation program beginning with fiscal year 2012:

•	establishment of a three year cumulative goal for awards under the Long Term Cash Plan, rather than a three year award consisting of annual goals; and

•	use of separate and distinct metrics between our Long Term Cash Plan and Annual Cash Plan, including the introduction of operating income as a performance goal.

Specifically, these changes will result in the implementation of:

•
For previously granted awards under the Long Term Cash Plan, which require the setting of annual goals each year for each plan year of the three year performance cycle, the use of earnings per share ("EPS"), operating income and sales performance goals for the 2012 plan year;

•	For 2012 awards under the Long Term Cash Plan, a cumulative three year return on net asset dollars ("RONA") performance goal; and

•	For 2012 awards under the Annual Cash Plan, the use of EPS, operating income and sales as the performance goals.

For more information about the changes to our 2012 executive officer compensation program, see the "Compensation Discussion and Analysis" section of this proxy statement.

Stockholder Approval of Amended and Restated Cash Incentive Plans

Summary. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), certain executive compensation in excess of $1 million per year paid to some of our executive officers would generally not be deductible for federal income tax purposes unless such compensation is paid under a performance-based plan that is approved by our stockholders and satisfies certain other criteria. Our Board is therefore submitting the Long Term Cash Plan and the Annual Cash Plan for stockholder approval in order to avail itself of the performance based compensation exception to the deduction limitations under Section 162(m) of the Code.

Affected Awards under Long Term Cash Plan. In order to incorporate the above changes into the portion of our 2012 incentive compensation payable under our Long Term Cash Plan and still preserve the status of such payments as performance-based compensation under Section 162(m), payments under certain previously granted awards, as well as the grant of any 2012 awards, must be subject to stockholder approval of the amended and restated plan. As more fully described below, the implicated awards and related 2012 performance changes are as follows:

•
For the second year of the 2011 award and the third year of the 2010 award, each previously granted under our Long Term Cash Plan and requiring the setting of annual goals for each plan year of the three year performance cycle, the use of operating income as one of three performance goals; and

•	For 2012 awards granted under our Long Term Cash Plan, the use of a cumulative three year performance goal (2012-2014) .

Affected Awards under the Annual Cash Plan. In order to incorporate the above changes into the portion of our 2012 incentive compensation payable under our Annual Cash Plan and still preserve the status of such payments as performance-based compensation under Section 162(m), payments under certain under the 2012 awards must be subject to stockholder approval of the amended and restated plan. As more fully described below, the implicated awards and related performance goal changes are as follows:

•	For 2012 awards under our Annual Cash Plan, the use of operating income as one of three performance goals.

If stockholders do not approve the Long Term Cash Plan and the Annual Cash Plan, then no payment will be made with respect to such awards (or portions thereof).

APPROVAL OF OUR AMENDED AND RESTATED LONG TERM CASH INCENTIVE PLAN
(Item 4 on the Proxy Card)

We are seeking stockholder approval of amendments to, and a restatement of, the 2010 Long Term Cash Incentive Plan, which we refer to as the Long Term Cash Plan. The Long Term Cash Plan is designed both to provide opportunities for participants to earn financial rewards for their role in ensuring that the Company meets its long-term performance targets and to align the interests of the participants with those of the Company's stockholders. The Long Term Cash Plan was first approved by stockholders in June 2010. For the reasons described in the Introduction to this proposal, the Board believes that it is important for stockholders to approve the Long Term Cash Plan.

If stockholders do not approve the Long Term Cash Plan, the Long Term Cash Plan will not be amended and restated but will continue in effect in accordance with its existing terms; however, for certain executive officers, the third year of the 2010 awards and the second year of the 2011 awards, each previously granted under the Long Term Cash Plan, will terminate and be of no further force or effect, and 2012 awards, as intended to be granted by the Compensation Committee, will not be granted.

Summary of Principal Proposed Changes

•	Adding operating income as a permissible performance goal;

•
Allowing performance cycles based on a specified number of years under which performance goals may be established for the performance cycle in its entirety or separately for each year of the performance cycle; and

•	Extending the term of the Long Term Cash Plan through fiscal year 2016.

Description of the Long Term Cash Plan (as Proposed to be Amended and Restated)

The following is a brief summary of the material terms of the Long Term Cash Plan as proposed to be amended and restated. The following summary is qualified in all respects by reference to the Long Term Cash Plan, which is attached as Appendix B to this proxy statement.

The Long Term Cash Plan provides for long-term cash incentives based upon a performance cycle consisting of a year or period of years under which performance goals are established for the performance cycle in its entirety or separately for each year included within the performance cycle. Awards under the Long Term Cash Plan are based on our performance or the performance of our business units measured against specific performance objectives. Our Board believes that the Long Term Cash Plan is in the best interests of the Company and our stockholders because it will focus our associates on long-term business objectives and help the Company to retain a successful and tenured management team.

Term of Plan. The Long Term Cash Plan will cover five fiscal years, beginning with our 2012 fiscal year and ending with our 2016 fiscal year.

Administration. The Long Term Cash Plan will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee will have broad authority to select the recipients of awards under the plan, to determine the term of a performance cycle and whether performance goals will be set for the entirety of the performance cycle or separately for each year within the performance cycle, to establish target awards, to select business criteria and establish performance objectives, to adopt rules and regulations relating to the Long Term Cash Plan, to adopt rules related to the treatment of awards in the event of a participant's leave of absence during a performance cycle or a participant's hire, promotion or transfer during a performance cycle, and to make decisions and interpretations regarding the provisions of the Long Term Cash Plan, including satisfaction of performance goals and payment of awards.
Eligibility. All associates are eligible to participate in the Long Term Cash Plan, however, the Compensation Committee currently expects to grant awards under the Long Term Cash Plan only to officers, including executive officers. As of April 9, 2012, there were approximately [223] officers, including 7 executive officers, expected to participate in the Long Term Cash Plan.
Awards.
Target awards. Each participant will have a target award established within 90 days of the beginning of the performance cycle, which will remain fixed for the balance of the performance cycle. Target awards will be expressed as a fixed dollar amount or a percentage of the base salary of the participant determined at the time the target award is established. The target awards will be determined by the Compensation Committee based upon the participant's job level and responsibilities and may vary for different participants and business units. If separate performance goals are set for each plan year within a performance cycle, then the target award for each plan year will be the target award for the performance cycle multiplied by a fraction, the numerator of which is one and the denominator of which is the number of plan years in the performance cycle.
Performance Goals. Within 90 days after the beginning of each performance cycle (or each plan year contained within the performance cycle if separate performance goals are set for each such plan year), the Compensation Committee will establish specific performance goals for that performance cycle (or plan year, as applicable). The performance goals will be based on one or more of the following business criteria: sales, earnings per share, return on net assets, return on equity, adjusted operating profit, free cash flow, total stockholder return, net income, operating income and customer service levels. The Compensation Committee may determine that special one-time or extraordinary gains, losses and/or events, including without limitation as a result of certain acquisitions or divestitures and changes in accounting principles, should or should not be included in determining whether such performance goals have been met.
Weighting. If more than one performance goal is established for a performance cycle (or plan year, as applicable), the Compensation Committee will also set the relative weighting of the performance goals within each such performance cycle (or plan year). The performance goals and relative weighting of performance goals may vary from performance cycle to performance cycle (or from plan year to plan year, as applicable) and among participants. Each performance objective will have a threshold performance level that must be achieved for any of the award to be paid for such objective.
Payments. At the end of the performance cycle, the Compensation Committee will determine the amount of the payment to be made to a participant based on the extent that the performance goals established for the participant for the performance cycle, or each plan year within the performance cycle, were achieved and, subject to the other provisions of the Long Term Cash Plan, pay that amount to the participant within 90 days of the end of the performance cycle. If a participant terminates employment prior to the end of a performance cycle other than for death, for cause, or in connection with a change in control, the participant will be entitled to a prorated payment payable at the end of the performance cycle, but only if the performance goals are achieved. The specific manner of proration is determined by the reason for employment termination. Should a participant die before the end of the performance cycle, a payment based on the target award will be paid to the participant's beneficiary within 90 days of the participant's death. Any participant whose employment is terminated for cause will not be eligible to receive payment of an award under the Long Term Cash Plan. If a participant's employment is terminated in certain instances relating to a change in control prior to a determination by the Compensation Committee whether payment of an award has been earned for a performance cycle, payment will be made in an amount equal to the greater of the target award for the performance cycle or the amount determined to have been earned under the award based upon the achievement of the performance goals. Prior to the occurrence of a change in control, the Compensation Committee may exercise its discretion to reduce (but not increase) any award otherwise payable under the Long Term Cash Plan if necessary or appropriate to limit the amount payable under an award to an amount consistent with the purposes of the Long Term Cash Plan and the intended economic benefits of participation in the Long Term Cash Plan.
Maximum awards. The maximum award payable to any executive officer for any plan year within a performance cycle will be $7 million.
Amendments and Termination. The Long Term Cash Plan may be amended or terminated by either our Board or the Compensation Committee, provided that (1) no amendment or termination of the Long Term Cash Plan after the end of a performance cycle may adversely affect the rights of participants with respect to their awards for the performance cycle and (2) no amendment which would require stockholder approval under Section 162(m) of the Code may be effected without such stockholder approval.

Recoupment; Dodd-Frank Clawback. If the Compensation Committee determines during the course of a participant's employment or during a period of time following termination of employment, that a participant engaged in certain harmful or unethical behavior, the Compensation Committee may, in addition to terminating the participant's participation in the Long Term Cash Plan and requiring forfeiture of outstanding awards, require repayment by the participant of certain amounts paid under the Long Term Cash Plan. In addition, in accordance with any requirements of the Dodd-Frank Act and any policy adopted by the Company with respect thereto, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the securities laws, then the Company shall require the participants to return to the Company, or forfeit if not yet paid, the amount of any award received under the Long Term Cash Plan during the three-year period preceding the date on which the Company is required to prepare the accounting restatement in excess of what would have been paid to the participant under the accounting restatement as determined by the Compensation Committee.

LONG TERM CASH PLAN BENEFITS
The grant of awards under the Long Term Cash Plan is discretionary. Other than as described below, the Company cannot now determine the number or type of awards to be granted in the future to any particular participant or group.
Previously Granted Awards
The Company granted awards under the Long Term Cash Plan in 2010 (the “2010 Award”) and 2011 (the “2011 Award” and, together with the 2010 Award, the “Previously Granted Awards”). The Previously Granted Awards provided for a three year performance cycle consisting of three plan years, with separate performance goals to be established by the Compensation Committee for each such plan year. As described above, the payment of any amount for the third year of the 2010 Award and the second year of the 2011 Award for certain executive officers, which are based on the use of EPS, sales and operating income performance goals, is contingent on stockholders approving the Long Term Cash Plan. In addition, no payments for the third year of the 2010 Award or the second year of the 2011 award will be made unless the applicable performance goals are satisfied.
The table below sets forth the threshold, target and maximum amounts payable for each of the third year of the 2010 Award and the second year of the 2011 Award for the following individuals who received the Previously Granted Awards. The target amount, which is the same for the 2010 Award and the 2011 Award, is one-third of the full target award established by the Compensation Committee for each three year performance cycle.

Holders of Previously Granted Awards	Threshold ($)	Target ($)	Maximum ($)
Ronald L. Sargent	85,030	850,300	1,700,600
Chairman & Chief Executive Officer
John J. Mahoney	38,817	388,167	776,334
Vice Chairman & Chief Financial Officer
Michael A. Miles, Jr.	38,817	388,167	776,334
President & Chief Operating Officer
Joseph G. Doody	22,737	227,367	454,734
President, North American Delivery
Demos Parneros	22,737	227,367	454,734
President, US Retail

2012 Awards
Subject to stockholder approval, the Compensation Committee intends that awards under the Long Term Cash Plan for the 2012 fiscal year (the “2012 Awards”) will include a three year performance cycle with a three year cumulative performance goal based on RONA during such period. Although the 2012 Awards have not yet been made under the Long Term Cash Plan and the total amount that will be paid with respect to such awards, if any, is not determinable at this time, the table below shows the threshold, target and maximum amounts payable under the 2012 Awards based on current compensation levels and assuming target awards set by the Compensation Committee in March 2012. No payments will be made unless the applicable performance goals are satisfied.

Name of Individual and Title/Position or Identification of Group	Threshold ($)	Target ($)	Maximum ($)
Ronald L. Sargent	329,000	3,290,000	6,580,000
Chairman & Chief Executive Officer
John J. Mahoney	148,520	1,485,200	2,970,400
Vice Chairman & Chief Financial Officer
Michael A. Miles, Jr.	148,520	1,485,200	2,970,400
President & Chief Operating Officer
Joseph G. Doody	86,770	867,700	1,735,400
President, North American Delivery
Demos Parneros	86,770	867,700	1,735,400
President, US Retail

All current executive officers, as a group	838,670	8,386,700	16,773,400

All current directors, who are not executive officers, as a group*	—	—	—

All employees, including all current officers, who are not executive officers, as a group	1,704,820	17,048,200	34,096,400
* Non-employee directors are not eligible to participate in the Long Term Cash Plan.

Federal Income Tax Consequences
The following generally summarizes the United States federal income tax consequences that will arise with respect to the Long Term Cash Plan, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Long Term Cash Plan should consult their own professional tax advisors concerning tax aspects of participating in the Long Term Cash Plan. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties.
Payments received by participants under the Long Term Cash Plan will be income subject to tax at ordinary income rates when received. Since the Long Term Cash Plan is intended to comply with the requirements of Section 162(m) of the Code, if the Long Term Cash Plan is approved by stockholders at the Annual Meeting, then payments made in accordance with the terms of the Long Term Cash Plan will be eligible for deduction by the Company and will not be subject to disallowance under Section 162(m) of the Code.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR LONG TERM CASH INCENTIVE PLAN.

APPROVAL OF AMENDED AND RESTATED EXECUTIVE OFFICER INCENTIVE PLAN
(Item 5 on the Proxy Card)

We are seeking stockholder approval of amendments to, and a restatement of, the Executive Officer Incentive Plan, which we refer to as the Annual Cash Plan. The Annual Cash Plan is designed to provide opportunities for participants to earn financial rewards for their role in ensuring that the Company meets its annual performance targets and to align the interests of the participants with those of the Company's stockholders. The Annual Cash Plan was last approved by stockholders in 2008. For the reasons described in the Introduction to this proposal; the Board believes that it is important for stockholders to approve the amended and restated Annual Cash Plan.

If the stockholders do not approve the Annual Cash Plan, the Annual Cash Plan will not be amended and restated but will continue in effect in accordance with its existing terms, however; the 2012 awards will terminate and be of no further force or effect.

Summary of Principal Proposed Changes

•	Adding adjusted operating profit, free cash flow, total stockholder return, net income and operating income as permissible performance goals; and

•	Extending the term of the Annual Cash Plan through fiscal year 2016.

Description of the Annual Cash Plan (as Proposed to be Amended and Restated)

The following is a brief summary of the material terms of the Annual Cash Plan as proposed to be amended and restated. The following summary is qualified in all respects by reference to the Annual Cash Plan, which is attached as Appendix C to this proxy statement.

Term of Plan. The Annual Cash Plan will cover five fiscal years, beginning with our 2012 fiscal year and ending with our 2016 fiscal year. We refer to each such fiscal year as a "Plan Year."
Administration. The Annual Cash Plan will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee will have broad authority to determine target bonuses, select performance objectives, adopt rules and regulations relating to the Annual Cash Plan, and make decisions and interpretations regarding the provisions of the Annual Cash Plan.
Eligibility. Each of our executive officers, within the meaning of the rules and regulations promulgated by the Securities and Exchange Commission, will be eligible to participate in the Annual Cash Plan. We currently have 7 executive officers. An executive officer whose employment terminates before the end of a Plan Year, other than as a result of permanent disability, death or retirement, will not be eligible to receive a bonus award under the Annual Cash Plan for that Plan Year.
Determination of Bonus Awards.
Each executive officer will have a target bonus award (a "Target Award") for each Plan Year. Target Awards will be expressed as a percentage of the actual base salary paid to the executive officer during that Plan Year. The percentages will be determined by the Compensation Committee based upon the executive officer's job level and responsibilities and may vary for different officers and business units.
Within 90 days after the beginning of each Plan Year, the Compensation Committee will establish specific performance objectives for the payment of bonus awards for that Plan Year. The performance objectives for each Plan Year will be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity, adjusted operating profit, free cash flow, total stockholder return, operating income and customer service levels. The Compensation Committee may determine that special one-time or extraordinary gains or losses, including without limitation as a result of certain acquisitions or divestitures and changes in accounting principles, should or should not be included in determining whether such performance objectives have been met.
For each Plan Year, a specified percentage of each Target Award will be based upon each of the performance objectives selected by the Compensation Committee for that Plan Year. For each of the performance objectives, a specified percentage of the portion of the Target Award that is based on that particular performance objective will be paid based on the level of performance achieved. Each performance objective has a threshold performance level that must be achieved for any of the bonus award to be paid for such objective. No bonus will be paid under the Annual Cash Plan for a Plan Year if the minimum earnings per share goal established for such Plan Year is not achieved, regardless of whether any other performance objective is achieved. If an executive officer dies before the end of a Plan Year, however, a bonus award based on target performance will be paid within 60 days of the executive officer's death.
The maximum bonus award payable to any executive officer for any Plan Year will be $4 million. In addition, the Compensation Committee presently intends to limit bonus awards to 200% of an executive officer's Target Award.
Amendments and Termination. The Annual Cash Plan may be amended or terminated by either our Board or the Compensation Committee, provided that (1) no amendment or termination of the Annual Cash Plan after the end of a Plan Year may adversely affect the rights of executive officers with respect to their bonus awards for that Plan Year and (2) no amendment which would require stockholder approval under Section 162(m) of the Code may be effected without such stockholder approval.
Recoupment; Dodd-Frank Clawback. If the Compensation Committee determines during the course of a participant's employment or during a period of time following termination of employment, that a participant engaged in certain harmful or unethical behavior, the Compensation Committee may, in addition to terminating the participant's participation in the Annual Cash Plan and requiring forfeiture of outstanding awards, require repayment by the participant of certain amounts paid under the Annual Cash Plan. In addition, in accordance with any requirements of the Dodd-Frank Act and any policy adopted by the Company with respect thereto, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the securities laws, then the Company shall require the participants to return to the Company, or forfeit if not yet paid, the amount of any award received under the Annual Cash Plan during the three-year period preceding the date on which the Company is required to prepare the accounting restatement in excess of what would have been paid to the participant under the accounting restatement as determined by the Compensation Committee.

ANNUAL CASH PLAN BENEFITS
The grant of awards under the Annual Cash Plan is discretionary. Other than as described below, the Company cannot now determine the number or type of awards to be granted in the future to any particular participant or group.
2012 Annual Awards.
The Compensation Committee approved in March 2012, subject to stockholder approval, awards under the Annual Cash Plan (the “2012 Annual Awards”). The 2012 Annual Awards include EPS, sales and operating income performance goals for fiscal year 2012. As described above, the payment of any amount under the 2012 Annual Awards is contingent on stockholders approving the Annual Cash Plan. In addition, no payments pursuant to the 2012 Annual Awards will be made unless the applicable performance goals are satisfied.
The table below shows the threshold, target and maximum amounts payable under the 2012 Annual Awards.

Name of Individual and Title/Position or Identification of Group	Threshold ($)		Target ($)		Maximum ($)
Ronald L. Sargent	440,263	1,761,053	3,522,105	440,263	1,761,053
Chairman & Chief Executive Officer
John J. Mahoney	177,735	710,940	1,421,880	177,735	710,940
Vice Chairman & Chief Financial Officer
Michael A. Miles, Jr.	177,735	710,940	1,421,880	177,735	710,940
President & Chief Operating Officer
Joseph G. Doody	118,382	473,528	947,056	118,382	473,528
President, North American Delivery
Demos Parneros	118,382	473,528	947,056	118,382	473,528
President, US Retail

All current executive officers, as a group	1,134,297	4,537,189	9,074,377	1,134,297	4,537,189

All current directors, who are not executive officers, as a group*	—		—		—

All employees, including all current officers, who are not executive officers, as a group**	—		—		—
* Non-employee directors are not eligible to participate in the Annual Cash Plan.
** No employees, other than executive officers, participate in the Annual Cash Plan. Employees that are not executive officers and eligible for annual cash incentives participate in the Company's Key Management Bonus Plan.

Federal Income Tax Consequences
The following generally summarizes the United States federal income tax consequences that will arise with respect to the Annual Cash Plan, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Annual Cash Plan should consult their own professional tax advisors concerning tax aspects of participating in the Annual Cash Plan. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties.
Payments received by executive officers under the Annual Cash Plan will be income subject to tax at ordinary income rates when received. Since the Annual Cash Plan is intended to comply with the requirements of Section 162(m) of the Code, if the Annual Cash Plan is approved by stockholders at the Annual Meeting, then bonus payments made in accordance with the terms of the Annual Cash Plan will be deductible for the Company and will not be subject to disallowance under Section 162(m) of the Code.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR EXECUTIVE OFFICER INCENTIVE PLAN.

APPROVAL OF OUR 2012 EMPLOYEE STOCK PURCHASE PLAN
(Item 6 on the Proxy Card)

We are seeking stockholder approval of the Staples, Inc. 2012 Employee Stock Purchase Plan (the “2012 ESPP”). On December 6, 2011, the Board adopted, subject to stockholder approval, the 2012 ESPP to consolidate and replace both the Amended and Restated 1998 Employee Stock Purchase Plan (the “1998 ESPP”) and the Amended and Restated International Employee Stock Purchase Plan (the “International ESPP”). Since 1998, our employee stock purchase plans have provided an important incentive to our employees to encourage broad-based employee stock ownership in the Company.
As of December 31, 2011, we had only 78,430 shares available for issuance under our 1998 ESPP and 6,535 shares available for issuance under our International ESPP. As a result, an offering under the 2012 ESPP was made after the plan was adopted by the Board, but completion of the offering is subject to stockholder approval. If the proposed 2012 ESPP is not approved, then we will not be able to fulfill the current offering that was made under the 2012 ESPP. The absence of a long-standing, broad-based equity plan might negatively impact recruitment and retention of present or future employees who are expected to contribute to our long-term growth and success.
The 2012 ESPP has two components in order to give us increased flexibility in the granting of stock purchase rights under an employee stock purchase program to U.S. and to non-U.S. employees. Specifically, the 2012 ESPP authorizes the grant of options that are intended to qualify for favorable U.S. federal tax treatment (the “423 Component”) under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). To facilitate participation for employees located outside of the U.S. in light of non-U.S. law and other considerations, the 2012 ESPP also provides for the grant of options that are not intended to be tax-qualified under Code Section 423 (the “Non-423 Component”). The plan administrator will designate offerings made under the Non-423 Component and, except as otherwise noted below, the 423 Component and the Non-423 Component generally will be operated and administered in the same way.
Material Terms of the 2012 ESPP
Below is a brief summary of the material terms of the 2012 ESPP. The following summary is qualified in all respects by reference to the 2012 ESPP, which is attached as Appendix D to this proxy statement.
General. The purpose of the 2012 ESPP is to provide eligible employees of Staples and any of its designated subsidiaries and affiliates with opportunities to purchase shares of our common stock through a series of offerings. On April 9, 2012, the closing price of our common stock on the NASDAQ Global Select Market was $[______] per share.
The 2012 ESPP provides eligible employees with opportunities to purchase shares of our common stock during one or more consecutive offering periods, which, unless the plan administrator provides otherwise, will coincide with a purchase period. During each offering period, participants will accrue funds in an account through payroll deductions. At the end of the offering period, the funds in the account will be applied to the purchase of our common stock, up to the maximum number of shares for which the option was granted, currently at a 15% discount from the lower of the fair market value of our common stock on (i) the trading day of the offering period or (ii) the last day of the offering period.
Authorized Shares. The maximum aggregate number of shares of our common stock that may be issued under the 2012 ESPP is 15,000,000, all of which may be issued under the 423 Component or the non-423 Component, and any such shares issued upon exercise may consist of authorized and unissued shares or of treasury shares. The plan administrator will make equitable adjustments to the number of shares approved for the 2012 ESPP (as well as to the per share purchase price and number of shares subject to outstanding options) upon adjustments to the common stock or changes in our corporate structure that affect our common stock, including a dividend or other distribution in common stock or cash or other securities or recapitalization, stock split, reverse stock split, reorganization, merger consolidation, split-up, spin-off or combination or repurchase or exchange of common stock or other securities of Staples.
Administration. The 2012 ESPP will be administered by the Board, the Compensation Committee or to the extent permitted by Applicable Laws, the Committee on Employee Benefit Plans as constituted pursuant to the terms of the Company's 401(k) Plan. Unless otherwise determined by the Board, any two of the six officers listed in the 2012 ESPP, acting jointly, have the authority to vary the terms of contracts or agreements, engage agents, amend the 2012 ESPP or do all other acts necessary in connection with their authority under the 2012 ESPP, to the extent permitted by law. The plan administrator is authorized to make rules and regulations for the administration of the 2012 ESPP, and unless otherwise determined by the Board, will have the exclusive authority to construe, interpret and apply the terms of the 2012 ESPP, designate and change offering and purchase periods, designate subsidiaries and affiliates for purposes of participation in the 2012 ESPP, determine eligibility, adjudicate all disputed claims filed under the 2012 ESPP, change the frequency and number of changes that may be made to the amount withheld during an offering or purchase period, permit excess payroll withholding to adjust for delays or mistakes in the processing of subscription agreements, establish reasonable waiting and adjustment periods and accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond to their contribution amounts and establish other limitations or procedures that the plan administrator determines are advisable and consistent with the 2012 ESPP.
Further, the plan administrator may adopt rules, procedures and sub-plans relating to the operation and administration of the 2012 ESPP to facilitate participation in the 2012 ESPP by employees who are foreign nationals or employed outside the United States. To the extent any sub-plan is inconsistent with the requirements of Code Section 423, it will be considered part of the Non-423 Component. The provisions of the 2012 ESPP will govern any sub-plan unless superseded by the terms of such sub-plan.
Eligibility. Generally, individuals who are employees of Staples, including directors of Staples who are also employees, as well as employees of any our designated subsidiaries or affiliates, on the first day of the applicable offering period are eligible to participate in the 2012 ESPP, subject to the following limitations:

•	participation in the 423 Component is subject to the eligibility requirements of Code Section 423;

•	participation in the Non-423 Component is subject to the plan administrator's determination that an otherwise eligible employee's participation is not advisable or practicable;

•
employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the 2012 ESPP or an offering if such employees' participation would violate the laws of the applicable jurisdiction or complying with the laws of the applicable jurisdiction would cause the 2012 plan or offering to violate Code Section 423; and

•	the plan administrator may impose additional eligibility requirements prior to the enrollment date of an offering to the extent permitted under Code Section 423 or other applicable law.

In addition, no employee may be granted an option under the 2012 ESPP if, immediately after the grant, the employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or value of all classes of stock of Staples or any of its subsidiaries. Further, no employee may be granted an option under the 2012 ESPP which would give the employee the right to purchase our common stock under all of the stock purchase plans of Staples and its subsidiaries at a rate that exceeds $25,000 of the fair market value of such common stock (determined at the time the option is granted) for each calendar year in which the option is outstanding at any time.

If a participant ceases to be eligible to participate in the 2012 ESPP during an offering period, he or she will be deemed to have withdrawn from the 2012 ESPP and the contributions credited to such participant's account but not yet used to purchase our common stock will be returned to such participant.
Participation in the 2012 ESPP. Participation in the 2012 ESPP is voluntary. An eligible employee may participate in the 2012 ESPP by submitting to the designated human resources representative a properly completed subscription agreement, or by completing an electronic enrollment procedure, on or before the date determined by the plan administrator for the applicable offering period. A participant's enrollment will authorize a regular payroll deduction from the compensation he or she receives during the offering period, and deductions and purchases will continue at the same rate for future offerings under the 2012 ESPP unless the participant changes his or her enrollment or withdraws from the 2012 ESPP in the manner and within the time prescribed by the plan administrator from time to time.
As of April 9, 2012, Staples had approximately 80,285 employees (including those employed by its designated subsidiaries and affiliates) eligible to participate in the 2012 ESPP.
Withdrawal. A participant may at any time prior to the deadline and in accordance with the procedures as may be established by the plan administrator permanently withdraw all (but not less than all) the contributions credited to the participant's account, resulting in the withdrawal from the offering. If a participant withdraws, he or she is not permitted to participate again during the remainder of the applicable offering. Participants who withdraw may participate in subsequent offerings in accordance with the normal enrollment procedures established by the plan administrator.
Offering Periods. The 2012 ESPP will be implemented by consecutive offering periods commencing on the first trading day on or after January 1 and July 1 of each year, and ending, respectively, on the last trading day on or before June 30 and December 31 of each year. Each offering period will consist of one six-month purchase period that will run simultaneously with the offering period. However, the plan administrator may, in its discretion, change the dates, duration and other terms of an offering period if such change is announced prior to the beginning of the first offering period affected. Payroll deductions will be made during the offering period and held for the purchase of our common stock at the end of the offering period.
Payroll Deductions; Purchase Price. Staples will make payroll deductions from enrolled participants' compensation during the offering period in an amount of up to 10% of an individual's compensation for the offering period. Once the employee has properly enrolled, he or she will be deemed to have been granted an option on the applicable offering commencement date to purchase up to the number of shares of common stock determined by dividing the participant's payroll deductions accumulated during the offering period by the applicable purchase price. Under the terms of the 2012 ESPP, the purchase price is an amount equal to 85% of the lesser of the fair market value (as determined in accordance with the provisions of the 2012 ESPP) per share of our common stock on the first trading day of an offering period or on the last trading day of such period. However, the plan administrator has the authority to determine a different purchase price in its sole discretion. In no event will a participant be permitted to purchase during an offering period more than (1) the number of shares determined by dividing (A) $12,500 by (B) the fair market value (as determined in accordance with the provisions of the 2012 ESPP) of common stock on the first trading day of the applicable offering period, or (2) such other number of shares as determined by the plan administrator prior to the first day of the applicable offering period. If the offering is for any period other than six months, the $12,500 amount will be adjusted proportionately to reflect the length of the offering period.
Dividends on Shares Purchased Under the 2012 ESPP. Unless the plan administrator determines otherwise, shares that participants receive under the 2012 ESPP and hold in an account with the financial institution designated by Staples must participate in the Staples dividend reinvestment program (the “DRIP”). Participants in the DRIP will receive shares of our common stock instead of cash if any cash dividend is paid on shares of our common stock.
Transferability. Neither contributions credited to a participant's account nor any rights to exercise an option or to receive shares of common stock under the 2012 ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the employee other than by will or the laws of descent.
Dissolution or Liquidation. In the event of a proposed dissolution or liquidation, any offering period in progress will be shortened and will terminate, at the latest, immediately prior to the consummation of such dissolution or liquidation, unless the plan administrator provides otherwise.
Change in Control. In the event of a change in control, the 2012 ESPP provides for the successor corporation either to assume all outstanding options or substitute equivalent options for such outstanding options. If the successor corporation refuses to assume or substitute for any outstanding options, the plan administrator will either cancel such outstanding options prior to the effective date of the change in control and refund all contributions to the participants or shorten the offering period with respect to such options to end on a date prior to the change in control. In addition, if Staples merges with another corporation and the holders of capital stock of Staples immediately prior to the merger continue to hold at least 75% by voting power of the capital stock of the surviving corporation, then the holders of outstanding options will be entitled to receive on the next exercise date securities or property that holders of common stock were entitled to receive in connection with the merger with respect to each share of common stock.
Amendment or Termination. The plan administrator may at any time amend, suspend or terminate the 2012 ESPP in any respect, unless the amendment requires stockholder approval pursuant to Code Section 423, other applicable laws or stock exchange rules. If the plan administrator determines that the operation of the 2012 ESPP results in unfavorable accounting consequences, the Administrator may amend the terms of the 2012 ESPP and any outstanding offerings without obtaining stockholder approval or the participants' consent. Similarly, the Administrator may amend an outstanding option or grant a replacement option for an outstanding option under the 2012 ESPP to achieve the tax consequences for Staples or the participants that were expected when the option was granted or to comply with changes or clarifications to applicable laws. If the 2012 ESPP is terminated, the plan administrator may (1) terminate all outstanding offering periods either immediately or upon completion of the purchase of shares of common stock on the next exercise date, which may be sooner than originally scheduled, or (2) allow the offering periods to expire in accordance with their terms.

2012 ESPP BENEFITS
Each employee's participation in the 2012 ESPP is purely voluntary. Future benefits under the 2012 ESPP are not currently determinable, as they will depend on the actual purchase price of our shares of common stock in future offering period, the fair market value of our common stock on various future dates, the amount of contributions eligible employees elect to make under the 2012 ESPP and similar factors. Our named executive officers will be subject to the same purchase limitations as all other participants.
Federal Income Tax Consequences
The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the 2012 ESPP and with respect to the sale of common stock acquired under the 2012 ESPP, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2012 ESPP should consult their own professional tax advisors concerning tax aspects of rights under the 2012 ESPP. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below. This summary reflects an option price that is equal to the lower of 85% of the closing price of our common stock on the first trading day of the offering period or on the last trading day of the offering period. This summary also assumes that the 423 Component complies with Code Section 423 and is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.
As described above, the 2012 ESPP has a 423 Component and a Non-423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the 423 Component or the Non-423 Component.
Tax Consequences to Participants in the 423 Component. Rights to purchase shares granted under the 423 Component are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423(b) of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2012 ESPP are sold or otherwise disposed of. Accordingly, a participant will not have income upon enrolling in the 2012 ESPP or upon purchasing stock at the end of an offering period.
A participant may have both compensation income and a capital gain or loss upon the sale of common stock that was acquired under the 2012 ESPP. The amount of each type of gain or loss will depend on when the participant sells the common stock.
If the participant sells the common stock more than two years after the commencement of the offering period during which the common stock was purchased and more than one year after the date that the participant purchased the stock at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•15% of the value of the common stock on the first day of the offering period; or
•the participant's profit.

Any amount in excess of the amount that the participant recognized as compensation income will be long-term capital gain. If the participant sells the common stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.
If the participant sells the common stock prior to satisfying these waiting periods, then he or she will have engaged in a “disqualifying disposition.” Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the common stock on the day he or she purchased the common stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Any compensation income that a participant receives upon sale of the common stock that he or she purchased under the 2012 ESPP will not be subject to withholding for income, medicare and social security taxes, as applicable. Staples is required to report as ordinary income on a participant's annual Form W-2 any compensation income that he or she receives from selling common stock purchased under the 2012 ESPP. However, Staples may not always be in a position to ascertain the amount of a participant's ordinary income. As a result, it is the participants' responsibility to report this income on their individual income tax return.
Tax Consequences to Participants in the Non-423 Component. A participant will not have income when he or she enrolls in the 2012 ESPP. A participant will have compensation income equal to the value of the common stock on the day he or she purchased the common stock less the purchase price.
When a participant sells the common stock they purchased under the 2012 ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the common stock on the day he or she purchased it. This capital gain or loss will be long-term if the participant held the common stock for more than one year and otherwise will be short-term.
Any compensation income that a participant receives upon sale of the common stock that he or she purchased under the 2012 ESPP is subject to withholding for income, medicare and social security taxes, as applicable. In addition, the compensation income is required to be reported as ordinary income to the participant on his or her annual Form W-2, and the participant is responsible for ensuring that this income is reported on his or her individual income tax return.
Tax Consequences to Participants in both the 423 and Non-423 Components. The amount that a participant elects to have deducted from his or her base pay for the purchase of common stock under the 2012 ESPP constitutes compensation income and is subject to withholding for income, medicare and social security taxes, as applicable.
Distributions on our common stock will be treated as dividends to the extent paid from our current earnings and profits. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a participant's investment up to his or her tax basis in the common stock. Any excess will be treated as capital gain which will be long-term capital gain if the participant held the common stock for more than one year and otherwise will be treated as short-term.
If a participant is required to participate in the Staples DRIP, he or she will receive dividends in the form of our common stock rather than in cash, however, the participant will be taxed in the same manner as if he or she had received cash.
Tax Consequences to Staples. There will be no tax consequences to Staples except that it will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition for purchases made under the 423 Component and upon purchases made under the Non-423 Component. Any such deduction will be subject to the limitations of Code Section 162(m).
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE 2012 EMPLOYEE STOCK PURCHASE PLAN.

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 7 on the Proxy Card)

The Audit Committee of our Board has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent auditor since our inception. Although stockholder approval of the Audit Committee's selection of Ernst & Young LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.
        OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

Report of the Audit Committee of the Board
The Audit Committee of the Board of Directors is composed of four members and acts under a written charter, as amended and restated on December 7, 2010, a copy of which is available at our public web site at www.staples.com in the Corporate Governance section of the Investor Information webpage. The members of the Audit Committee are independent Directors, as defined by its charter and the rules of the Commission and NASDAQ Global Select Market.

The Audit Committee provides independent, objective oversight of Staples' financial reporting process on behalf of the Board of Directors. In addition, the Audit Committee assists the Board of Directors in its oversight of the Company's policies and practices with respect to risk assessment and risk oversight, including discussing with management the Company's major financial risk exposures and the steps that have been taken to monitor and control such exposures. Management has the primary responsibility for the preparation, presentation and integrity of Staples' financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the 2011 fiscal year, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young LLP, Staples' independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Staples' accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol.1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm the independent registered public accounting firm's independence from management and Staples and considered the compatibility of non-audit related services provided to Staples by the independent registered public accounting firm with the independent registered public accounting firm's independence.

The Audit Committee discussed with Staples' internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Staples' internal controls, and the overall quality of Staples' financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Staples' Board of Directors, and the Board approved, that Staples' audited financial statements be included in Staples' Annual Report on Form 10-K for the year ended January 28, 2012 for filing with the Securities and Exchange Commission.

Audit Committee:
Robert Sulentic, Chair Basil L. Anderson Justin King Elizabeth A. Smith

Independent Registered Public Accounting Firm's Fees
Audit Fees
Ernst & Young LLP billed us an aggregate of approximately $7.2 million and $8.2 million in fiscal years 2011 and 2010, respectively, for professional services rendered in connection with our annual audit, the audit of our internal controls over financial reporting, the review of our interim financial statements included in our Form 10-Q, statutory filings, registration statements, accounting consultation and compliance with regulatory requirements. For fiscal year 2010, approximately $1.3 million of these fees were related to the Corporate Express integration.
Audit-Related Fees
Ernst & Young LLP billed us an aggregate of approximately $359,000 and $159,000 in fiscal years 2011 and 2010, respectively, for services related to assistance with internal control reporting, other reports required to satisfy regulatory requirements and employee benefit plan audits.
Tax Fees
Ernst & Young LLP billed us an aggregate of approximately $2.6 million and $1.4 million in fiscal years 2011 and 2010, respectively, for services related to tax compliance, tax planning and tax advice. For fiscal years 2011 and 2010, approximately $160,000 and $203,000, respectively, of these fees was related to tax compliance
All Other Fees
We did not receive any other services from Ernst & Young LLP; therefore, they did not bill us in fiscal years 2011 and 2010 for other services.
Pre-Approval Policy and Procedures
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies provide that we will not engage our independent registered public accounting firm to render audit or non-audit services (other than de minimus non-audit services as defined by the Sarbanes-Oxley Act) unless the service is specifically approved in advance by the Audit Committee. All services provided to us by Ernst & Young LLP in each of fiscal years 2011 and 2010 were approved in accordance with these policies.

STOCKHOLDER PROPOSAL
(Items 8 on the Proxy Card)

We have been advised that the following non-binding stockholder proposal will be presented at the 2012 Annual Meeting. The proposal will be voted on at the 2012 Annual Meeting if the proponent, or a qualified representative, is present at the meeting and submits the proposal for a vote. Our statement in opposition follows the stockholder proposal.
        FOR THE REASONS SET FORTH BELOW IN OUR BOARD'S STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.
The text of the stockholder proposal and supporting statement appear below as received by us, and we assume no responsibility for its content or accuracy.

NON-BINDING STOCKHOLDER PROPOSAL REGARDING A REQUIREMENT FOR SENIOR EXECUTIVES TO HOLD 75% NET AFTER-TAX SHARES ACQUIRED THROUGH COMPENSATION PLANS AND PROHIBITION ON HEDGING OF HELD SHARES.
(Item 8 on the Proxy Card)
The following non-binding stockholder proposal was submitted by Comerica Bank & Trust, National Association, as trustee, on behalf of the Trowel Trades S&P 500 Index Fund, 411 W. Lafayette Boulevard, Detroit, Michigan 48226, and the Miami Firefighters' Relief and Pension Fund, 2980 N.W. South River Drive, Miami, Florida 33125-1146. Trowel Trades S&P 500 Index Fund holds 15,348  shares (as of December 8, 2011) of our common stock and Miami Firefighters' Relief and Pension Fund holds 28,700 shares (as of December 12, 2011) of our common stock.

Share Retention

RESOLVED: That shareholders of Staples, Inc. (the "Company") urge the Compensation Committee of the Board of Directors (the "Committee") to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age and to report to shareholders regarding the policy before the Company's 2013 annual meeting of shareholders. For the purpose of this policy, normal retirement age shall be defined by the Company's qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75% of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company's existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT: We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, 'Skin in the Game,' CFO Magazine, March 1, 2008.)

Requiring senior executives to hold a significant portion of shares obtained through compensation plans as long as they are members of senior management would focus them on the Company's long-term success and better align their interests with those of the Company's shareholders. In the context of the ongoing financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to promote long-term, sustainable value creation. A 2009 report by the Conference

Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives 'an ever-growing incentive to focus on long-term stock price performance.' (http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

Our Company has a minimum stock ownership guideline requiring executives to own Company stock valued at a multiple of salary. CEO Ronald L. Sargent is required to own five times his annual base salary. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. We view a retention requirement approach .as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

Several major companies have already adopted this best practice, including Citigroup, Goldman Sachs, and Morgan Stanley.

We urge shareholders to vote FOR this proposal.

BOARD'S STATEMENT IN OPPOSITION
The Board unanimously recommends AGAINST this proposal for the following reasons:
     Our Board fully agrees that executive ownership of meaningful amounts of stock creates a beneficial alignment with the long-term interests of stockholders. Staples has, therefore, long mandated significant stock ownership requirements for all of its executive officers and maintains other policies that align the long-term interests of stockholders and executives.
In light of our existing policies, the strong culture of share ownership that exists among our executive officers, and the numerous deficiencies and potential unintended negative consequences of this proposal that are discussed below, we do not believe that implementation of the proposal is appropriate for Staples.
Our executives are subject to share ownership requirements that appropriately align their interests with the long-term interests of our stockholders. As explained in more detail in the "Compensation Discussion and Analysis" section of this proxy statement, under our stock ownership guidelines, each executive officer must hold shares of our common stock equal in value to at least a specified multiple of his or her base salary. We have had ownership guidelines since 2004 and the applicable multiples range from five times (5x) base salary for our CEO, 4x for our CFO or COO, 3x for division Presidents to 2x for all other executive officers. The 5x ownership requirement for our CEO translates to approximately $5.9 million in stock, which represents a substantial ongoing level of investment.
Our existing anti-hedging and recoupment policies further align the interests of our executives with the long-term interests of stockholders. Our share ownership requirements are supplemented by an anti-hedging policy and a recoupment policy, each of which strengthens the incentive for executives to focus on the long-term health and success of our business. None of our employees are allowed to enter into derivative transactions such as puts, calls or hedges with our stock. This policy ensures that executives bear the full economic risk and reward of share ownership with respect to their holdings. Moreover, under our recoupment policies, even in situations where an executive has sold a portion of the shares he or she received under an equity award, the executive may be required to pay back profit realized in connection with such sale in the event of a wide range of conduct detrimental to the Company.
We have a strong culture of share ownership that results in our executives holding significant equity stakes. Each of our executive officers currently satisfies our share ownership requirements — but that fact alone paints an incomplete picture of the extent of their holdings. Since our founding, we have had a strong corporate culture of share ownership and retention. Excluding in-the-money options that are fully vested and exercisable, our CEO is the beneficial owner of [x,xxx,xxx] shares of our common stock (which represents an ongoing investment value of over [$xx,xxx,xxx] as of April 9, 2012, (the record date for the annual meeting). With respect to share retention, our named executive officers have voluntarily retained a majority of all net after tax shares received under our equity compensation programs throughout their Staples careers.
A requirement to retain at least 75% of the net after-tax shares from all equity awards is inappropriately high and would create an incentive for successful executives to terminate their employment with the company. A substantial portion of each of our named executive officer's compensation is paid in the form of equity awards (on average approximately 72% of total compensation reported in the Summary Compensation Table over the last three years) and our named executive officers have had long careers at Staples (the average tenure of our named executive officers is 13 years). As a result of these two factors, there is a legitimate need for executives to be able to diversify their assets. A requirement to retain 75% or more of all net after-tax shares until reaching retirement age is unreasonably high and is not necessary to achieve the objective of aligning the long-term interests of executives and stockholders. Such a requirement would, in fact, create a strong incentive for executives to leave employment at Staples in order to realize the value of their equity compensation. Ironically, under this proposal the most successful executives

— those whose leadership contributes to a significant increase in stock price during their tenure — would have the greatest financial incentive to leave. The long tenure of our executives has been an important factor in our long-term success, and this proposal would undermine that strength and harm our business.
A requirement to retain at least 75% of the net after-tax shares from all equity awards would hinder our ability to recruit key executive talent. In addition to making it more difficult for Staples to retain the employment of its most successful and therefore valuable executives, the proposal would harm the Company's ability to recruit new executive talent. Stock retention requirements beyond share ownership requirements are not required at most companies and 75% or higher retention policies are rare, especially among our competitors. Indeed, each of the precedent examples cited by the proponent operates in the financial services industry, which has no relevance whatsoever to Staples. Adoption of this proposal would also serve to discourage current employees from accepting promotions that resulted in them becoming subject to the proposed retention policy. Our success in promoting from within has been another important factor in our long-term success, and this proposal would undermine that strength and harm our business.
OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST APPROVAL OF THIS NON-BINDING STOCKHOLDER PROPOSAL.

Securities and Exchange Commission Filings
We file annual, quarterly and current reports, as well as other information with the Securities and Exchange Commission. You may read and copy any document that we file with the Securities and Exchange Commission at its Internet website at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. If you would like to receive a copy of our Annual Report on Form 10-K for our 2011 fiscal year, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Staples, Inc., 500 Staples Drive, Framingham, MA 01702, telephone (800) 468-7751, and we will provide you with the Annual Report without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

Appendix A

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

STAPLES, INC.

*********
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
Staples, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
The Board of Directors of the Corporation duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, proposing an amendment to the Restated Certificate of Incorporation of the Corporation, as amended, and declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That Article XI of the Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following be inserted in lieu thereof:
"ARTICLE XI
ACTION BY WRITTEN CONSENT

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting and without a vote if a consent or consents in writing, solicited, executed and delivered in accordance with this Article XI, the By-Laws of the Corporation and applicable law, setting forth the action so taken, shall be signed and delivered to the Corporation and not revoked by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholder action by written consent may only be taken (1) if sought by a stockholder of record who has complied with the procedures described below, as determined by the Board of Directors, or (2) if solicited by the Board of Directors (in which case the Corporation shall solicit consents from all holders of outstanding voting stock). The right of stockholders to otherwise act by written consent is expressly prohibited. If the Board of Directors determines that a stockholder did not properly comply with the applicable procedures, then the Board of Directors shall not be required to fix a record date and any purported action by written consent shall be null and void to the fullest extent permitted by applicable law.

In the case of a stockholder of record seeking to have the stockholders take corporate action by written consent, such action may only be taken if:

A-1

(1)    such stockholder has, by written notice to the secretary in accordance with the By-Laws of the Corporation, requested that the board of directors fix a record date, including in such written notice (A) a description of the action that such stockholder proposes to take by written consent, including the text of any proposal to be submitted to stockholders and the identity of any person proposed to be elected as a director, (B) the information required by the By-Laws of the Corporation to be contained in a stockholder's notice of business or a nomination to be brought before a meeting of stockholders and (C) any other information relating to the stockholder, the beneficial owner, if any, on whose behalf the proposal is made, or the proposal that would be required to be disclosed in a proxy statement or other filings in connection with the solicitation of proxies or consents relating to the proposed action pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations thereunder (as such may be amended from time to time);

(2)    the Board of Director fixes such a record date or has failed to do so within thirty (30) days after the date on which such request was received by the secretary; and

(3)     such stockholder uses reasonable efforts to solicit consents to take such action from all holders of outstanding voting stock as of the record date.

The Corporation shall, in accordance with Rule 14a-7 under the Securities Exchange Act of 1934 (or any amended or successor provision), reasonably cooperate with such stockholder in fulfilling the Corporation's obligations under such rule to provide a list of, or mail soliciting materials to, stockholders.

Any action by written consent initiated by a stockholder of record will take effect as of the date and time that the written consents are certified in accordance with the By-Laws of the Corporation and will not relate back to the date the written consents were delivered to the Corporation.

Any stockholder of record seeking to take action by written consent shall comply with all requirements of applicable law, including all requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (as such may be amended from time to time), with respect to such action.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned officer of the Corporation this __ day of June, 2012.
STAPLES, INC.
By: _______________________
Name:
Title:

A-2

Appendix B
STAPLES, INC.
Amended and Restated
Long-Term Cash Incentive Plan

I.	Summary and Purpose

Staples, Inc. (“Staples”) has developed this Amended and Restated Long-Term Cash Incentive Plan (this “Plan”), to provide opportunities for Participants (as defined in Section III. below) to earn financial rewards for their role in ensuring that Staples meets its long-term performance targets. This Plan aims to align the interests of the Participants with those of Staples' stockholders. Awards are based on actual results measured against pre-established company financial objectives and other long-term performance goals.
This Plan is intended to provide for long-term cash incentive awards based upon a performance cycle for a specified year or number of years (a “Performance Cycle”) under which performance goals will be established for such Performance Cycle in its entirety or separately for each fiscal year (a “Plan Year”) included within such Performance Cycle.
The performance goals for each Participant will be established in accordance with Section IV within the first 90 days of the Performance Cycle (or within the first 90 days of each Plan Year in the Performance Cycle if each Plan Year within the Performance Cycle will have separate performance goals). Once established, the performance goals shall remain fixed for the balance of the Performance Cycle (or Plan Year, as applicable).
A target award (as defined in Section IV.C. below, a “Target Award”) will also be established for each Participant in accordance with Section IV within the first 90 days of each Performance Cycle. Once established, the Target Award shall remain fixed for the balance of the Performance Cycle.
At the end of the Performance Cycle, the Compensation Committee of the Board of Directors of Staples (the “Committee”) will determine the amount of the payment to be made to a Participant with respect to the Performance Cycle, and (subject to the other provisions of this Plan) pay the total amount so determined to the Participant. Where each Plan Year in such Performance Cycle has separate performance goals, at the end of the Performance Cycle, the Committee will determine the amount of the payment to be made to a Participant with respect to each Plan Year in the Performance Cycle, and (subject to the other provisions of this Plan) pay the total amount so determined to the Participant.
A Participant may be granted more than one award under this Plan, and may be granted awards that have overlapping Performance Cycles or Plan Years.

II.	Term of Plan

This Plan, subject to stockholder approval, shall apply beginning with the fiscal year commencing January 30, 2012 and will terminate at the end of the fiscal year beginning January 30, 2016, unless further extended by subsequent stockholder approval.

III.	Eligibility

Subject to the determination by the Committee that the applicable performance goals and all other requirements of this Plan are met, the following guidelines will be used to determine an individual's eligibility for participation in this Plan and eligibility for payment of an award.
Any associate of Staples or of any entity that Staples directly or indirectly controls (each, an “Affiliate”) will be eligible to participate in this Plan. Each associate who has been granted an award under this Plan shall be deemed a “Participant” in this Plan.
Notwithstanding the establishment of a Target Award for a Participant and notwithstanding the provisions of this Section

III. which provide for prorated awards in certain circumstances, with the exception of awards payable under the special rules applicable to Participants who die and certain Participants affected by a Change in Control, awards granted to Participants are intended to be payable solely on account of the attainment of one or more pre-established objective performance goals as described in Sections IV. and V. Accordingly, except as provided for Participants who die or who are affected by a Change in Control as described herein, no award or part thereof will be paid unless the applicable performance goals were pre-established by the Committee in accordance with Section IV.B., the Committee determines that the applicable performance goals for the Performance Cycle, or the Plan Years within the Performance Cycle, were achieved, and the Committee authorizes the payment of the award as described in Section V. In all events, payment will be made at the time and in the manner described in Section V.
A.Termination of Employment (Excluding Retirement, Death, Permanent Disability and Change in Control)

A Participant whose employment with Staples and each of its Affiliates terminates prior to the end of a Performance Cycle, other than as a result of retirement (as defined in Section III.B. below), death, permanent disability, or Change in Control (as defined in Section III.D. below), will be eligible for an award under this Plan for that Performance Cycle as follows:
(i)    If a Participant voluntarily terminates employment with Staples and each of its Affiliates before the end of the Performance Cycle but after the establishment of the Target Award and the performance goals for the Participant for the Performance Cycle, then the Participant will be eligible for a prorated award calculated by multiplying the Participant's approved award by a fraction, the numerator of which will be the number of Plan Years ended before the Plan Year in which the Participant terminates employment and the denominator of which will be the number of Plan Years in the Performance Cycle; provided however, if the Plan Years within the Performance Cycle have separate performance goals, then the Participant will be eligible for an award for any Plan Years ended before the Plan Year in which the Participant terminates employment.

(i)If a Participant's employment with Staples and each of its Affiliates is terminated by Staples or an Affiliate without Cause (as defined in Section III.D.(iii) below) before the end of the Performance Cycle but after the establishment of the Target Award and the performance goals for the Participant for the Performance Cycle, then the Participant will be eligible for a prorated award calculated by multiplying the Participant's approved award by a fraction, the numerator of which will be the number of days from the start of the Performance Cycle through the date in which the Participant's employment was terminated and the denominator of which will be the total number of days in the Performance Cycle; provided however, if the Plan Years within the Performance Cycle have separate performance goals, then the Participant will be eligible for an award for any Plan Years ended before the Plan Year in which the Participant's employment was terminated and in addition, if the Participant is terminated after the establishment of the Target Award for the Participant for the Performance Cycle and the performance goals for the Participant for the Plan Year of termination, the Participant will be eligible for a prorated award for the Plan Year in which the Participant's employment is terminated calculated by multiplying the Participant's approved award for that Plan Year by a fraction, the numerator of which will be the number of days from the beginning of the Plan Year through the date of the Participant's termination and the denominator of which will be the total number of days in that Plan Year.

(ii)If a Participant's employment with Staples and each of its Affiliates is terminated by Staples or an Affiliate for Cause before the end of the Performance Cycle, then the Participant will not be eligible to receive payment of an award under this Plan.

(iii)A Participant whose termination occurs before the establishment of the Target Award for the Participant for a Performance Cycle and the performance goals for the Participant for that Performance Cycle (or Plan Year, as applicable) will not receive an award for that Performance Cycle (or Plan Year, as applicable).

B.Retirement, Death or Permanent Disability

(i)    Retirement: If a Participant terminates his or her employment with Staples and each of its Affiliates before the end of the Performance Cycle and after attaining age 55, and if at the time of such termination of employment the sum of the years of service (as determined by the Committee) completed by the Participant plus the Participant's age is greater than or equal to 65, and if the Participant's retirement occurs after the establishment of the Target Award and the performance goals for the Participant for the Performance Cycle, then the Participant will be eligible for a prorated award calculated by multiplying the Participant's approved award by a fraction, the numerator of which will be the number of days the Participant was employed by Staples or an Affiliate during the Performance Cycle and the denominator of which will be the total number of days in such Performance Cycle; provided however, if the Plan Years within the Performance Cycle have separate performance goals, then the Participant will be eligible for an award for any Plan Years ended before the Plan Year in which the Participant retires and in addition, if the Participant's retirement occurs after the establishment of the Target Award for the Participant for the Performance Cycle and the performance goals for the Participant for the Plan Year of retirement, the Participant will be eligible for a prorated award for the Plan Year in which the Participant retires calculated by multiplying the Participant's approved award for such Plan Year by a fraction, the numerator of which will be the number of days from the beginning of the Plan Year through the date of the Participant's retirement and the denominator of which will be the total number of days in that Plan Year. A Participant whose retirement occurs before the establishment of the Target Award for a Performance Cycle and the performance goals for the Performance Cycle (or Plan Year, as applicable) will not receive an award for that Performance Cycle (or Plan Year, as applicable).

(ii)    Death: If a Participant's employment with Staples and each of its Affiliates is terminated due to death before the end of the Performance Cycle but after the establishment of the Target Award and the performance goals for the Participant for the Performance Cycle, then without regard to the amount that would have been earned by the Participant under the award based upon achievement of the performance goals, 100% of the Participant's Target Award for such Performance Cycle will be paid to the Participant's beneficiary (as defined in Section VIII.J. below). A Participant whose death occurs before the establishment of the Target Award for a Performance Cycle and the performance goals for the Performance Cycle (or Plan Year, as applicable) will not receive an award for that Performance Cycle (or Plan Year, as applicable).

(iii)    Permanent Disability: If a Participant's employment with Staples and each of its Affiliates is terminated due to permanent disability before the end of the Performance Cycle but after the establishment of the Target Award and the performance goals for the Participant for the Performance Cycle, then the Participant will be eligible for a prorated award calculated by multiplying the Participant's approved award by a fraction, the numerator of which will be the number of days the Participant was employed by Staples or an Affiliate during the applicable Performance Cycle and the denominator of which will be the total number of days in such Performance Cycle; provided however, if the Plan Years within the Performance Cycle have separate performance goals, then the Participant will be eligible for an award for any Plan Years ended before the Plan Year in which the Participant is terminated and in addition, if the Participant's termination occurs after the establishment of the Target Award for the Participant for the Performance Cycle and the performance goals for the Participant for the Plan Year of termination, the Participant will be eligible for a prorated award for the Plan Year in which the Participant is terminated calculated by multiplying the Participant's approved award for such Plan Year by a fraction, the numerator of which will be the number of days from the beginning of the Plan Year through the date of the Participant's termination and the denominator of which will be the total number of days in that Plan Year. A Participant whose termination occurs before the establishment of the Target Award for a Performance Cycle and the performance goals for the Performance Cycle (or Plan Year, as applicable) will not receive an award for that Performance Cycle (or Plan Year, as applicable).

A.Change in Control

If a Change in Control of Staples occurs while a Participant is employed by Staples or an Affiliate and prior to the determination by the Committee whether payment of an award has been earned under this Plan, then the Committee shall authorize payment of each such outstanding award in an amount equal to the greater of (x) 100% of the Participant's Target Award for the Performance Cycle, or (y) the amount determined to have been earned by the Participant under the award based upon achievement of the performance goals if:
(i)At the time the Change in Control is deemed to occur, the Participant:

(A)Is not offered employment with the Surviving Corporation (or is not allowed to continue his or her employment, if the Surviving Corporation is Staples) or an entity directly or indirectly controlled by the Surviving Corporation in a position (1) in which the title, employment duties and responsibilities, conditions of employment, and the level of compensation and benefits are at least equivalent to those in effect during the 90-day period immediately preceding the Change in Control, and (2) that does not involve a relocation of the Participant's principal place of employment of more than an additional 50 miles from the Participant's primary residence at the time of the Change in Control; or

(B)Does not accept (or continue) employment with the Surviving Corporation or an entity directly or indirectly controlled by the Surviving Corporation (regardless of position, compensation or location) (other than as a result of retirement); or

(ii)Within one year following the date of the Change in Control, the Participant either:

(A)Is discharged without Cause; or

(B)Resigns or retires because his or her title or employment duties and responsibilities are diminished, his or her conditions of employment are adversely changed, the level of his or her compensation and benefits are reduced, or his or her principal place of employment is relocated by more than an additional 50 miles from his or her primary residence at the time of the Change in Control.

B.Definitions

For purposes of this Plan, the following terms shall have the following meanings:
(i)A “Change in Control” shall be deemed to have occurred if (A) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples' then outstanding securities (other than pursuant to a merger or consolidation described in part (1) or (2) of clause (C) below); (B) individuals who, as of the date hereof, constitute the Board of Directors of Staples (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples' stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; (C) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, and such merger or consolidation is consummated other than (1) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of Staples' then outstanding securities; or (D) the stockholders of Staples approve an agreement for the sale or disposition by Staples of all or substantially all of Staples' assets, and such sale or disposition is consummated.

(ii)“Surviving Corporation” shall mean (x) in the case of a Change in Control pursuant to clause (A) or clause (B) of the above definition of Change in Control, Staples; (y) in the case of Change in Control pursuant to clause (C) of the above definition of Change in Control, the surviving or resulting corporation in such merger or consolidation; and (z) in the case of a Change in Control pursuant to Clause (D) of the above definition of Change in Control, the entity acquiring the majority of the assets being sold or disposed of by Staples.

(iii)“Cause,” as determined by Staples or the Surviving Corporation (which determination shall be conclusive), shall mean:
(A)Willful failure by the Participant to substantially perform his or her duties with Staples or the Surviving Corporation (other than any failure resulting from incapacity due to physical or mental illness); provided, however, that Staples or the Surviving Corporation has given the Participant a written demand for substantial performance, which specifically identifies the areas in which the Participant's performance is substandard, and the Participant has not cured such failure within 30 days after delivery of the demand. No act or failure to act on the Participant's part will be deemed “willful” unless the Participant acted or failed to act without a good faith or reasonable belief that his or her conduct was in Staples' or the Surviving Corporation's best interest; or

(B)Breach by the Participant of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and Staples or the Surviving Corporation, including, without limitation, the Proprietary and Confidential Information Agreement and/or the Non-Compete and Non-Solicitation Agreement; or

(C)Violation by the Participant of the Code of Ethics; or

(D)The Participant's engagement in intentional deceitful act(s) that results in (1) an improper personal benefit, or (2) injury to Staples or the Surviving Corporation; or

(E)The Participant's engagement in fraud or willful misconduct (not acting in good faith or with reasonable belief that conduct was in the best interests of Staples or the Surviving Corporation) that significantly contributes to Staples or the Surviving Corporation preparing a material financial restatement, other than a restatement of financial statements that became materially inaccurate because of revisions to generally accepted accounting principles; or

(F)Failure by the Participant to devote his or her full working time to the affairs of Staples or the Surviving Corporation except as may be authorized in writing by Staples' or the Surviving Corporation's CEO or other authorized official of Staples or the Surviving Corporation; or

(G)The Participant's engagement in business other than the business of Staples or the Surviving Corporation except as may be authorized in writing by Staples' or the Surviving Corporation's CEO or other authorized official of Staples or the Surviving Corporation; or

(H)The Participant's engagement in misconduct, which is demonstrably and materially injurious to Staples or the Surviving Corporation.

For purposes of the definition of Cause contained in Section III.D.(iii) and Section VI. regarding forfeiture and recovery for Misconduct (as defined therein), any reference therein to Staples (other than with respect to defining the Board of Directors) shall also include any entity that Staples directly or indirectly controls.
E.    Employment Requirement

Except as set forth in Section III.A., Section III.B. or Section III.C., a Participant must be employed by Staples or the relevant Affiliate as of the last day of the Performance Cycle in order to be eligible for payment of an award for that Performance Cycle. If the employment of a Participant terminates during a Performance Cycle for any reason other than as specified in Section III.A., Section III.B. or Section III.C, no award will be paid to the Participant for that Performance Cycle.
IV.    Performance Goals

A.    General

Each award made under this Plan shall be subject to performance conditions. It is intended that awards made to Participants who are, or who are designated by the Committee as potentially being at the end of a Performance Cycle, a “covered employee” for purposes of Internal Revenue Code (“Code”) Section 162(m) will in form and in operation comply with all applicable requirements of Code Section 162(m), but the Committee reserves the right to make awards to covered employees that in form or operation do not comply with Code Section 162(m). Any award made to an associate who is or is designated as a covered employee and that is intended by the Committee to be tax-deductible for purposes of Code Section 162(m) shall be subject to stockholder approval of this Plan, including the business criteria set forth in Section IV.B. upon which performance goals may be established by the Committee. The requirements of Code Section 162(m) may (but are not required to) be applied by the Committee in whole or in part to Participants who are not covered employees under Code Section 162(m), or the Committee may apply other performance goals or other conditions to awards made to Participants who are not covered employees in a manner consistent with the purposes of this Plan.
B.    Rules Applicable to Covered Employees

Within 90 days after the beginning of a Performance Cycle, or each Plan Year contained within a Performance Cycle if separate performance goals are set for each such Plan Year, the Committee will establish in writing one or more objective performance goals applicable to awards for that Performance Cycle, or Plan Year if separate performance goals are set for each Plan Year in the Performance Cycle, at a time when the outcome of those goals is substantially uncertain. The performance goals for each Performance Cycle or Plan Year will be based on one or more of the following business criteria: sales, earnings per share, return on net assets, return on equity, adjusted operating profit, free cash flow, total shareholder return, net income, operating income, and customer service levels. Compensation payable to covered employees is intended to be payable solely on account of attainment of one or more of such performance goals. The performance goals may apply to an entire Performance Cycle or may be different for each Plan Year contained within a Performance Cycle and may vary among Participants. Performance goals may be expressed (when applicable) in terms of attaining a specified level of the particular business criteria, or the attainment of a percentage increase or decrease of the business criteria. Performance goals may be applied to the performance of Staples as a whole, or to the performance of an Affiliate, division, or business unit of Staples, or an individual associate, or may be applied to the performance of Staples, an Affiliate, division, business unit, or individual associate relative to a market index, a group of other companies, or a combination thereof. In addition, customer service target levels will be based on pre-determined tests of customer service levels, including without limitation scores on blind test (“mystery”) shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), delivery response levels or customer satisfaction surveys conducted by a third party. The Committee may determine that special one-time or extraordinary gains, losses and/or events, including without limitation as a result of certain acquisitions or divestitures and changes in accounting principles, should or should not be included in determining whether such performance objectives have been met.

If more than one performance goal is established for a Performance Cycle or a Plan Year within a Performance Cycle, the Committee shall also set the relative weighting of the performance goals for such Performance Cycle or for each such Plan Year. The performance goals and relative weighting of performance goals may vary from Performance Cycle to Performance Cycle, from Plan Year to Plan Year and among Participants. For each performance goal of a Performance Cycle or a Plan Year there must be a minimum level of performance that is required to be achieved such that if the threshold is not attained, no portion of the award will be credited to the Participant with respect to that goal for that Performance Cycle or Plan Year. The maximum amount payable to a Participant with respect to any award is $7 million for each Plan Year within a Performance Cycle.
The communication of an award need not be made within the first 90 days of the Performance Cycle or Plan Year as long as the Committee has taken the actions described in this Section IV and the other applicable requirements of Code Section 162(m) are satisfied.
C.    Target Awards

For each Participant for whom an award is made, the Committee will establish a Target Award during the first 90 days of the Performance Cycle relating to that award. Once established, the Target Award shall remain fixed for the balance of that Performance Cycle. Target Awards may be expressed as a fixed dollar amount or a percentage (including multiples) of the base salary of a Participant determined at the time that the Target Award is established. The percentages or dollar amounts will be determined by the Committee based on the Participant's position and responsibilities and may vary among Participants. If separate performance goals are set for each Plan Year within a Performance Cycle, then the Target Award for each Plan Year will be the Target Award for the Performance Cycle multiplied by a fraction, the numerator of which is one and the denominator of which is the number of Plan Years in that Performance Cycle.
V.    Payment Calculations and Committee Certification
At the end of the Performance Cycle, the Committee shall determine the amount, if any, to be paid to each Participant based on the extent that the performance goals established for the Participant for the Performance Cycle, or each Plan Year within the Performance Cycle, were achieved and shall authorize payment by Staples to the Participant. To determine the amount of payment for a Performance Cycle for which separate performance goals were set for each Plan Year within that Performance Cycle, the Committee will add the amounts it determines to pay in relation to the performance goals achieved for each Plan Year and (subject to the other provisions of this Plan, including Section III.A., Section III.B., Section VI., and Section VII.) pay that sum. In measuring the achievement of performance goals for any Performance Cycle or Plan Year and calculating any payment at the end of the applicable Performance Cycle, unless otherwise determined by the Committee and set forth in the award agreement, awards will be linearly interpolated between the percentages set forth in the award agreement based upon actual results as determined by the Committee. Payments shall be made in cash, including by check or electronic deposit, in accordance with this Section V.
Prior to the occurrence of a Change in Control (as defined in Section III.D. above), the Committee may exercise its discretion in a uniform and non-discriminatory manner for similarly situated Participants to reduce (but not increase) any award otherwise payable under this Plan in accordance with objective or subjective factors if necessary or appropriate to limit the amount payable under an award to an amount consistent with the purposes of this Plan and the intended economic benefits of participation in this Plan. The exercise of negative discretion with respect to one Participant shall not be permitted to result in an increase in the amount payable to another Participant.
The Committee shall certify the achievement of the performance goals in writing prior to making any payment of an award that was granted to an associate designated as a covered employee for purposes of Code Section 162(m).
Subject to the rules regarding forfeiture and repayment for Misconduct described in Section VI., the Dodd-Frank Clawback described in Section VII., and the rules regarding deferral of payment and amendment and termination of this Plan described in Section VIII., payment of any earned award will be made in a lump sum within 90 days of the earlier of the Participant's death or the end of the Performance Cycle established for such award; provided, however, in the event that it is not administratively feasible to make payment at that time, distribution may be made at a later date within the same calendar year that includes the last day of the Performance Cycle (or the Participant's death, as the case may be) as determined in the discretion of the Committee.
VI.    Forfeiture and Recovery for Misconduct

A.    Right of Recovery

Notwithstanding any other provision of this Plan to the contrary, if the Board of Directors of Staples (or its authorized designee, the “Board”) determines during the Recovery Period (as defined in this Section VI.A. below) that a Participant has engaged in any of the conduct set forth in clauses (B) through (E) of Section III.D.(iii), which determination shall be conclusive (“Misconduct”), the Board, subject to the limitations set forth in this Section VI., may in its sole discretion (1) terminate such Participant's participation in this Plan, or with respect to any award under this Plan, and treat any outstanding award as forfeited, (2) require forfeiture, in whole or in part, of payment of any award that has been previously approved by the Committee for payment under this Plan which remains in whole or in part unpaid, and/or (3) demand that the Participant pay to Staples in cash the amount described in Section VI.B.; provided, however, that in the event the Board determines during the Recovery Period that the Participant engaged in Misconduct as described in clause (E) of Section III.D.(iii) (“Restatement Misconduct”), the Board shall in all circumstances, in addition to any other recovery action taken, require forfeiture and demand repayment pursuant hereto.
“Recovery Period” means (1) if the Misconduct relates to Restatement Misconduct, or the Misconduct consists of acts or omissions relating to Staples' financial matters that in the discretion of the Board are reasonably unlikely to be discovered prior to the end of the fiscal year in which the Misconduct occurred and the completion of the outside audit of Staples' annual financial statements, the period during which the Participant is employed by Staples and the period ending 18 months after the Participant's last day of employment; (2) if the Misconduct relates to the breach of any agreement between the Participant and Staples, the term of the agreement and the period ending six months following the expiration of the agreement, and (3) in all other cases, the period during which the Participant is employed by Staples and the period ending six months after the Participant's last day of employment. If during the Recovery Period the Board gives written notice to the Participant of potential Misconduct, the Recovery Period shall be extended for such reasonable time as the Board may specify is appropriate for it to make a final determination of Misconduct and seek enforcement of any of its remedies described above. Staples' rights pursuant to this Section VI. shall terminate on the effective date of a Change in Control and no Recovery Period shall extend beyond that date except with respect to any Participant for which the Board prior to such Change in Control gave written notice to such Participant of potential Misconduct.
For purposes of administratively enforcing its rights under this Section VI.A., during any period for which potential Misconduct has been identified by Staples, the Board may (1) suspend such Participant's participation in this Plan, or with respect to any award under this Plan, or (2) to the extent permitted by Code Section 409A, temporarily withhold, in whole or in part, payment of any award that has been previously approved by the Board for payment under this Plan which remains in whole or in part unpaid.
B.    Amount of Recovery

With respect to Misconduct described in Sections III.D.(iii)(B) (breach of agreement) and Section III.D.(iii)(C) (violation of Code of Ethics), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Plan, the Board may recover from the Participant the amount of any payments made to the Participant under this Plan during the last 12 months of employment with Staples.
With respect to Misconduct described in Section III.D.(iii)(D) (intentional deceitful acts), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Plan, the Board may recover from the Participant the greater of (A) the amount paid to the Participant with respect to any award made under this Plan with a Performance Cycle that includes any period during which the Misconduct occurred, or with a Performance Cycle which was directly impacted by the Misconduct, or (B) the amount determined by the Board in its sole discretion to represent the financial impact of the Misconduct upon Staples; provided, however, that such recovery amount shall be reduced by the value of any forfeited outstanding awards under this Plan (value to be determined by the Target Award for such awards) and any amounts recovered from the Participant under Staples' cash bonus plans and other short term or long term incentive plans as a result of such Misconduct.
With respect to Restatement Misconduct, and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Plan, the Board shall seek to recover the entire amount paid to the Participant with respect to any award made under this Plan with a Performance Cycle that includes any portion of a fiscal year that is the subject of an accounting restatement relating to the Misconduct (the “Restated Fiscal Year”). In the Board's discretion, it may also seek to recover the entire amount paid to the Participant with respect to any other award made under this Plan with a Performance Cycle that includes any portion of the fiscal year following the Restated Fiscal Year.
The term “recover” or “recovered” shall include, but shall not be limited to, any right of set-off, reduction, recoupment, off-set, forfeiture, or other attempt by Staples to withhold or claim payment of an award or any proceeds thereof. Staples' right of forfeiture and recovery of awards shall not limit any other right or remedy available to Staples for a Participant's Misconduct, whether in law or equity, including but not limited to injunctive relief, terminating the Participant's employment with Staples, or taking other legal action against the Participant.

The amount that may be recovered under this Section VI. shall be determined on a gross basis without reduction for taxes paid or payable by a Participant.
VII.    Dodd-Frank Clawback

Notwithstanding any other provision of this Plan to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then the Participant shall return to the Company, or forfeit if not yet paid, the amount of any award received under this Plan during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Participant under the accounting restatement as determined by the Committee in accordance with the Clawback Requirements and any policy adopted by the Committee pursuant to the Clawback Requirements.
VIII.    General

A.Plan Administration

This Plan will be administered by the Committee. The Committee will have complete discretionary authority and control with respect to the administration of this Plan, including the authority to determine the term of a Performance Cycle and whether performance goals will be set for the Performance Cycle or each Plan Year in the Performance Cycle; the authority to determine Target Awards, select business criteria and establish performance goals; to adopt rules or regulations regarding the treatment of awards in the event a Participant's leave of absence during a Performance Cycle or a Participant's hiring, promotion or transfer during a Performance Cycle; to adopt and repeal other rules and regulations relating to this Plan; and to make decisions and interpretations regarding the provisions of this Plan, including determining to what extent, if any, specific items are to be considered in the relevant business criteria or performance goals for any particular business, the satisfaction of performance goals and the payment of awards under this Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in this Plan or any award in the manner and to the extent it shall deem expedient to carry this Plan into effect, and it shall be the sole and final judge of such expediency. All decisions by the Committee shall be made in the Committee's sole discretion, and shall be final and binding on all persons having or claiming any interest in this Plan or in any award. The Committee may delegate ministerial duties under this Plan to one or more administrators who may be associates of Staples or an Affiliate. Except for the administration of awards granted to covered employees, the Committee may delegate non-ministerial duties to any officer of Staples or an Affiliate. No director or associate acting pursuant to the authority delegated by the Committee shall be liable for any action or determination relating to or under this Plan made in good faith.
B.    Employment at Will

This Plan does not create an express or implied contract of employment between Staples or any Affiliate and a Participant. Staples (and where applicable, the Affiliates) and the Participants each retain the right to terminate the employment relationship at any time and for any reason.
C.    Amendment and Termination of Plan

Staples reserves the right, in its sole discretion, at any time prior to actual payment of awards to amend, terminate or discontinue this Plan in whole or in part.
This Plan may be amended or terminated by either the Board of Directors of Staples or the Committee, provided that (1) subject to Section VIII.F. (regarding Code Section 409A compliance), no amendment or termination of this Plan after the end of a Performance Cycle may adversely affect the rights of Participants with respect to their awards for that Performance Cycle, and (2) no amendment which would require stockholder approval under Code Section 162(m) may be effected without such stockholder approval. For avoidance of doubt, neither the application of Section VI. regarding forfeiture and repayment for Misconduct, the application of Section VII. regarding the Dodd-Frank Clawback, nor the exercise of negative discretion as described in Section V. shall be deemed to be an amendment of this Plan.
Notwithstanding the foregoing provisions of this Section VIII.C., any termination of this Plan that provides for an acceleration of the time or form of payment of an award must comply with the terms and conditions regarding plan terminations and liquidations as set forth in Code Section 409A and Treasury Regulation Section 1.409A-3(j)(ix), which are incorporated by reference as if fully set forth in this Section VIII.C.

D.    Rights are Non-Assignable

All awards and any payments due hereunder are non-assignable and non-transferable. Neither a Participant nor any beneficiary or other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which, whether voluntarily or involuntarily.
E.    Withholding

All required deductions, including without limitation with respect to federal, state or local taxes, will be withheld from the awards prior to distribution.
F.    Code Section 409A Compliance

Awards under this Plan are intended to comply with Code Section 409A, and all awards shall be interpreted and administered in accordance with Code Section 409A and Treasury Regulations and other guidance issued thereunder. Generally, this Plan is intended to comply with Code Section 409A on the basis that payment distributions are to be made upon the earlier of a Participant's death or at a specified time (or pursuant to a fixed schedule) stated in this Plan or in the relevant award at the date of deferral of compensation, without regard to other distribution events described in Code Section 409A(a)(2)(A) and without application of the six month delay for specified employees described in Code Section 409A(a)(2)(B). Notwithstanding such intention, to the extent required by Code Section 409A, any reference to “permanent disability” shall be interpreted to mean “disability” as defined for purposes of Code Section 409A. Similarly, any reference to “termination of employment,” “discharge,” “resignation,” or “retirement” shall not be sufficient to constitute a payment event for purposes of Code Section 409A unless such event also constitutes a “separation from service” as defined by Code Section 409A.
If a Participant is a “specified employee” as defined in Code Section 409A (and as applied according to procedures of Staples and its Affiliates) as of the Participant's separation from service, to the extent any payment under this Plan constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A) that is payable upon a separation from service, then, to the extent required by Code Section 409A, no payments due under this Plan may be made until the earlier of: (1) the first day of the seventh month following the Participant's separation from service, or (2) the Participant's date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, with interest from the scheduled payment date to the date of actual payment at an annual rate equal to the prime rate as set forth in the Eastern edition of The Wall Street Journal on the business day immediately preceding Participant's date of separation from service, on the first day of the seventh month following the Participant's separation from service.
Notwithstanding any provision of this Plan or any award to the contrary, in the event that the Committee determines that any award may not or does not comply with Code Section 409A, the Board of Directors of Staples or the Committee may adopt such amendments to this Plan and the affected award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to comply with the requirements of Code Section 409A. If this Plan or an award fails to meet the requirements of Code Section 409A, neither Staples nor any of its Affiliates shall have any liability for any tax, penalty or interest imposed on a Participant by Code Section 409A, and the Participant shall have no recourse against Staples or any of its Affiliates for payment of any such tax, penalty, or interest imposed by Code Section 409A.
G.    Deferral of Payment of Awards

At the time of grant of an award (or at such earlier or later time as the Committee determines appropriate in light of the provisions of Code Section 409A), the Committee may permit a Participant who is otherwise eligible to participate in a non-qualified deferred compensation plan sponsored by Staples or an Affiliate to defer all or a part of any payment that might otherwise be payable with respect to an award under this Plan under the terms and conditions of such non-qualified deferred compensation plan.
In addition to any deferral of payment required for payment of awards to any specified employee under Code Section 409A, if the payment of any award in any year could, in the Committee's opinion, when considered with a Participant's other compensation, result in Staples' inability to deduct any portion of such award payment because the Participant is or is expected to be a covered employee for purposes of Code Section 162(m), then to the extent permitted under Code Section 409A, the Committee in its sole discretion may defer the payment date applicable to an award to the first calendar year in which such payment would not be nondeductible be reason of Code Section 162(m). Any such deferral shall not be deemed to be an amendment of this Plan for purposes of Section VIII.C.
H.    Unfunded Plan

It is intended that this Plan be an “unfunded” plan for federal tax purposes and that it not constitute an “employee benefit pension plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent that this Plan is subject to ERISA, this Plan shall be administered as an unfunded employee pension plan benefiting a select group of management or highly compensated employees under the provisions of ERISA.
I.    Beneficiary

A Participant may file with the Committee a written designation of death beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no death beneficiary is designated or the designated beneficiary fails to survive the Participant, the executor or administrator of the Participant's estate shall be deemed to be the Participant's death beneficiary. If the Participant lives in a community property state and the consent of the Participant's spouse or domestic partner is required by the laws of such state to designate a beneficiary, then any beneficiary designation by such a Participant must have the consent of the Participant's spouse or domestic partner, as applicable.
J.    Notice

All notices under this Plan or with respect to any award made hereunder shall be in writing and mailed or delivered by hand to Staples at its main office, Attention: Secretary, and to the Participant at his or her last known address on the employment records of Staples or at such other address as may be designated in writing by either of the parties to one another.
K.    Severability

If any provision of this Plan is held to be invalid or unenforceable, the other provisions of this Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in this Plan.
L.    Governing Law

The provisions of this Plan and all awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.
***
Approved by the Board of Directors on March 6, 2012, subject to stockholder approval.

Appendix C
Staples, Inc.
Amended and Restated Executive Officer Incentive Plan
Fiscal Years 2012 - 2016
I.    Summary and Objectives
Staples, Inc. (“Staples”) has developed this Executive Officer Incentive Plan (the “Incentive Plan”) to provide opportunities for Plan Participants (as defined below) to earn financial rewards for their role in ensuring that Staples meets its annual performance targets. The Incentive Plan aims to align the interests of the Plan Participants with those of our shareholders. Bonus awards are based on actual results measured against pre-established company financial objectives. Bonus awards are intended to provide a reward to Plan Participants and supplement the base salary program.

II.    Term of Plan
The Incentive Plan will cover five fiscal years, beginning with the 2012 fiscal year (beginning January 29, 2012) and ending with the 2016 fiscal year (ending January 28, 2017). Each such fiscal year is referred to herein as a “Plan Year”.

III.    Eligibility
Provided that the Compensation Committee of the Board of Directors (the “Committee”) determines that Staples meets the applicable performance objectives for a particular Plan Year, as set forth below, and all other eligibility requirements are met, the following guidelines will be used to determine Plan Participants' bonus award eligibility. Except as set forth in Section III. D with respect to a Plan Participant's death, bonus awards are not guaranteed and will not be paid unless Staples meets the required objectives set forth in the Incentive Plan and the Committee authorizes the payment of bonus awards.
A.    General Eligibility Requirements
Each executive officer of Staples, within the meaning of the rules and regulations promulgated by the Securities and Exchange Commission, will be eligible to participate in the Incentive Plan, except that an executive officer whose employment terminates prior to the end of a Plan Year, other than as a result of permanent disability, death or retirement, will not be eligible to receive a bonus award under the Incentive Plan for that Plan Year (each a “Plan Participant”).
B.    Changes in Position
A Plan Participant who changes from one position to another will be eligible for a prorated bonus award as follows:
1.    A Plan Participant who transfers from an Incentive Plan eligible position into a position eligible for another bonus plan is eligible for a prorated bonus award under the Incentive Plan based on the number of days the associate was a Plan Participant during the applicable Plan Year. The associate's eligibility for a bonus for the new position, if any, will be determined in accordance with any applicable bonus plan for that position.
2.    A Plan Participant who changes from one Incentive Plan eligible position to another, through a promotion, transfer or demotion, is eligible for a prorated bonus award for each position based on the number of days the associate held such position during the applicable Plan Year.
C.    Leaves of Absence
A Plan Participant who is on a company-approved leave of absence in excess of 90 days during a Plan Year will not be eligible for a bonus award for the portion of his or her leave over 90 days unless otherwise approved by the Committee.
D.    Retirement, Disability or Death
Retirement: If a Plan Participant terminates his or her employment after attaining age 55 and if at the time of such termination of employment the sum of the years of service (as determined by the Board of Directors of Staples) completed by the associate plus the associate's age is greater than or equal to 65, the associate will be eligible for a prorated bonus award based on the number of days the associate was employed by Staples during the applicable Plan Year.
Disability: If a Plan Participant's employment is terminated due to permanent disability before the end of the Plan Year, the associate will be eligible for a prorated bonus award based on the number of days the associate was employed by Staples during the applicable Plan Year.

In each case described above, no prorated bonus will be paid unless all of the applicable requirements set forth in the Incentive Plan are met, including without limitation that the Committee determines that Staples meets the applicable performance objectives for a particular Plan Year and authorizes the payment of bonus awards.
Death: If a Plan Participant's employment is terminated due to death before the end of the Plan Year, 100% of the Plan Participant's Target Award for such Plan Year will be paid within 60 days of such termination; provided, that if such termination occurs during the Plan Participant's first Plan Year under the Incentive Plan, the bonus award will be prorated based on the number of days the associate was employed by Staples during the applicable Plan Year, calculated as if the associate had been employed by Staples through the end of the Plan Year.
E.    Employment and Compliance
As described under “General Eligibility Requirements,” and except as set forth in Section III. D, a Plan Participant must be employed as of the last day of the Plan Year in order to be eligible for a bonus. If the employment of a Plan Participant terminates during a Plan Year for any reason other than retirement (as defined above), permanent disability or death, no bonus will be paid to the Plan Participant for that Plan Year.
In addition, a Plan Participant must comply with all applicable state and federal regulations and Staples' policies (the “Compliance Requirements”) in order to be eligible to receive a bonus award under the Incentive Plan. If a Plan Participant who is terminated after the end of a Plan Year, but before bonus awards for such Plan Year are distributed, for violating any of the Compliance Requirements will not be eligible to receive a bonus award for such Plan Year.
IV.    The Plan
Within 90 days after the beginning of each Plan Year, the Committee will establish specific performance objectives for the payment of bonus awards for that Plan Year. The performance objectives for each Plan Year will be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity, adjusted operating profit, free cash flow, total shareholder return, net income, operating income and customer service levels. These performance objectives are intended to establish the benchmark of success for Staples. The Committee may determine that special one-time or extraordinary gains or losses, including without limitation as a result of certain acquisitions or divestitures and changes in accounting principles, should or should not be included in determining whether such performance objectives have been met. In addition, customer service target levels will be based on pre-determined tests of customer service levels, including without limitation scores on blind test (“mystery”) shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), delivery response levels or customer satisfaction surveys conducted by a third party.
For each Plan Year, a specified percentage (which may vary from Plan Year to Plan Year) of each Target Award (as defined below) will be based upon each of the performance objectives selected by the Committee for that Plan Year. For each of the performance objectives, a specified percentage of the portion of the Target Award that is based on that particular performance objective will be paid based on the level of performance achieved. Each performance objective has a threshold performance level that must be achieved for any of the bonus award to be paid for such objective. Except as set forth in Section III. D with respect to a Plan Participant's death, no bonus will be paid under the Incentive Plan for a Plan Year if the minimum earnings per share goal established for such Plan Year is not achieved, regardless of whether any other performance objective is achieved.
The maximum bonus award payable to an executive officer for any Plan Year is $4 million. In addition, the Committee presently intends to limit bonus awards to 200% of a Plan Participant's Target Award.

V.    Payment Calculations
Each Plan Participant will have a target bonus award (a “Target Award”) for each Plan Year. Target Awards will be expressed as a percentage of the actual base salary paid to the Plan Participant during the Plan Year. The percentages will be determined by the Committee based on the Plan Participant's job level and responsibilities and may vary for different officers or business units.
At the end of the Plan Year, the Committee shall determine the amount, if any, to be paid to each Plan Participant based on the extent that the performance goals established for the Plan Participant were achieved and shall authorize payment by Staples to the Plan Participant; provided that the Committee may use negative discretion to decrease, but not increase, the amount of any bonus award otherwise payable to a Plan Participant.
Any bonus checks will be distributed to Plan Participants within 2½ months following the end of the applicable Plan Year.

VI.    Plan Administration
A.    Administration
The Incentive Plan will be administered by the Committee. The Committee will have broad authority for determining target bonuses and selecting performance objectives, as described below; for adopting rules and regulations relating to the Incentive Plan; and for making decisions and interpretations regarding the provisions of the Incentive Plan, including determining to what extent, if any, specific items are to be counted in the relevant financial measures for any particular business, the satisfaction of performance objectives and the payment of awards under the Incentive Plan.
B.    Employment at Will
The Incentive Plan does not create an express or implied contract of employment between Staples and a Plan Participant. Both Staples and the Plan Participants retain the right to terminate the employment relationship at any time and for any reason.
C.    Bonus Provisions (Amendments and Termination)
Bonuses are not earned or vested until actual payments are made. Staples reserves the right at any time prior to actual payment of bonus awards to amend, terminate or discontinue the Incentive Plan in whole or in part whenever it is considered necessary.
The Incentive Plan may be amended or terminated by either the Board of Directors or the Committee, provided that (1) no amendment or termination of the Incentive Plan after the end of a Plan Year may adversely affect the rights of Plan Participants with respect to their bonus awards for that Plan Year, and (2) no amendment which would require stockholder approval under Section 162(m) of the Internal Revenue Code may be effected without such stockholder approval.
D.    Rights are Non-Assignable
Neither the Plan Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.
E.    Withholding
All required deductions, including without limitation with respect to federal, state or local taxes, will be withheld from the bonus awards prior to distribution.

VII.    Forfeiture and Recovery for Misconduct

A.    Right of Recovery

Notwithstanding any other provision of this Incentive Plan to the contrary, if the Board of Directors of Staples (or its authorized designee, the “Board”) determines during the Recovery Period (as defined below) that a Plan Participant has engaged in Misconduct (as defined below), the Board, subject to the limitations set forth in this Section VII., may in its sole discretion (1) terminate such Plan Participant's participation in the Incentive Plan, or with respect to any award under the Incentive Plan, and treat any outstanding award as forfeited, (2) require forfeiture, in whole or in part, of payment of any award that has been previously approved for payment under this Incentive Plan which remains in whole or in part unpaid, and/or (3) demand that the Plan Participant pay to Staples in cash the amount described in Section VII.B.; provided, however, that in the event the Board determines during the Recovery Period that the Plan Participant engaged in Misconduct as described in clause (D) of the definition of Misconduct) (“Restatement Misconduct”), the Board shall in all circumstances, in addition to any other recovery action taken, require forfeiture and demand repayment pursuant hereto.

“Recovery Period” means (1) if the Misconduct relates to Restatement Misconduct, or the Misconduct consists of acts or omissions relating to Staples' financial matters that in the discretion of the Board are reasonably unlikely to be discovered prior to the end of the fiscal year in which the Misconduct occurred and the completion of the outside audit of Staples' annual financial statements, the period during which the Plan Participant is employed by Staples and the period ending 18 months after the Plan Participant's last day of employment; (2) if the Misconduct relates to the breach of any agreement between the Plan Participant and Staples, the term of the agreement and the period ending six months following the expiration of the agreement, and (3) in all other cases, the period during which the Plan Participant is employed by Staples and the period ending six months after the Plan Participant's last day of employment. If during the Recovery Period the Board gives written notice to the Plan Participant of potential Misconduct, the Recovery Period shall be extended for such reasonable time as the Board may specify is appropriate for it to make a final determination of Misconduct and seek enforcement of any of its remedies described above. Staples' rights pursuant to this Section VII. shall terminate on the effective date of a Change in Control (as defined in the Staples, Inc. 2010 Long-Term Cash Incentive Plan) and no Recovery Period shall extend beyond that date except with respect to any Plan Participant for which the Board prior to such Change in Control gave written notice to such Plan Participant of potential Misconduct.

For purposes of administratively enforcing its rights under this Section VII., during any period for which potential Misconduct has been identified by Staples, the Board may (1) suspend such Plan Participant's participation in the Incentive Plan, or with respect to any award under the Incentive Plan, or (2) temporarily withhold, in whole or in part, payment of any award that has been previously approved by the Board for payment under this Incentive Plan which remains in whole or in part unpaid.

B.    Amount of Recovery

With respect to Misconduct described in clause (A) of the definition of Misconduct (breach of agreement) and clause (B) of such definition (violation of Code of Ethics), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Incentive Plan, the Board may recover from the Plan Participant the amount of any payments made to the Plan Participant under this Incentive Plan during the last 12 months of employment with Staples.

With respect to Misconduct described in clause (C) of the definition of Misconduct (intentional deceitful acts), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Incentive Plan, the Board may recover from the Plan Participant the greater of (1) the amount paid to the Plan Participant with respect to any award made under this Incentive Plan with a fiscal year that includes any period during which the Misconduct occurred, or with a fiscal year which was directly impacted by the Misconduct, or (2) the amount determined by the Board in its sole discretion to represent the financial impact of the Misconduct upon Staples; provided, however, that such recovery amount shall be reduced by the value of any forfeited outstanding awards under this Incentive Plan (value to be determined by the Target Award for such awards) and any amounts recovered from the Plan Participant under Staples' cash bonus plans and other short term or long term incentive plans as a result of such Misconduct.

With respect to Restatement Misconduct, and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Incentive Plan, the Board shall seek to recover the entire amount paid to the Plan Participant with respect to any award made under this Incentive Plan in the twenty-four (24) month period following the first public issuance of the financial statements that are the subject of an accounting restatement relating to the Misconduct.

The term “recover” or “recovered” shall include, but shall not be limited to, any right of set-off, reduction, recoupment, off-set, forfeiture, or other attempt by Staples to withhold or claim payment of an award or any proceeds thereof. Staples' right of forfeiture and recovery of awards shall not limit any other right or remedy available to Staples for a Plan Participant's Misconduct, whether in law or equity, including but not limited to injunctive relief, terminating the Plan Participant's employment with Staples, or taking other legal action against the Plan Participant.

The amount that may be recovered under this Section VII. shall be determined on a gross basis without reduction for taxes paid or payable by a Plan Participant.

C.    Definition of Misconduct

“Misconduct,” as determined by Staples (which determination shall be conclusive), shall mean:

(A)    Breach by the Plan Participant of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Plan Participant and Staples, including, without limitation, the Proprietary and Confidential Information Agreement and/or the Non-Compete and Non-Solicitation Agreement; or

(B)    Violation by the Plan Participant of the Code of Ethics; or

(C)    The Plan Participant's engagement in intentional deceitful act(s) that results in (i) an improper personal benefit, or (ii) injury to Staples; or

(D)    The Plan Participant's engagement in fraud or willful misconduct (not acting in good faith or with reasonable belief that conduct was in the best interests of Staples) that significantly contributes to Staples preparing a material financial restatement, other than a restatement of financial statements that became materially inaccurate because of revisions to generally accepted accounting principles.

For purposes of this Section VII. regarding forfeiture and recovery for Misconduct, any reference therein to Staples (other than with respect to defining the Board of Directors) shall also include any entity that Staples directly or indirectly controls.

VII.    Dodd-Frank Clawback

Notwithstanding any other provision of this Incentive Plan to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then the Participant shall return to the Company, or forfeit if not yet paid, the amount of any award received under this Plan during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Participant under the accounting restatement as determined by the Committee in accordance with the Clawback Requirements and any policy adopted by the Committee pursuant to the Clawback Requirements.

Approved by the Board of Directors on March 6, 2012, subject to stockholder approval.

Appendix D
STAPLES, INC.

2012 Employee Stock Purchase Plan

1.    Purpose.
(a)    The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries and Designated Affiliates with an opportunity to purchase Common Stock through accumulated Contributions.
(b)     This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of options under the Non-423 Component, which does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such options granted under the Non-423 Component shall be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Offerings intended to be made under the Non-423 Component will be designated as such by the Administrator at or prior to the time of such Offering.
(c)    If a Participant transfers employment from the Company or any Designated Subsidiary participating in the 423 Component to a Designated Affiliate participating in the Non-423 Component, he or she shall immediately cease to participate in the 423 Component; however, any Contributions made for the Purchase Period in which such transfer occurs shall be transferred to the Non-423 Component, and such Participant shall immediately join the then current Offering under the Non-423 Component upon the same terms and conditions in effect for his or her participation in the Plan, except for such modifications as may be required by applicable law or otherwise applicable for Participants in such Designated Affiliates. A Participant who transfers employment from a Designated Affiliate participating in the Non-423 Component to the Company or any Designated Subsidiary participating in the 423 Component shall remain a Participant in the Non-423 Component until the earlier of (i) the end of the current Offering Period under the Non-423 Component, or (ii) the Enrollment Date of the first Offering Period in which he or she participates following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the 423 Component and the Non-423 Component, consistent with the applicable requirements of Section 423 of the Code.
2.    Definitions.
(a)    “Administrator” means the Board or the Committee designated by the Board to administer the Plan pursuant to Section 14.
(b)     “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator, whether now or hereafter existing (which, for avoidance of doubt, shall include any Subsidiary).
(c)    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Change in Control” means the occurrence of any of the following events:

(i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of the Company's stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities (other than pursuant to a merger or consolidation described in clause (1) or (2) of subsection (iii) below);

(ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

(iii) the Company's stockholders approve a merger or consolidation of the Company with any other corporation, and such merger or consolidation is consummated, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than seventy-five percent (75%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

(iv) the Company's stockholders approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, and such sale or disposition is consummated.
For the avoidance of doubt, a transaction will not constitute a Change in Control if its sole purpose is either to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.
(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g)    “Committee” means the Compensation Committee of the Board, or to the extent permitted by Applicable Laws, the Committee on Employee Benefit Plans as constituted pursuant to the terms of the Company's 401(k) Plan, in each case unless otherwise determined by the Board.
(h)    “Common Stock” means the common stock of the Company.
(i)    “Company” means Staples, Inc, a Delaware corporation, or any successor thereto.
(j)    “Compensation” means an Eligible Employee's regular base straight time gross earnings (including payments for piece work in the case of employees of the American Identity division), commissions, sales rewards and other sales-related payments, exclusive of any other form of compensation including payments for incentive compensation, bonuses, overtime, shift premium, 13th/14th month payments or similar concepts under local law or any other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis for each Offering, establish a different definition of Compensation for a subsequent Offering Period. Further, the Administrator shall have discretion to determine the application of this definition to Participants outside the United States.
(k)    “Contributions” means the payroll deductions, any other additional payments that the Administrator may permit to be made by a Participant and any alternative forms of contributions permitted under Section 6(f) to fund the exercise of options granted pursuant to the Plan.
(l)    “Designated Affiliate” means any Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Non-423 Component.
(m)    “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the 423 Component.
(n)    “Director” means a member of the Board.
(o)    “Eligible Employee” means a person treated as an employee of the Company or a Designated Subsidiary or Designated Affiliate for purposes of Section 423 of the Code. For purposes of the Plan, the employment relationship will be treated as continuing intact where a Participant transfers employment between the Company, Designated Subsidiaries and/or Designated Affiliates and while an individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where a period of leave of absence exceeds three (3) months and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2 for options granted under the 423 Component) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act. Under the 423 Component, each exclusion shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii). A Participant shall be deemed to have ceased to be an Eligible Employee either upon an actual termination of employment or upon the corporation employing the Participant during an Offering Period ceasing to be an Affiliate of the Company, or if the Participant transfers to an Affiliate that is not a Designated Subsidiary or Designated Affiliate.
(p)    “Employer” means the Designated Subsidiary or Designated Affiliate that is the employer of the applicable Eligible Employee in accordance with the definition in subsection 2(o) above.
(q)    “Enrollment Date” means the first Trading Day of each Offering Period.
(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(s)    “Exercise Date” means the last Trading Day of each Purchase Period.
(t)    “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market of the NASDAQ Stock Market or the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock as quoted on such exchange or system on the date of determination (or if no sales were reported on that date, on the last Trading Day such sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)    In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.
(u)     “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(v)    “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company, a Designated Subsidiary or a Designated Affiliate shall be deemed a separate Offering (the terms of which Offering under the Non-423 Component need not be identical), even if the dates and other terms of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(w)    “Offering Periods” means the periods established in accordance with Section 4 during which an option granted pursuant to the Plan may be exercised on one or more Exercise Dates. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 21.
(x)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(y)    “Participant” means an Eligible Employee that participates in the Plan.
(z)    “Plan” means this Staples, Inc. 2012 Employee Stock Purchase Plan, including both the 423 and Non-423 Components, as amended from time to time.
(aa)    “Purchase Period” means a period of time within an Offering Period, as may be specified by the Administrator in accordance with Section 4, generally beginning on the Enrollment Date and ending on an Exercise Date. An Offering Period may consist of one or more Purchase Periods.
(bb)    “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 21.
(cc)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(dd)    “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
(ee)    “U.S. Treasury Regulations” means Treasury regulations issued by the Department of Treasury under the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3.    Eligibility.
(a)    General. Unless otherwise provided in this Section 3 and subject to the requirements of Section 5, any Eligible Employee on a given Enrollment Date shall be eligible to participate in the Plan.
(b)    Non-U.S. Employees. Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. Further, in the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employees is not advisable or practicable
(c)    Limitations.  Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4.    Offering Periods.  The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 of each year, and terminating, respectively, on the last Trading Day on or before June 30 and December 31 of each year, or on such other dates as the Administrator will determine.

Unless and until the Administrator determines otherwise in its discretion, each Offering Period shall consist of one six (6) month Purchase Period, which shall run simultaneously with the Offering Period. The Administrator will have the authority to establish additional or alternative sequential or overlapping Offering Periods, a different duration for one or more Offerings or Offering Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. In addition, to the extent that the Administrator establishes overlapping Offering Periods with more than one Purchase Period in each Offering Period, the Administrator will have the discretion to structure an Offering Period so that if the Fair Market Value of the shares of Common Stock on the first Trading Day of a new Purchase Period within that Offering Period is less than or equal to the Fair Market Value of the shares of Common Stock on the Enrollment Date, then (i) that Offering Period will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering Period will be automatically enrolled in a new Offering Period beginning on the first Trading Day of such new Purchase Period.
5.    Participation. An Eligible Employee may participate in the Plan by (i) submitting to the Company's designated Human Resources representative, on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator, and in either case completing any other forms and following any procedures for enrollment in the Plan as may be established by the Administrator from time to time.
6.    Contributions.
(a)    At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day or other Contributions (to the extent permitted by the Administrator) made during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period, or such different maximum percentage as may be determined by the Administrator prior to any Offering Period; should a pay day occur on an Exercise Date, a Participant shall have the payroll deductions made on such day applied to his or her account under the current Purchase Period, unless otherwise provided by the Administrator. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant's subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b)    Payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day of the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.
(c)    All Contributions made for a Participant will be credited to his or her account under the Plan and payroll deductions will be made in whole percentages only. A Participant may not make any additional payments into such account.
(d)    A Participant may discontinue his or her participation in the Plan as provided in Section 10. If permitted by the Administrator, as determined in its sole discretion, for an Offering Period, a Participant may increase or decrease the rate of his or her Contributions during the Offering Period or Purchase Period by (i) properly completing and submitting to the Company's designated Human Resources representative, on or before a date determined by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period or Purchase Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as soon as administratively practicable after the date on which the change is made by the Participant. Notwithstanding the foregoing, unless and until otherwise determined by the Administrator, a Participant shall not be permitted to increase or decrease his or her rate of Contributions during an Offering Period, with the exception that a Participant may withdraw from the Plan and receive a refund of Contributions in accordance with Section 10.
(e)    Notwithstanding the foregoing provisions of this Section 6, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c)(ii), a Participant's Contributions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(c)(ii) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f)    Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash, check or other means instead of payroll deductions if  payroll deductions are not permitted under applicable local law and, for any Offering under the 423 Component, the Administrator determines that cash contributions are permissible under Section 423 of the Code.
7.    Grant of Option.  On the Enrollment Date of each Offering Period, each Participant in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Participant's Contributions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event will a Participant be permitted to purchase during each Purchase Period more than that number of whole shares of Stock determined by dividing Twelve Thousand Five Hundred Dollars ($12,500) by the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period and further provided that, if the Purchase Period is any period other than six (6) months, then the foregoing limit shall be adjusted proportionately to reflect the length of the Purchase Period. The Administrator may, in its discretion and prior to the Enrollment Date of any Offering Period, (i) change the maximum number of shares of Common Stock that may be purchased by a Participant in such Offering Period or on any Exercise Date within an Offering Period, including the method for determining such maximum, or (ii) specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants in an Offering Period or on any Exercise Date within an Offering Period. Further, the Board may limit the number or value of the shares of Common Stock made available for purchase in a qualified period (e.g., twelve (12) month period) by Participants in specified countries or working for specified Employers, if necessary to avoid securities law filings, achieve tax objectives or to meet other Company compliance objectives in particular locations outside the United States, provided that any such limitation is imposed under the Non-423 Component or, with respect to any Offering under the 423 Component, is imposed on an equal basis to all Participants under such Offering or as otherwise permitted in accordance with Section 423 of the Code and the U.S. Treasury Regulations thereunder. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.
8.    Exercise of Option.
(a)    Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. Unless otherwise determined by the Administrator prior to the Enrollment Date of any Offering Period, fractional shares calculated up to five (5) decimal places will be purchased. In the event that the Administrator determines not to allow the purchase of fractional shares, any Contributions accumulated in a Participant's account which are not sufficient to purchase a full share may be retained in the Participant's account for the subsequent Offering Period or Purchase Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant's account after the Exercise Date will be returned to the Participant. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by him or her.
(b)    If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 21. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company's stockholders subsequent to such Enrollment Date.
(c)    Tax Withholding. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company's or Employer's federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs), including, for the avoidance of doubt, any liability to pay an employer tax or social insurance contribution which has been shifted from the Company or any Employer to the Participant as a matter of law or contract. At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant's compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate.
9.    Delivery.  As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time, and/or may establish procedures to permit tracking of dispositions of shares.
10.    Withdrawal.
(a)    A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company's designated Human Resources representative a written notice of withdrawal in the form determined by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure determined by the Administrator. Further, unless otherwise determined by the Administrator, any Participant who elects to decrease the rate of his or her Contributions to zero percent (0%) during an Offering Period shall be deemed to withdraw from participation in the Plan. The Administrator may impose, from time to time, a requirement that the applicable notice of withdrawal from the Plan be on file with the Company for a reasonable period prior to the effectiveness of the Participant's withdrawal. All of the Participant's Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant's option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
(b)    A Participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
11.    Termination of Eligible Employee Status. Upon a Participant's ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant's account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant's option will be automatically terminated.
12.    Interest. No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f), or with respect to any Offering under the Non-423 Component, the payment of interest shall apply as determined by the Administrator.
13.    Stock.
(a)    Basic Limitation. Subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof, a maximum of Fifteen Million (15,000,000) shares of Common Stock will be made available for sale under the Plan. All or any portion of such maximum number of shares may be issued under the Section 423 Component.
(b)    Rights as an Unsecured Creditor. Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of or broker selected by the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
(c)    Source of Shares. Any shares of Common Stock issued upon exercise may consist, in whole or in part, of authorized and unissued shares or of treasury shares.

14.    Administration. The Plan will be administered by the Board or the Committee. Unless otherwise determined by the Board, in connection with the administration of the Plan, any two of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary or Executive Vice President-Human Resources of the Company, acting jointly, by and behalf of the Company, shall have the authority (a) to negotiate, fix and vary the terms of, and to execute and deliver, contracts, agreements, assignments, concessions, licenses, options and all other similar instruments, (b) to engage any agents or contractors, including banks, stock brokers and attorneys, (c) to amend the Plan, and (d) to otherwise do all acts and things necessary or suitable in connection with the exercise of any of the aforementioned powers; provided, that no such authorization shall extend to any amendment of the Plan that increases the number of shares of Common Stock available for purchase under the Plan or otherwise requires stockholder approval under applicable tax or stock exchange rules. Notwithstanding the foregoing, the Board or the Compensation Committee of the Board shall administer the Plan to the extent necessary to comply with Applicable Laws.
Unless otherwise determined by the Board (within the constraints of Applicable Laws), the Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine which entities shall be Designated Subsidiaries or Designated Affiliates, to determine eligibility, to adjudicate all disputed claims filed under the Plan (including making factual determinations), to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period or Purchase Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed subscription agreements, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan, including adopting amendments to the Plan and/or outstanding options as permitted by Section 21 below.
Further, the Administrator, or its delegee to the extent permitted by Applicable Laws, may adopt such rules, procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423, any such sub-plan shall be considered part of the Non-423 Component, and rights granted thereunder shall not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, establishment of the exchange ratio applicable to Contributions withheld in a currency other than U.S. dollars, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will be final and binding upon all parties.
15.    Death of Participant. In the event of the death of a Participant, any shares of Common Stock and cash, if any, from the Participant's account under the Plan will be delivered to the executor, administrator or personal representative of the estate of the Participant, or such other individual as may be prescribed by applicable law.
16.    Transferability. Neither Contributions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.    Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings in which applicable local law requires that Contributions to the Plan by Participants be segregated from the Company's general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.
18.    Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.    No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.
20.    Adjustments, Dissolution, Liquidation or Change in Control.
(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Section 7.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company's proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c)    Change in Control. In the event of a Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, then, in the sole discretion of the Administrator, either (i) all outstanding options will be cancelled by the Administrator as of a date prior to the effective date of the Change in Control and all Contributions shall be refunded to the Participants; or (ii) the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company's proposed Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof. Notwithstanding the foregoing, if the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least seventy-five percent (75%) by voting power of the capital stock of the surviving corporation, the holder of each option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such option for each share of Common Stock as to which such option shall be exercised the securities or property which a holder of such shares of Common Stock was entitled to upon and at the time of such merger or consolidation, and the Administrator shall take such steps in connection with such merger or consolidation as the Administrator shall deem necessary to assure that the provisions of Section 20(a) shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such option might thereafter be entitled to receive thereunder.
21.    Amendment or Termination.
(a)    The Administrator, in its sole discretion (except as provided in Section 14), may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 20). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants' accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws, as further set forth in Section 12 hereof) as soon as administratively practicable. In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Administrator as participating companies under the Plan.
(b)     In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)    amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii)    altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;
(iii)    shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;
(iv)    reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v)    reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period.
Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.
(c)    The Administrator may amend an outstanding option or grant a replacement option for a option previously granted under the Plan if, in the Administrator's discretion, it determines that (i) the tax consequences of such option to the Company or the Participant differ from those consequences that were expected to occur on the date the option was granted, (ii) clarifications or interpretations of, or changes to, tax law or regulations permit options to be granted that have more favorable tax consequences than initially anticipated, or (iii) such amendment is necessary or advisable to comply with applicable local laws.
22.    Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
23.    Notification Of Disposition Of Shares. As a condition of participation in the Plan, the Company requires Participants in an Offering under the 423 Component to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an option. The Company may further require that until such time as a Participant in an Offering under the 423 Component disposes of shares acquired upon exercise of an option, the Participant shall hold all such shares in the Participant's name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) until the later of two years after the date of grant of such option or one year after the date of exercise of such option. The Company may direct that the certificates evidencing shares acquired by exercise of an option refer to such requirement to give prompt notice of disposition.
24.    Conditions Upon Issuance of Shares.  Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance. The inability or impracticability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan, or the approval of any securities exchange or market system upon which the Common Stock may then be listed, if any, deemed by the Company's legal counsel to be necessary to the issuance and sale of any shares under the Plan in compliance with the requirements of such securities exchange or market system, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority or approval shall not have been obtained. As a condition to the exercise of an option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
25.    Code Section 409A.  The Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the

Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant's consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto.
26.    Tax-Qualification. Although the Company may endeavor to (i) qualify an option for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 25. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
27.    Term of Plan. Subject to Section 28 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect until terminated under Section 21.
28.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
29.    Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Massachusetts (except its choice-of-law provisions).
30.    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
31.    Dividends on Shares Purchased under the Plan. Unless otherwise determined by the Administrator, each Participant agrees, for so long as shares of Common Stock purchased by the Participant at any time under the Plan (the “Purchased Shares”) are held by the individual in an account with a bank, transfer agent, or other financial institution designated by the Company to hold the Purchased Shares (the “Financial Institution”), to (a) participate in the Staples, Inc. dividend reinvestment program maintained by the Financial Institution (the “DRIP”) such that the individual shall receive, in lieu of any cash dividend paid or payable by the Company with respect to the individual's Purchased Shares that are held in an account with the Financial Institution (the “Captive Shares”), shares of Common Stock (including any fractional shares) pursuant to the terms of the DRIP, and (b) allow the Company to take all reasonably necessary and appropriate actions to ensure that the amount of any cash dividend paid or payable by the Company with respect to the employee's Captive Shares is paid in the form of Common Stock instead of cash.
32.    Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

Approved by the Board of Directors on December 6, 2011, subject to stockholder approval.

ATTN: INVESTOR RELATIONS
500 STAPLES DRIVE
FRAMINGHAM, MA 01702

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Staples, Inc. in mailing proxy materials and help the environment by allowing us to print fewer paper copies, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery or access, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Staples, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote is valid under Delaware law and authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STAPLES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES LISTED BELOW IN ITEM 1 AND “FOR” ITEMS 2 , 3, 4, 5, 6, AND 7.

1	Election of twelve directors to serve for a one-year term expiring at the 2013 Annual Meeting of Stockholders		For	Against	Abstain
	1a.	Basil L. Anderson	☐	☐	☐
	1b.	Arthur M. Blank	☐	☐	☐
	1c.	Drew G. Faust	☐	☐	☐
	1d.	Justin King	☐	☐	☐
	1e.	Carol Meyrowitz	☐	☐	☐
	1f.	Rowland T. Moriarty	☐	☐	☐
	1g.	Robert C. Nakasone	☐	☐	☐
	1h.	Ronald L. Sargent	☐	☐	☐
	1i.	Elizabeth A. Smith	☐	☐	☐
	1j.	Robert E. Sulentic	☐	☐	☐
	1k.	Vijay Vishwanath	☐	☐	☐
	1l.	Paul F. Walsh	☐	☐	☐

		For	Against	Abstain

2	Approval of an Amendment to our Restated Certificate of Incorporation to allow stockholder action by majority written consent.	☐	☐	☐

3	Approval, on an advisory basis, of named executive officer compensation.	☐	☐	☐

4	Approval of the Company's Amended and Restated Long Term Cash Incentive Plan.	☐	☐	☐

5	Approval of the Company's Amended and Restated Executive Officer Incentive Plan.	☐	☐	☐

6	Approval of the Company's 2012 Employee Stock Purchase Plan.	☐	☐	☐

7	Ratification of the selection by the Audit Committee of Ernst & Young LLP as Staples’ independent registered public accounting firm for the current fiscal year.	☐	☐	☐

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 8.

8	Non-binding stockholder proposal regarding a requirement for senior executives to hold 75% net after-tax shares acquired through compensation plans and prohibition on hedging of held shares.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted (A) “FOR” all director nominees listed above in item 1, (B) in accordance with the recommendations of the Board of Directors on the matters referred to on the reverse side and (C) in the discretion of the proxies upon such other matters as may properly come before the annual meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.  ☐

Please indicate if you plan to attend this meeting.

☐	☐
Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report (including the Form 10-K) are available at www.proxyvote.com.

STAPLES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
JUNE 4, 2012

The stockholder(s), revoking all prior proxies, hereby appoint(s) Ronald L. Sargent, Christine Komola and Cynthia Pevehouse and each of them individually, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Staples, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m., local time, on June 4, 2012, at the The Ritz Carlton, 181 Wellington Street West, Toronto, Ontario, Canada, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (A) “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR PROPOSAL 1, (B) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE MATTERS REFERRED TO ON THE REVERSE SIDE AND (C) IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2012 ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE